Exhibit 4.1

Execution Version

PARTICIPATION AGREEMENT

by and among

DIVERSIFIED PRODUCTION LLC

and

OCM DENALI HOLDINGS, LLC

dated October 2, 2020

TABLE OF CONTENTS

Article 1 Definitions and Interpretation		1
1.1	Defined Terms	1
1.2	References and Rules of Construction	1

Article 2 Purpose; Target Assets; Scope; Shared Opportunity Zones		2
2.1	Purpose; Target Assets	2
2.2	Optional Target Assets	2
2.3	Excluded Assets	3
2.4	Scope	4
2.5	Shared Opportunity Zones	4
2.6	Midstream Development Projects	8

Article 3 Capital Commitments		11
3.1	Commitments	11
3.2	Availability Period	11

Article 4 Acquisition of Acquisition Assets; Promote		11
4.1	Acquisition of Acquisition Assets	11
4.2	Acquisition Tranches	22
4.3	Reversions	22
4.4	IRR Calculation	25
4.5	Acceleration Payment	26
4.6	Assignment Payment	28

Article 5 Operations		29
5.1	Operator	29
5.2	Operational Reports	31
5.3	Standard of Care; Liability of Operator	32
5.4	Joint Operating Agreements	33
5.5	Hedging Matters	34
5.6	Marketing Matters	35

Article 6 Operating Committee; Operating Budgets		38
6.1	Operating Committee	38
6.2	Operating Budgets	39

Article 7 Payment Obligations		42
7.1	Acquisition Costs	42
7.2	Operating Costs	42
7.3	Payment Procedures	42
7.4	Audits	43
7.5	Payment Breaches	43
7.6	Memorandum	43

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Article 8 Confidentiality		44
8.1	Confidentiality	44
8.2	Oaktree Permitted Recipients	45
8.3	Publicity	46

Article 9 Transfer Restrictions		47
9.1	Transfers of this Agreement	47
9.2	Transfers of JV Interests	47
9.3	Right of First Offer	49
9.4	Tag-Along Right	50
9.5	Documentation for Transfers	53
9.6	Transaction-Related Assistance	53

Article 10 Taxes		53
10.1	Tax Partnership	53
10.2	Responsibility for Taxes	54

Article 11 Term; Termination		54
11.1	Term	54
11.2	Termination	54
11.3	Effect of Termination	54
11.4	Asset Separation	55

Article 12 Representations and Warranties		58
12.1	DGOC Representations and Warranties	58
12.2	Oaktree Representations and Warranties	59
12.3	Disclaimer	60

Article 13 Miscellaneous		61
13.1	Relationship of the Parties	61
13.2	Appendices and Exhibits	61
13.3	Expenses	61
13.4	Preparation of Agreement	61
13.5	Notices	61
13.6	Entire Agreement; Conflicts	63
13.7	Parties in Interest	63
13.8	Amendment	63
13.9	Waivers; Rights Cumulative	64
13.10	Governing Law; Disputes	64
13.11	Severability	65
13.12	Counterparts	65
13.13	Further Assurances	65
13.14	Other Investments	65
13.15	Bankruptcy Provisions	65
13.16	DGOC Operator Liability	66
13.17	No Fiduciary Duty	66
13.18	Non-Recourse	66

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APPENDICES AND EXHIBITS

Appendix I	Definitions
Appendix II	Hedging Parameters

Exhibit A	Form of Memorandum of Participation Agreement
Exhibit B	Form of Tax Partnership Agreement
Exhibit C	Form of Assignment
Exhibit D	Sample IRR and MOIC Calculations

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PARTICIPATION AGREEMENT

This Participation Agreement (this “Agreement”) is dated as of October 2, 2020 (the “Execution Date”) and is by and between Diversified Production LLC, a Pennsylvania limited liability company (“DGOC”), and OCM Denali Holdings, LLC, a Delaware limited liability company (“Oaktree”). DGOC and Oaktree are each a “Party”, and collectively the “Parties”.

RECITALS

WHEREAS, the Parties desire to jointly acquire and develop Target Assets (as defined herein) and certain other assets and interests in a coordinated manner, with DGOC (or its Affiliate) as Operator; and

WHEREAS, the Parties desire to set forth their respective rights and obligations with respect to all such arrangements in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises contained in this Agreement, the benefits to be derived by each Party and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1              Defined Terms. Capitalized terms used herein and not otherwise defined will have the meanings given to such terms in Appendix I.

1.2            References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation”. All references to “$” or “dollars” will be deemed references to U.S. dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, in each case unless the context otherwise requires. References to any Law or agreement will mean such Law or agreement as it may be amended from time to time. References to any date will mean such date in New York, New York and for purposes of calculating the time period in which any notice or action is to be given or undertaken hereunder, such period will be deemed to begin at 12:01 a.m. on the applicable date in New York, New York. If a date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

ARTICLE 2

PURPOSE; TARGET ASSETS; SCOPE; SHARED OPPORTUNITY ZONES

2.1         Purpose; Target Assets. The purpose of this Agreement is to establish the respective rights, duties and obligations of the Parties with regard to the acquisition, ownership, funding, development, operation and sale of the following types of assets, rights and interests to the extent located onshore within the Continental United States of America (such assets, rights and interests, less and except for the Excluded Assets, the “Target Assets”):

(a)       oil, gas and/or other Hydrocarbon leases and/or leasehold interests (“Leases”);

(b)        royalty interests, overriding royalties, net profits interest and other similar interests in or to any Lease (“Royalty Interests”);

(c)        oil and/or gas mineral fee interests (“Mineral Interests”);

(d)        oil and/or gas wells (“Wells”, and together with Leases, Royalty Interests and Mineral Interests, “Oil and Gas Interests”);

(e)        fresh water wells, injection wells and salt water disposal wells pertaining to such Oil and Gas Interests (“Water Assets”);

(f)        all Optional Target Assets included in an Acquisition Notice for an Acquisition Opportunity in which Oaktree elects to participate pursuant to Sections 4.1(b) and 6.1; and

(g)        all rights and interests in any other assets acquired (or anticipated or contemplated to be acquired) in connection with the joint acquisition by the Parties of any interests in any Oil and Gas Interests in accordance with this Agreement, including any well and/or lease-level pipelines, gathering infrastructure and other well facilities that are used primarily in connection with such Oil and Gas Interests.

2.2        Optional Target Assets. Subject to, and without limitation of, Section 2.5, the following assets, rights and interests shall collectively constitute the “Optional Target Assets”:

(a)       all Midstream Assets and assets downstream of any Midstream Assets, other than (i) any Water Assets or (ii) those well and/or lease-level (A) pipelines, (B) gathering infrastructure and (C) well facilities, in the case of this clause (ii), that are used primarily in connection with the production of the Oil and Gas Interests to be acquired pursuant to such Acquisition Opportunity; and

(b)       all assets or interests for which the estimated aggregate consideration payable therefor in a single transaction or series of related transactions is less than $250,000,000 (as determined by DGOC in good faith).

2.3        Excluded Assets. For the avoidance of doubt, but subject to, and without limitation of, Section 2.5, the following assets (collectively, the “Excluded Assets”) shall not be part of the Target Assets or any Acquisition Opportunity:

(a)       all assets owned, leased, operated, managed or controlled by the DGOC Group as of the Execution Date (collectively, the “DGOC Execution Date Assets”) and any additional assets acquired by the DGOC Group that are reasonably necessary in order to own, operate or maintain such DGOC Execution Date Assets, including easements, rights-of-way, permits, water rights, surface and subsurface rights and other similar rights and individual additional Leases covering lands located within drilling or spacing units that are included in the DGOC Execution Date Assets (together with the DGOC Execution Date Assets, collectively, the “DGOC Existing Assets”);

(b)       all assets acquired by the DGOC Group in connection with a transaction which includes (in whole or part) the Transfer to the applicable Third Party seller of such assets of, or utilization of consideration constituting, Equity Interests in any member of the DGOC Group; provided that if such Equity Interests that are Transferred or utilized in such transaction do not constitute a majority of the consideration paid to such Third Party for such assets, then such assets shall not constitute Excluded Assets for purposes hereof;

(c)       all assets which constitute an additional interest in or related to any of the assets underlying or comprising any DGOC Existing Asset or Excluded Acquisition Assets, including any such additional interests that (i) are acquired from non-consenting co-owners of any of the assets underlying any of the DGOC Existing Assets or Excluded Acquisition Assets on a permanent or temporary basis or (ii) are non-operating Working Interests in any of the assets underlying any of the DGOC Existing Assets or Excluded Acquisition Assets;

(d)       all assets acquired through an ordinary course asset or acreage trade or swap or other similar transaction in which any of the DGOC Existing Assets or Excluded Acquisition Assets are traded or swapped in exchange for such acquired assets; provided that if the DGOC Existing Assets or Excluded Acquisition Assets traded or swapped in such transaction do not constitute a material portion of the consideration paid by DGOC (or its applicable Affiliate(s)) for such assets, then such assets shall not constitute Excluded Assets for purposes hereof;

(e)       all Optional Target Assets that are not included in an Acquisition Notice delivered by DGOC to Oaktree; and

(f)       (i) subject to, and without limitation of, the Parties’ respective rights and obligations set forth in Section 4.1(e)(iii), all Acquisition Assets with respect to an Acquisition Opportunity which any Party elects to not participate by (x) its Committee Members not unanimously voting to approve such Acquisition Opportunity at an Operating Committee Meeting called for the purpose of voting on such Acquisition Opportunity or (y) delivering to the other Party a Rejection Notice in accordance with Section 4.1(c)(i) and (ii) any assets with respect to any Non-FIBO Opportunity (the assets described in clauses (i) and (ii), collectively, “Excluded Acquisition Assets”).

2.4       Scope. For the avoidance of doubt, except as otherwise expressly set forth in this Agreement or any Associated Agreement, the following activities are outside the scope of this Agreement and the Associated Agreements:

(a)       the marketing, non-field level processing or sale of Hydrocarbons, except as expressly provided in Section 5.6, in any applicable JOA or in any other Associated Agreement;

(b)       the exploration, appraisal, development or production of minerals other than Hydrocarbons (unless any such minerals are otherwise included in, or constitute a portion of, (x) the Acquisition Assets included in an Acquisition Notice with respect to which Oaktree elects to participate in accordance with this Agreement or (y) any SOZ Assets, but in each of (x) and (y) excluding any gravel, iron ore, copper, fissionable materials, coal, lignite or other hard minerals or substances); and

(c)       lines of business other than upstream Hydrocarbons acquisition, operation and development.

2.5        Shared Opportunity Zones. Notwithstanding anything to the contrary in this Agreement, the Parties agree that following the Parties’ (and/or their respective applicable Affiliates’) joint acquisition of any interests in or to any Acquisition Assets pursuant to Section 4.1, certain mutually agreeable shared opportunity zones (each, a “Shared Opportunity Zone”) shall be created with respect to the applicable JV Interests in accordance with this Section 2.5. DGOC shall not take (or cause or permit any other member of the DGOC Group to take) any action designed to circumvent any obligations set forth herein.

(a)       Appalachia Shared Opportunity Zones. With respect to any JV Interests that are (x) jointly acquired by the Parties (and/or their respective applicable Affiliate(s)) and (y) are primarily located within Appalachia, the Parties acknowledge and agree that a Shared Opportunity Zone shall be deemed to be created around such JV Interests that encompasses (i) any drilling or spacing units that include (in-whole or in-part) any Oil and Gas Interests included in such JV Interests and (ii) all other drilling or spacing units that (A) are directly adjacent to any Oil and Gas Interests included in such JV Interests (including, for purposes of clarity, any drilling or spacing units that include (in- whole or in-part) any Oil and Gas Interests included in such JV Interests), (B) pertain to one or more of the same currently producing formation(s) as such directly adjacent Oil and Gas Interests included in such JV Interests and (C) DGOC determines in good faith are not directly adjacent to any of the DGOC Existing Assets (each such Shared Opportunity Zone, an “Appalachia Shared Opportunity Zone”; any Oil and Gas Interests located within any such Appalachia Shared Opportunity Zone, “Appalachia SOZ Assets”). Notwithstanding anything to the contrary herein, if at any time during the Availability Period, any member of the DGOC Group acquires from a Third Party any interest in or to any Appalachia SOZ Assets, then the provisions set forth in Section 2.5(f) shall be applicable thereto.

(b)       Synergistic Upstream Appalachian Acquisitions. Without limitation of Section 2.5(a), if, at any time during the Availability Period, any member of the DGOC Group acquires from a Third Party any Oil and Gas Interests that, with respect to any applicable JV Interests, (i) are, or would reasonably be expected to be, materially synergistic to such JV Interests (as determined by DGOC in good faith), (ii) are located within Appalachia but outside of the Appalachia Shared Opportunity Zone applicable to such JV Interests, (iii) are not, and would not reasonably be expected to be, more synergistic to any other assets owned by the DGOC Group at such time (as determined by DGOC in good faith) and (iv) no member of the DGOC Group is restricted from presenting such Oil and Gas Interests to Oaktree based on contractual restrictions in existence as of the Execution Date, then (x) such Oil and Gas Interests shall also be deemed to constitute Appalachia SOZ Assets for all purposes of this Agreement and (y) the provisions of Section 2.5(f) shall be applicable thereto.

(c)         Synergistic Midstream Appalachian Acquisitions. Without limitation of Section 2.5(a) or Section 2.5(b), if, at any time during the Availability Period, any member of the DGOC Group acquires from a Third Party any interest in or to any Midstream Assets (i) that are primarily located within Appalachia, (ii) that are downstream of any well and/or lease-level (A) pipelines, (B) gathering infrastructure and (C) well facilities, in each case that are used primarily in connection with any JV Interests located within Appalachia, (iii) for which Hydrocarbons produced from or allocated to any such JV Interests utilize, or would reasonably be expected to utilize in the next six (6) months, more throughput of such Midstream Assets than any other assets owned by the DGOC Group (that do not, for purposes of clarity, constitute JV Interests) at such time (as determined by DGOC in good faith) and (iv) no member of the DGOC Group is restricted from presenting such Midstream Assets to Oaktree based on contractual restrictions in existence as of the Execution Date, then (x) such Midstream Assets shall be deemed to constitute Appalachia SOZ Assets for all purposes of this Agreement and (y) the provisions of Section 2.5(f) shall be applicable thereto.

(d)         Non-Appalachia Shared Opportunity Zones.

(i)       With respect to any JV Interests that are (x) jointly acquired by the Parties (and/or their respective applicable Affiliate(s)) and (y) are primarily located outside of Appalachia, the Parties acknowledge and agree that a Shared Opportunity Zone shall be created around such JV Interests, with DGOC’s initial good faith proposal with respect to the size, scope and location of such Shared Opportunity Zone being identified and set forth in the Acquisition Notice delivered to Oaktree with respect to the Acquisition Opportunity related to such JV Interests.

(ii)       During the period beginning on the date that the Operating Committee approves of an Acquisition Opportunity pursuant to Section 6.1 and ending on the date that the Parties (and/or their respective applicable Affiliate(s)) close their joint acquisition of the JV Interests that are primarily located outside of Appalachia, the Parties shall cooperate in good faith to determine a mutually acceptable Shared Opportunity Zone surrounding such JV Interests; provided, however, that if the Parties are unable to mutually agree upon such Shared Opportunity Zone during such period, such Shared Opportunity Zone shall instead automatically be deemed to include all areas and lands located within ten (10) radial miles of the outermost surface location of any asset, property or interest included in or otherwise constituting a part of such JV Interests (each such Shared Opportunity Zone created and established pursuant to this Section 2.5(b), a “Non-Ap Shared Opportunity Zone”).

(iii)       Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that if, at any time during the Availability Period, any member of the DGOC Group acquires from a Third Party any interest in or to any Oil and Gas Interests located within any Non-Ap Shared Opportunity Zone (such Oil and Gas Interests, “Non-Ap SOZ Assets”), then the provisions set forth in Section 2.5(f) shall be applicable thereto.

(iv)       In addition, if, at any time during the Availability Period, any member of the DGOC Group acquires from a Third Party any interest in or to any Oil and Gas Interests that, with respect to any JV Interests, (A) are primarily located outside of the applicable Non-Ap Shared Opportunity Zone and outside of Appalachia, (B) are, or would reasonably be expected to be, materially synergistic to such JV Interests (as determined by DGOC in good faith), (C) are not, and would not reasonably be expected to be, more synergistic to any other assets owned by the DGOC Group at such time (as determined by DGOC in good faith) and (D) no member of the DGOC Group is restricted from presenting such Oil and Gas Interests to Oaktree based on contractual restrictions in existence as of the Execution Date, then (x) such Oil and Gas Interests shall also be deemed to constitute Non-Ap SOZ Assets for all purposes of this Agreement and (y) the provisions of Section 2.5(f) shall be applicable thereto.

(e)       Synergistic Midstream Non- Appalachia Acquisitions. Without limitation of Section 2.5(a), Section 2.5(b), Section 2.5(c) or Section 2.5(d), if, at any time during the Availability Period, any member of the DGOC Group acquires from a Third Party any interest in or to any Midstream Assets (i) that are primarily located outside of Appalachia, (ii) that are downstream of any well and/or lease-level (A) pipelines, (B) gathering infrastructure and (C) well facilities, in each case that are used primarily in connection with any JV Interests (or that otherwise constitute JV Interests) located outside of Appalachia, (iii) for which Hydrocarbons produced from or allocated to any such JV Interests utilize, or would reasonably be expected to utilize in the next six (6) months, more throughput of such Midstream Assets than any other assets owned by the DGOC Group (that do not, for purposes of clarity, constitute JV Interests) at such time (as determined by DGOC in good faith) and (iv) no member of the DGOC Group is restricted from presenting such Midstream Assets to Oaktree based on contractual restrictions in existence as of the Execution Date, then (x) such Midstream Assets shall be deemed to constitute Non-Ap SOZ Assets for all purposes of this Agreement and (y) the provisions of Section 2.5(f) shall be applicable thereto.

(f)       SOZ Asset Offers.

(i)       Notwithstanding anything to the contrary in this Agreement, if, at any time during the Availability Period, any member of the DGOC Group acquires any interest in or to any SOZ Assets, then such member of the DGOC Group (in such capacity, the “SOZ Offeror”) shall (or shall cause its applicable Affiliate to) offer to Oaktree (in such capacity, the “SOZ Offeree”) the opportunity to acquire its applicable SOZ Acquisition Interest in and to such SOZ Assets for an amount equal to the applicable SOZ Acquisition Share of all applicable SOZ Acquisition Costs in accordance with this Section 2.5(f) (a “SOZ Asset Offer”). Not later than ten (10) Business Days following the date on which the applicable SOZ Offeror or its Affiliate acquires any SOZ Assets, the SOZ Offeror shall deliver to the SOZ Offeree notice thereof (a “SOZ Asset Acquisition Notice”).

(ii)       Subject to Section 2.5(f)(iii), the SOZ Offeror shall use commercially reasonable efforts to include in each SOZ Asset Acquisition Notice the following information: (A) a reasonably detailed description of the applicable SOZ Assets; (B) an itemized breakdown of the SOZ Acquisition Costs paid or incurred by the SOZ Offeror and its Affiliates in connection with the acquisition of such SOZ Assets; (C) the applicable (x) Acquisition Tranche that the applicable SOZ Assets would be included in (and constitute a part of), (y) SOZ Acquisition Interest in and to the SOZ Assets that the SOZ Offeree would be entitled to acquire and (z) SOZ Acquisition Share of the applicable SOZ Acquisition Costs that the SOZ Offeree would be obligated to pay, in each case, if the applicable SOZ Offeree elects to accept the applicable SOZ Asset Offer with respect to such SOZ Assets; (D) any proposed modifications to the applicable Approved Operating Budget to account for such SOZ Assets; (E) true and complete copies of all leases, deeds, assignments, easements, rights of way and other agreements, contracts and instruments evidencing, creating or giving rise to any such SOZ Assets; (F) true and complete copies of all purchase agreements, farmout agreements, joint venture agreements, midstream agreements, marketing agreements, joint venture agreements and any other material agreements which must be assumed or performed in connection with, or that are otherwise binding with respect to, acquiring, owning, operating, developing and/or transferring any such SOZ Assets; and (G) true and complete copies of all title-related documents, reserve reports (or other production or reserve information), due diligence reports, environmental reports and any other similar documents and information related to such SOZ Assets (in each case of the items described in sub-clauses (E) through (G) above, to the extent in the possession or control of the SOZ Offeror or any of its Affiliates); provided, that the failure of a SOZ Asset Acquisition Notice to contain any item set forth in sub-clauses (E) through (G) of this Section 2.5(f) shall not render such notice void or ineffective if it otherwise complies in all material respects with the provisions hereof; provided, further, that, such items shall (to the extent in the possession or control of the SOZ Offeror or any of its Affiliates) be provided to the SOZ Offeree as soon as practicable and in any event prior to the expiration of the thirty (30) day period following the SOZ Offeree’s receipt of the applicable SOZ Asset Acquisition Notice (such period, the “SOZ Asset Offer Review Period”).

(iii)       The SOZ Offeror’s obligation to provide information in a SOZ Asset Acquisition Notice shall be subject to, and limited by, any applicable confidentiality, privilege or other restrictions with respect to such SOZ Assets in favor of the SOZ Offeror or any of its Affiliates or any Third Parties which prohibit disclosure thereof to the SOZ Offeree; provided that the SOZ Offeror shall use its commercially reasonable efforts (without any obligation to incur any out-of-pocket expenses or provide any consideration in connection therewith) to obtain waivers or consents in respect of such confidentiality restrictions to enable the SOZ Offeror or its applicable Affiliate to disclose any applicable information or materials to the SOZ Offeree.

(iv)       The SOZ Offeree shall have until the end of the SOZ Asset Offer Review Period to accept such SOZ Asset Offer by delivering notice thereof to the SOZ Offeror (a “SOZ Asset Offer Acceptance Notice”). If the SOZ Offeree timely delivers to the SOZ Offeror a SOZ Asset Offer Acceptance Notice, then:

(A)       on or prior to the date that is ten (10) Business Days following the date of such SOZ Asset Offer Acceptance Notice, (1) the SOZ Offeree (or its applicable Affiliate) shall, by deposit into the Tax Partnership Account, pay to the SOZ Offeror (or its applicable Affiliate) an amount equal to the applicable SOZ Acquisition Share of the applicable SOZ Acquisition Costs (as such SOZ Acquisition Costs were identified and set forth in the applicable SOZ Asset Acquisition Notice), which amount shall be withdrawn from the Tax Partnership Account by the SOZ Offeror (or its applicable Affiliates), and (2) the SOZ Offeror (or its applicable Affiliate) shall assign, convey and transfer to the SOZ Offeree (or its applicable Affiliate), and the SOZ Offeree (or its applicable Affiliate) shall acquire, assume and accept, its applicable SOZ Acquisition Interest in and to the applicable SOZ Assets pursuant to the assignment, conveyance and other related mechanics set forth in Section 4.3(f) (which shall apply mutatis mutandis in respect of such assignment of such applicable SOZ Acquisition Interest in and to such SOZ Assets); and

(B)       notwithstanding anything to the contrary in this Agreement or otherwise, for all purposes of this Agreement and each applicable Associated Agreement, from and after the date on which the applicable SOZ Acquisition Interest in and to such SOZ Assets is assigned to the SOZ Offeree (or its applicable Affiliate) hereunder, (1) such SOZ Assets shall thereafter be deemed to constitute (x) JV Interests hereunder and (y) a part of the Tranche JV Interests included in, and constituting a part of, the same Acquisition Tranche in which the relevant JV Interests related to such SOZ Assets are included and (2) all applicable SOZ Acquisition Costs that are paid by the SOZ Offeree or its Affiliates with respect to such SOZ Assets shall thereafter be deemed to constitute Acquisition Costs for all purposes with respect to the applicable Acquisition Tranche.

(v)       Notwithstanding anything to the contrary herein, if the SOZ Offeree declines to accept such SOZ Asset Offer (or fails to respond within the applicable SOZ Asset Offer Review Period), then the SOZ Offeree shall be deemed to have forfeited its right to acquire any interest in such SOZ Assets.

(vi)       Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that, if DGOC or any other member of the DGOC Group breaches or otherwise fails to comply with any of its obligations set forth in this Section 2.5 with respect to any SOZ Assets and/or any Shared Opportunity Zone, then the terms of Section 4.1(e)(ii)(A) shall apply to such breach or failure mutatis mutandis.

2.6       Midstream Development Projects.

(a)       If, at any time during the Availability Period, any member of the DGOC Group desires to construct and/or develop any Midstream Assets for which Hydrocarbons produced from or allocated to any applicable JV Interest would, as determined by DGOC in good faith, reasonably be expected to utilize more throughput of such Midstream Assets in the initial six (6) month period following the date that such Midstream Assets are fully commissioned into service than any other assets owned by the DGOC Group (that do not, for purposes of clarity, constitute JV Interests) at such time (any such Midstream Assets, a “Midstream Development Project”), then DGOC (in such capacity, the “MDP ROFO Offeror”) shall promptly deliver notice thereof to Oaktree (such notice, a “Midstream Development Project Notice”, and Oaktree, in such capacity, the “MDP ROFO Offeree”).

(b)       Subject to Section 2.6(c), the MDP ROFO Offeror shall prepare each Midstream Development Project Notice in good faith and shall use commercially reasonable efforts to include in such Midstream Development Project Notice a comprehensive overview and analysis of such Midstream Development Project, which overview and analysis shall include, to the extent known by and in the possession or control of the MDP ROFO Offeror or its Affiliates: the areas, location and assets (including, for purposes of clarity, any JV Interests) that are reasonably anticipated to be serviced by, or utilize any throughput of, such Midstream Development Project, the anticipated costs and expenses of, and timeline for, constructing and developing such Midstream Development Project, proposed ownership and governance structures and financial projections and cash flow models (including, for purposes of clarity, with respect to the project internal rate of return with respect to such Midstream Development Project and any proposed cost controls or other similar constraints with respect to the construction and development thereof) with respect to the development, ownership and operation of such Midstream Development Project, together with any other information or documents that the MDP ROFO Offeror desires to include in such Midstream Development Project Notice.

(c)       The MDP ROFO Offeror’s obligation to provide information in a Midstream Development Project Notice shall be subject to, and limited by, any applicable confidentiality, privilege or other restrictions with respect to such information in favor of the MDP ROFO Offeror or its Affiliates or any other Third Parties which prohibit disclosure thereof to the MDP ROFO Offeree or its Affiliates; provided that the MDP ROFO Offeror shall use its commercially reasonable efforts (without any obligation to incur any out-of-pocket expenses or provide any consideration in connection therewith) to obtain waivers or consents in respect of such confidentiality restrictions to enable the MDP ROFO Offeror to disclose any applicable information or materials to the MDP ROFO Offeree.

(d)       For a period of thirty (30) days following the MDP ROFO Offeree’s receipt of a Midstream Development Project Notice (the “Midstream Development Project Review Period”), the MDP ROFO Offeree (or any of its Affiliates) shall have the right, but not the obligation, to elect to make an offer to the MDP ROFO Offeror to participate in such Midstream Development Project (a “Midstream Participation Offer”), which Midstream Participation Offer shall (i) set forth the proposed material terms and conditions for the MDP ROFO Offeree’s proposed investment and participation in such Midstream Development Project, including the applicable share of the ownership of such Midstream Development Project that the MDP ROFO Offeree desires to obtain in connection therewith, and any other material terms and conditions of the MDP ROFO Offeree’s offer and (ii) be irrevocable for fifteen (15) Business Days after receipt by the MDP ROFO Offeror (the “Midstream Participation Offer Acceptance Period”). If the MDP ROFO Offeree has not delivered a Midstream Participation Offer to the MDP ROFO Offeror within the Midstream Development Project Review Period, then the MDP ROFO Offeree shall be deemed to have waived all of its rights under this Section 2.6 to participate in the applicable Midstream Development Project.

(e)       Prior to the expiration of the Midstream Participation Offer Acceptance Period, the MDP ROFO Offeror shall notify the MDP ROFO Offeree in writing whether it elects to accept the Midstream Participation Offer; provided, that a failure by the MDP ROFO Offeror to so notify the MDP ROFO Offeree shall be deemed to be a rejection of the Midstream Participation Offer.

(i)       If the MDP ROFO Offeror accepts the Midstream Participation Offer, the Parties shall cooperate with each other in good faith to promptly negotiate and enter into definitive agreements with respect to the MDP ROFO Offeree’s (or the MDP ROFO Offeree’s Affiliates’) investment and participation in such Midstream Development Project; provided, however, that if the MDP ROFO Offeror and MDP ROFO Offeree have not entered into such definitive agreements for any reason within sixty (60) days following such acceptance, then, unless otherwise agreed in writing by the Parties, the MDP ROFO Offeror shall be deemed to have rejected the Midstream Participation Offer and the provisions of Section 2.6(e)(ii) shall be deemed to apply from and after such time.

(ii)       If the MDP ROFO Offeror rejects (or is deemed to have rejected) the Midstream Participation Offer, then, for a period of 180 days following the conclusion of the Midstream Participation Offer Acceptance Period (subject to reasonable extension for any required regulatory approvals), the MDP ROFO Offeror and its Affiliates may thereafter (A) develop and finance such Midstream Development Project on their own or (B) seek to develop and finance such Midstream Development Project with any Third Party on economic terms that, taken as a whole, are not materially more favorable to the applicable Third Party than those proposed by the MDP ROFO Offeree in its Midstream Participation Offer; provided, however, that if the MDP ROFO Offeror seeks to develop and finance such Midstream Development Project with a Third Party, the MDP ROFO Offeror agrees to provide notice to the MDP ROFO Offeree at least ten (10) Business Days prior to its execution of any definitive agreements with such Third Party with respect to such Midstream Development Project. If (x) the MDP ROFO Offeror and its Affiliates elect to develop and finance such Midstream Development Project on their own but have not commenced such development and financing activities within such 180-day period or (y) the MDP ROFO Offeror and its Affiliates have not executed definitive agreements with a Third Party with respect to the development and financing of such Midstream Development Project within such 180-day period (subject to reasonable extension for any required regulatory approvals), then, in any such case, any proposed development of such Midstream Development Project by the MDP ROFO Offeror or any of its Affiliates shall once again be subject to the terms and conditions of this Section 2.6.

(f)       For the avoidance of doubt, in no event shall any Midstream Development Project be deemed to constitute JV Interests hereunder or be a part of an Acquisition Tranche, and any costs incurred in connection with the development and financing of such Midstream Development Project shall not be deemed to constitute Acquisition Costs.

ARTICLE 3

CAPITAL COMMITMENTS

3.1        Commitments. Subject to the terms and conditions of this Agreement, including Sections 6.2(e) and 7.2, with respect to the transactions contemplated hereby and its Acquisition Share of all Acquisition Costs incurred by the Parties during the Availability Period with respect to Acquisition Opportunities in which Oaktree elects to participate hereunder, Oaktree anticipates committing capital up to an aggregate maximum of $1,000,000,000 (the “Oaktree Capital Commitment”). Similarly, subject to the terms and conditions of this Agreement, including Sections 6.2(e) and 7.2, with respect to the transactions contemplated hereby and its Acquisition Share of all Acquisition Costs incurred by the Parties during the Availability Period with respect to Acquisition Opportunities in which DGOC elects to participate hereunder, DGOC anticipates committing sufficient capital alongside Oaktree’s Capital Commitment (the “DGOC Capital Commitment” and, together with the Oaktree Capital Commitment, the “Capital Commitments”). Each Party shall become obligated to fund Acquisition Costs pursuant to, and subject to the terms and conditions of, the applicable Definitive Acquisition Agreement(s) with respect to the applicable Acquisition Opportunities, and each Party shall be obligated to fund its Working Interest Share of all Operating Costs with respect to the JV Interests that are chargeable to such Party in accordance with the terms of this Agreement or the applicable JOAs. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, this Section 3.1 does not give rise to, and shall not be construed as giving rise to, a binding capital commitment for either Party as of the Execution Date. Any binding capital commitment for either Party must be mutually agreed to in writing in the future.

3.2         Availability Period. Each Party’s commitment to pay its Acquisition Share of Acquisition Costs under and as provided in Section 3.1 shall begin on the Execution Date and terminate on the earliest to occur of (a) the date on which Oaktree has paid the entirety of the Oaktree Capital Commitment, (b) October 2, 2023 (as such date may be extended by the mutual written agreement of the Parties) and (c) the date on which this Agreement terminates (such period of time, the “Availability Period”).

ARTICLE 4

ACQUISITION OF ACQUISITION ASSETS; PROMOTE

4.1         Acquisition of Acquisition Assets.

(a)    Acquisition Opportunities.

(i)       If, at any time during the Availability Period, any member of the DGOC Group identifies an opportunity to acquire from a Third Party (the “Acquisition Opportunity Seller”) interests in any Target Assets (for an estimated aggregate purchase price of at least $250,000,000 (as determined by DGOC in good faith)) or in any Optional Target Assets, and the DGOC Group desires to make an offer to acquire such interests (each such opportunity, an “Acquisition Opportunity”, and such interests, the “Acquisition Assets”), then (A) with respect to Target Assets, DGOC shall, and (B) with respect to Optional Target Assets, DGOC may in its sole discretion (but shall not be obligated to), in each case, provide prompt notice thereof to Oaktree regarding such Acquisition Opportunity (an “Acquisition Notice”) and call a special Operating Committee Meeting to discuss such Acquisition Opportunity.

(ii)       Subject to Section 4.1(a)(iii):

(A)       DGOC shall prepare each Acquisition Notice in good faith and shall use commercially reasonable efforts to include in such Acquisition Notice a comprehensive overview and analysis of such Acquisition Opportunity, which overview and analysis shall include, to the extent known by and in the possession or control of DGOC or any of its Affiliates: the location, quality, characteristics and scope of the applicable Acquisition Assets, any material value, pricing or financial modeling assumptions made by DGOC in connection with its analysis of such Acquisition Opportunity, whether such Acquisition Assets would be reasonably likely to be synergistic with any DGOC Existing Assets, whether such Acquisition Assets would be reasonably likely to utilize any existing midstream assets or facilities that are also utilized by any DGOC Existing Assets and whether any then-existing arrangements, agreements or contracts by and between DGOC (or the applicable DGOC Operator) (on the one hand) and any other Affiliate of DGOC (on the other hand) would be reasonably likely to be applicable to or binding upon such Acquisition Assets (including, for purposes of clarity, with respect to the ownership, acquisition, development and/or use thereof);

(B)       DGOC shall use commercially reasonable efforts for such Acquisition Notice to be reasonably sufficient to enable Oaktree to (1) conduct a reasonable analysis and evaluation with respect to such Acquisition Opportunity and (2) make a reasonably informed decision with respect to whether or not to exercise its right to elect to jointly pursue such Acquisition Opportunity with DGOC under this Agreement; and

(C)       following DGOC’s delivery to Oaktree of an Acquisition Notice, DGOC shall use its commercially reasonable efforts to provide Oaktree with any other documents or information related to the relevant Acquisition Opportunity which are reasonably requested by Oaktree prior to the Operating Committee Meeting to be held in respect of such Acquisition Opportunity, but only if and to the extent such documents or information are in the possession or control of DGOC or any of its Affiliates (or are reasonably capable of being obtained by DGOC or any of its Affiliates without an obligation to incur any out-of-pocket expenses or provide any consideration in connection therewith).

(iii)       DGOC’s obligation to provide information in an Acquisition Notice shall be subject to, and limited by, any applicable confidentiality, privilege or other restrictions with respect to such Acquisition Opportunity in favor of the DGOC Group, Acquisition Opportunity Seller or any other Third Parties which prohibit disclosure to the Oaktree Group; provided that DGOC shall use its commercially reasonable efforts (without any obligation to incur any out-of-pocket expenses or provide any consideration in connection therewith) to obtain waivers or consents in respect of such confidentiality restrictions to enable DGOC to disclose any applicable information or materials to Oaktree.

(iv)       Without limitation of Section 4.1(a)(ii), each Acquisition Notice shall also include (A) a proposed budget prepared in good faith by DGOC with respect to Operations, Operating Costs chargeable to the Parties under the terms of the applicable JOA(s) or this Agreement and other costs and expenses related to the conduct of Operations with respect to the applicable Acquisition Assets for the period of time from the closing of such Acquisition Opportunity through the end of the Calendar Year following the Calendar Year in which such Acquisition Opportunity is anticipated to close (the “Initial Acquisition Budget”); provided, that the Initial Acquisition Budget need not include any Excluded Budget Items or Emergency Costs, and (B) if such Acquisition Assets are located outside of Appalachia, DGOC’s reasonable and good faith proposal with respect to a Shared Opportunity Zone to be created surrounding such Acquisition Assets.

(v)       For the avoidance of doubt, (A) an opportunity to acquire Optional Target Asset shall only be considered an Acquisition Opportunity if DGOC in its sole discretion offers the same to Oaktree in an Acquisition Notice, (B) if a particular Acquisition Notice includes both Target Assets and Optional Target Assets, Oaktree shall be entitled to make separate elections with respect to its participation in such Acquisition Opportunity with respect to such Target Assets and with respect to such Optional Target Assets and (C) Oaktree’s rejection of an Acquisition Opportunity that consists solely of Optional Target Assets (including, for the avoidance of doubt, any Acquisition Opportunity with respect to which Oaktree makes a separate election in respect of the relevant Optional Target Assets included therein pursuant to the foregoing clause (B) hereof) shall not be taken into account for purposes of Section 4.1(g).

(b)        Acquisition Elections. Oaktree shall have the right (but not the obligation) to participate in each Acquisition Opportunity, which right is exercisable in Oaktree’s sole discretion, by its Committee Members voting together to either approve or reject the Acquisition Opportunity at the special Operating Committee Meeting called pursuant to Section 4.1(a)(i) in respect of such Acquisition Opportunity.

(c)        Joint Acquisition. If the Operating Committee unanimously approves an Acquisition Opportunity in accordance with Section 6.1, then:

(i)        the Parties shall proceed jointly in the due diligence review of the Acquisition Assets relating to such Acquisition Opportunity and toward the negotiation and execution of Definitive Acquisition Agreements in respect of the acquisition of the Acquisition Assets relating to such Acquisition Opportunity; provided, that if an Oaktree Acquisition Event or a DGOC Acquisition Event occurs with respect to such Acquisition Opportunity at any time prior to the closing of the acquisition thereof, then:

(A)       Oaktree or DGOC, as applicable, shall have the right (in its sole discretion) to decline to participate in the Acquisition Opportunity by providing notice (such notice, an “Rejection Notice”) to the other Party on or before the closing (which Rejection Notice shall include any applicable Specified Rejection Matters of such Party with respect to such Acquisition Opportunity);

(B)       Oaktree or DGOC, as applicable, shall be deemed to have voted to disapprove such Acquisition Opportunity at an Operating Committee Meeting by so delivering such Rejection Notice, but shall still be responsible for its applicable share of any applicable JV Acquisition Opportunity Expenses in accordance with Section 4.1(c)(v); and

(C)       if Oaktree is the Party delivering such Rejection Notice (and, for the avoidance of doubt, DGOC has not delivered a Rejection Notice in respect of the relevant Acquisition Opportunity prior to such time), the rejection shall be taken into account for purposes of Section 4.1(g);

(ii)       the Parties shall cooperate and use their respective commercially reasonable efforts (but without an obligation to incur any out-of-pocket expenses or provide any consideration in connection therewith) to structure any acquisition of Acquisition Assets in such a manner so as to permit and facilitate an Asset Separation with respect to such Acquisition Assets, including, without limitation, by receiving consents from applicable Third Parties to transfers of JV Interests and assignments of contracts, permits and other related assets from DGOC and other members of the DGOC Group, on the one hand, to Oaktree and other members of the Oaktree Group, on the other hand, and vice versa, including permitting Oaktree (or its applicable Affiliate) to succeed DGOC (or its applicable Affiliate) as Operator of any applicable Acquisition Assets under any relevant JOA;

(iii)       except as otherwise provided in Section 4.1(d), each Party (or its respective applicable Affiliate) shall, in accordance with the terms of any applicable Definitive Acquisition Agreements entered into by and among the Parties (or their respective applicable Affiliates) and the Acquisition Opportunity Seller with respect to an Acquisition Opportunity, pay to such Acquisition Opportunity Seller its Acquisition Share of the consideration (including any purchase price adjustments) for the Acquisition Assets (including any deposit or holdback) and be liable for its Acquisition Share of any Liabilities owed to the Acquisition Opportunity Seller arising under such Definitive Acquisition Agreements for such Acquisition Opportunity; provided, that for the avoidance of doubt, and subject to, and without limitation of, any applicable terms and conditions set forth in this Agreement or any other Associated Agreement, any Liabilities arising out of the ownership or operation of such Acquisition Assets from and after the closing of such Acquisition Opportunity shall be borne by the Parties in accordance with their then-applicable respective Working Interest Shares; and provided, further, that Oaktree shall be solely liable for any consultant and expert fees and/or diligence costs paid or incurred by the Oaktree Group in connection with such Acquisition Opportunity (other than, for purposes of clarity, any Oaktree Permitted Legal Costs, which shall be borne 50/50 by each Party as part of the JV Acquisition Opportunity Expenses with respect to such Acquisition Opportunity);

(iv)       upon the closing of such Acquisition Opportunity, (A) DGOC (or one or more members of the DGOC Group) shall acquire an interest in the Acquisition Assets equal to the DGOC Initial Interest and (B) Oaktree (or one or more members of the Oaktree Group) shall acquire an interest in the Acquisition Assets equal to the Oaktree Initial Interest; and

(v)       within ten (10) Business Days after the earliest to occur of (x) the closing of such Acquisition Opportunity and (y) the termination of negotiations with the Acquisition Opportunity Seller regarding such Acquisition Opportunity by either the Acquisition Opportunity Seller or either Party (or their respective applicable Affiliates), (A) Oaktree shall pay or be responsible for (or, if applicable, reimburse the DGOC Group for) 50% of all JV Acquisition Opportunity Expenses incurred by the DGOC Group in relation to such Acquisition Opportunity and (B) DGOC shall pay or be responsible for (or, if applicable, reimburse the Oaktree Group for) 50% of all JV Acquisition Opportunity Expenses incurred by the Oaktree Group in relation to such Acquisition Opportunity; provided, however, that, notwithstanding the foregoing, if a Party delivers a Rejection Notice to the other Party with respect to an Acquisition Opportunity, then except as otherwise provided in Section 4.1(d), such other Party that receives such Rejection Notice shall pay or be responsible for all costs and expenses related to negotiating and documenting such Acquisition Opportunity and conducting due diligence in connection therewith which are incurred (and relate to work performed with respect to periods of time occurring) after the date on which such Rejection Notice is received by such other Party.

(d)	Failure to Consummate.

(i)	The provisions of Sections 4.1(d)(ii) and (iii) shall apply if:

(A)       Oaktree and DGOC (or their applicable Affiliates) have entered into the same Definitive Acquisition Agreement with respect to an Acquisition Opportunity (or multiple Definitive Acquisition Agreements with respect to the same Acquisition Opportunity for which the closing of the transactions contemplated thereby are cross-conditioned on one another);

(B)       the closing of the transactions contemplated by the applicable Definitive Acquisition Agreement(s) in respect of such Acquisition Opportunity is not consummated as a result of any failure or refusal of Oaktree or DGOC (or their respective applicable Affiliate(s)) (as applicable, the “Non-Closing Party”) to consummate the closing of such transactions and not, for purposes of clarity, as a result of the exercise of a termination right by the Non-Closing Party or the applicable Acquisition Opportunity Seller (other than as a result of a breach of such Definitive Acquisition Agreement by the Non-Closing Party) to any such Definitive Acquisition Agreement, in each case in accordance with the terms thereof (whether a result of a title, environmental and/or casualty loss “walk right” termination right or otherwise);

(C)       at the time of such failure or refusal to consummate the closing of such transactions by the applicable Non- Closing Party, all of such Non-Closing Party’s conditions to closing set forth in the applicable Definitive Acquisition Agreement(s) were satisfied or fulfilled (or had otherwise been waived in writing by such Non-Closing Party); and

(D)       the applicable Acquisition Opportunity Seller and the other Party (or its applicable Affiliate) were each ready, willing and able to consummate the closing of the transactions contemplated by the applicable Definitive Acquisition Agreement(s) in respect of such Acquisition Opportunity.

(ii)       If the conditions set forth in Section 4.1(d)(i) are met:

(A)       the Non- Closing Party (or, if the Non-Closing Party is an Affiliate of a Party, such Party) who failed or refused to consummate the closing of such transactions shall be solely liable for all Liabilities owed to the applicable Acquisition Opportunity Seller as a result of such failure or refusal to close under the terms of all Definitive Acquisition Agreements applicable to such Acquisition Opportunity, including, as applicable, forfeited deposits, liquidated damages and/or reverse termination fees (but subject to any applicable limitations on damages contained in the applicable Definitive Acquisition Agreements); and

(B)        such Non-Closing Party (or, if the Non-Closing Party is an Affiliate of a Party, such Party) shall indemnify, defend and hold harmless the other Party (the “Non-Breaching Party”) and its Representatives from and against any and all Liabilities suffered by such Non-Breaching Party and its Affiliates arising from or related to such failure or refusal to close, including in connection with any Proceeding by the Acquisition Opportunity Seller against any Party or its Affiliates in connection with such failure or refusal to close; provided, that any such indemnification shall be provided on an Acquisition Opportunity-by-Acquisition Opportunity basis and shall be subject to any limitations on damages contained in the applicable Definitive Acquisition Agreements;

provided, that the Non-Breaching Party shall, and shall cause its Affiliates to, use their respective commercially reasonable efforts to mitigate (without any obligation to incur any out-of-pocket expenses or provide any consideration in connection therewith) any Liabilities suffered by such Non-Breaching Party and its Affiliates.

(iii)       Without limitation of the foregoing, to the extent any amounts in respect of any such Liabilities are paid by the Non-Breaching Party or its Affiliates or deemed paid (including any deposited amounts which were deposited by the Non-Breaching Party or its Affiliates and are forfeited to the Acquisition Opportunity Seller pursuant to the terms of the applicable Definitive Acquisition Agreement(s)), then the applicable Non-Closing Party (or, if the Non-Closing Party is an Affiliate of a Party, such Party) shall, within ten (10) Business Days after receiving notice from the Non-Breaching Party of such payment or deemed payment by the Non-Breaching Party or its Affiliates (together with any reasonable supporting documentation), reimburse the Non- Breaching Party or its Affiliates for all such amounts (including any interest on any deposited amounts), by wire transfer of immediately available funds to an account specified in writing by the Non-Breaching Party in the applicable notice thereof.

(e)	Election to Not Participate.

(i)        If Oaktree elects to not participate in an Acquisition Opportunity by (x)  its Committee Members not unanimously voting to approve such Acquisition Opportunity at an Operating Committee Meeting called for the purpose of voting on such Acquisition Opportunity or (y) delivering to DGOC a Rejection Notice in accordance with Section 4.1(c)(i), then:

(A)       if such Acquisition Opportunity constitutes a First Identified Business Opportunity, no member of the Oaktree Group shall directly or indirectly acquire any interest in the Acquisition Assets related to such Acquisition Opportunity for a period of one (1) year after the date of such Operating Committee Meeting or Rejection Notice, as applicable, and upon a breach by the Oaktree Group of this restriction: (1) the DGOC Group shall have the right to acquire from the applicable member(s) of the Oaktree Group the DGOC Initial Interest in such Acquisition Assets, effective as of the date on which such Person(s) acquired such interest in such Acquisition Assets, by paying an amount equal to 45% of the aggregate consideration which such Person(s) paid therefor, without prejudice to any other remedies of the DGOC Group available at law or in equity, and (2) such Acquisition Assets shall not be considered part of any Acquisition Tranche for any purposes hereof; provided that, notwithstanding the foregoing, this Section 4.1(e)(i)(A) shall not restrict any member of the Oaktree Group from providing direct or indirect equity or debt financing to any Person in respect of such Acquisition Opportunity so long as, based on such investment, the Oaktree Group does not Control such Person, and such financing activities shall not, and shall not be deemed to, constitute a breach of this Section 4.1(e)(i)(A); and

(B)       so long as DGOC did not elect to not participate in such Acquisition Opportunity by not approving such Acquisition Opportunity at the applicable Operating Committee Meeting and subject to Section 4.1(e)(iii), DGOC or any other member of the DGOC Group may elect in its sole discretion to proceed with such Acquisition Opportunity for its own account, in which case (1) such Acquisition Assets shall constitute Excluded Assets and (2) none of Oaktree or any of its Affiliates shall have any right (including any right to acquire, or to participate in the acquisition of), interest or expectancy of any kind with respect to such Acquisition Assets under this Agreement or otherwise;

provided, that notwithstanding the foregoing and for purposes of clarity, but without limitation of Section 8.1, the provisions of this Section 4.1(e)(i) shall not be applicable to or otherwise affect any Excluded Oaktree Entity.

(ii)       If DGOC elects to not participate in an Acquisition Opportunity by (x)  its Committee Members not unanimously voting to approve such Acquisition Opportunity at an Operating Committee Meeting called for the purpose of voting on such Acquisition Opportunity or (y) delivering to Oaktree a Rejection Notice in accordance with Section 4.1(c)(i), then:

(A)       no member of the DGOC Group shall directly or indirectly acquire any interest in the Acquisition Assets related to such Acquisition Opportunity for a period of one (1) year after the date of such Operating Committee Meeting or Rejection Notice, as applicable, and, upon a breach by the DGOC Group of this restriction, without prejudice to any other remedies of the Oaktree Group at law or in equity, (1) the Oaktree Group shall have the right (but not the obligation) to acquire from the applicable member(s) of the DGOC Group 50% of such Persons’ interest in such Acquisition Assets, effective as of the date on which such Person(s) acquired such Acquisition Assets, by paying an amount equal to 45% of the consideration which such Person(s) paid therefor, without prejudice to any other remedies of the Oaktree Group available at law or in equity, (2) no member of the DGOC Group shall be entitled to any Reversion in respect of such relevant Acquisition Assets (including, for purposes of clarity, any right to make an Acceleration Payment in respect thereof) and (3) such Acquisition Assets shall not be considered part of any Acquisition Tranche for any purposes hereof; and

(B)       so long as Oaktree did not elect to not participate in such Acquisition Opportunity by not approving such Acquisition Opportunity at an Operating Committee Meeting and subject to Section 4.1(e)(iii), but without limitation of Section 4.1(h)(i), Oaktree may elect in its sole discretion to proceed with such Acquisition Opportunity for its own account, in which case, none of DGOC or any of its Affiliates shall have any right (including any right to acquire, or to participate in the acquisition of), interest or expectancy of any kind with respect to such Acquisition Assets under this Agreement or otherwise.

(iii)       Without limitation of Section 4.1(h)(i), if either Party is permitted to pursue an Acquisition Opportunity for its own account pursuant to clause (B) of Sections 4.1(e)(i) or 4.1(e)(ii), as applicable, and, prior to the entry into of Definitive Acquisition Agreements in respect of such Acquisition Opportunity, the material economic terms with respect to such Acquisition Opportunity are materially different than (x) as presented in the Acquisition Notice (or in any other documents or materials provided by any member of the DGOC Group to any member of the Oaktree Group with respect to the applicable Acquisition Opportunity at any time prior to the Operating Committee Meeting in respect of such Acquisition Opportunity) or (y) as otherwise existed at the time that the Operating Committee approved such Acquisition Opportunity in accordance with Section 6.1 (as determined in good faith by the applicable Party), then:

(A)       such Party shall promptly deliver notice to the other Party describing in reasonable detail such different economic terms (which notice shall contain any additional, modified, supplemented and/or updated documents or information that are substantively different in any material respect from those previously delivered to Oaktree hereunder with respect to such Acquisition Opportunity); and

(B)       such Party shall not (and shall cause each member of the Oaktree Group or the DGOC Group, as applicable, not to) directly or indirectly acquire any interest in the Acquisition Assets related to such Acquisition Opportunity without first calling for and holding an Operating Committee Meeting to again vote on such Acquisition Opportunity, and, if brought before the Operating Committee, the terms and provisions of this Section 4.1 and Section 6.1 shall apply thereto mutatis mutandis; provided, however that no rejection by Oaktree of an Acquisition Opportunity under this Section 4.1(e)(iii)(B) shall constitute (or be deemed or construed to constitute) a separate and additional rejection of an Acquisition Opportunity by Oaktree for purposes of Section 4.1(g).

Upon a breach by the Oaktree Group of the restriction described in clause (B) (including, for purposes of clarity, in respect of a breach by the Oaktree Group thereof in connection with any Acquisition Opportunity described in Section 4.1(i)), the terms of Section 4.1(e)(i) shall apply thereto mutatis mutandis, and upon a breach by the DGOC Group of the restriction described in clause (B) (including, for purposes of clarity, in respect of a breach by the Oaktree Group thereof in connection with any Acquisition Opportunity described in Section 4.1(i)), the terms of Section 4.1(e)(ii) shall apply thereto mutatis mutandis, as applicable.

(f)       Exclusivity. During the Availability Period, DGOC shall offer Oaktree the opportunity to participate in all Acquisition Opportunities pursuant to this Section 4.1 and Section 6.1. If any member of the DGOC Group acquires any interest in any Acquisition Assets in breach of DGOC’s obligations under this Section 4.1(f), then, for six (6) months following Oaktree’s discovery of such breach, (x) Oaktree (or its applicable Affiliate) shall have the right (but not the obligation) to acquire from such Person(s) the Oaktree Initial Interest in such Acquisition Assets, effective as of the date on which such Person(s) acquired such Acquisition Assets, by giving DGOC notice within such time period and paying its Acquisition Share of the consideration which such Person(s) paid therefor by depositing such amount into the Tax Partnership Account, which amount shall be withdrawn by DGOC, without prejudice to any other remedies of the DGOC Group available at law or in equity; (y) for the avoidance of doubt, the Reversions set forth in Section 4.3 shall apply in respect of such Acquisition Assets (including, for purposes of clarity, any right of DGOC to make an Acceleration Payment in respect thereof) and (z) for the avoidance of doubt, such Acquisition Assets shall be considered part of the then-applicable Acquisition Tranche; provided, however, that, without limitation of the foregoing, if the aggregate consideration for such Acquisition Assets (in one or a series of related transactions involving the same seller or one or more Affiliates thereof) was, as determined by DGOC in good faith, equal to or greater than a $268,750,000, then (i) Oaktree (or its applicable Affiliate) shall have the right (but not the obligation) to acquire from the applicable member(s) of the DGOC Group 50% of such Persons’ interest in such Acquisition Assets, effective as of the date on which such Person(s) acquired such Acquisition Assets, by paying an amount equal to 45% of the consideration which such Person(s) paid therefor, without prejudice to any other remedies of the Oaktree Group available at law or in equity, (ii) no member of the DGOC Group shall be entitled to any Reversion in respect of such relevant Acquisition Assets (including, for purposes of clarity, any right to make an Acceleration Payment in respect thereof) and (iii) such Acquisition Assets shall not be considered part of any Acquisition Tranche for any purposes hereof.

(g)       Termination of Agreement.

(i)       Subject to the terms and provisions of this Section 4.1(g), if, prior to such time as Oaktree has elected to participate in one (1) or more Target Acquisition Opportunities hereunder (and such Target Acquisition Opportunities (A) were approved at the applicable Operating Committee Meeting and consummated by Oaktree and (B) would have required Oaktree to fund an aggregate amount equal to or in excess of $250,000,000 in respect of Acquisition Costs related thereto), Oaktree elects to not participate in two (2) or more Target Acquisition Opportunities (by its Committee Members not unanimously voting to approve such Target Acquisition Opportunities at the applicable Operating Committee Meetings called for the purpose of voting on such Target Acquisition Opportunities or by providing a Rejection Notice to DGOC) (I) which DGOC presented to Oaktree in accordance with this Section 4.1 and (II) in which DGOC elected to participate by approving the same at the applicable Operating Committee Meetings called for the purpose of voting on such Target Acquisition Opportunities, then either Party may terminate this Agreement by providing notice to the other Party within ninety (90) days following the date of the applicable Operating Committee Meeting at which Oaktree elected to not participate in the most recent Target Acquisition Opportunity presented to Oaktree in accordance with Section 4.1 or the date on which DGOC receives the relevant Rejection Notice from Oaktree, as applicable.

(ii)       Notwithstanding the foregoing, if Oaktree elects to participate in any Target Acquisition Opportunity hereunder and:

(A)       such Target Acquisition Opportunity is approved at the applicable Operating Committee Meeting but is not consummated by Oaktree as a result of (1) DGOC delivering a Rejection Notice hereunder to Oaktree with respect to such Target Acquisition Opportunity prior to the time that Oaktree delivers a Rejection Notice to DGOC with respect to such Target Acquisition Opportunity or (2) DGOC (or its applicable Affiliate) or the applicable Acquisition Opportunity Seller, in either case, failing or refusing to close (or to continue the good faith pursuit of) the transactions in respect of such Target Acquisition Opportunity (including, any such failure or refusal to close that constitutes a breach or violation of the applicable Definitive Acquisition Agreements (and not, for purposes of clarity, as a result of the exercise by DGOC (or its applicable Affiliate) or the applicable Acquisition Opportunity Seller, as applicable, of any applicable termination right pursuant to the terms of such applicable Definitive Acquisition Agreements)); and

(B)       at the time that (1) DGOC delivers any such Rejection Notice to Oaktree or (2) DGOC (or its applicable Affiliate) or the applicable Acquisition Opportunity Seller fails or refuses to close (or to continue the good faith pursuit of) such Target Acquisition Opportunity, Oaktree has not delivered notice (including, for purposes of clarity, a Rejection Notice) to DGOC or the applicable Acquisition Opportunity Seller that Oaktree is no longer ready, willing and/or able to proceed with its good faith pursuit of the applicable transactions relating to such Target Acquisition Opportunity (each such Target Acquisition Opportunity, an “Oaktree Elected Opportunity”), then the provisions of Section 4.1(g)(iii) shall apply with respect to such Oaktree Elected Opportunity.

(iii)       In respect of each Oaktree Elected Opportunity, Oaktree shall not be deemed or construed to have elected not to participate in such Target Acquisition Opportunity for any purposes of Section 4.1(g)(i). In addition, solely with respect to the first Oaktree Elected Opportunity, Oaktree shall (without any further action of the Parties) have the right to elect to not participate in one additional Target Acquisition Opportunity (by its Committee Members not unanimously voting to approve such Target Acquisition Opportunities at the applicable Operating Committee Meetings called for the purpose of voting on such Target Acquisition Opportunities or by providing a Rejection Notice to DGOC), such that the termination right set forth in Section 4.1(g)(i) shall not be triggered unless and until Oaktree elects to not participate in three (3) or more Target Acquisition Opportunities (by its Committee Members not unanimously voting to approve such Target Acquisition Opportunities at the applicable Operating Committee Meetings called for the purpose of voting on such Target Acquisition Opportunities or by providing a Rejection Notice to DGOC), and the provisions of Sections 4.1(g)(i) and 4.1(g)(iv) shall be construed accordingly.

(iv)       For purposes of clarity, if neither Party has elected to terminate this Agreement within the ninety (90) day period described in Section 4.1(g)(i), then, subject to Sections 4.1(g)(ii) and 4.1(g)(iii), neither Party shall have any right to terminate this Agreement pursuant to this Section 4.1(g) unless and until such time as Oaktree elects to not participate in any other Target Acquisition Opportunity (by its Committee Members not unanimously voting to approve such Target Acquisition Opportunities at the applicable Operating Committee Meetings called for the purpose of voting on such Target Acquisition Opportunities or by providing a Rejection Notice to DGOC) presented to Oaktree in accordance with Section 4.1, in which case the Parties shall again have a ninety (90) day period in which to elect to terminate this Agreement pursuant to this Section 4.1(g).

(h)       Non-First Identified Business Opportunities.

(i)       Notwithstanding anything to the contrary contained in this Agreement, if any Acquisition Opportunity does not constitute (or ceases to constitute) a First Identified Business Opportunity, Oaktree and the other members of the Oaktree Group may pursue such Acquisition Opportunity (including any transaction or arrangement involving any underlying Target Assets or Optional Target Assets) for its or their own account without any restriction or limitation of any kind, in which case none of DGOC or any of its Affiliates shall have any right (including any right to acquire, or to participate in the acquisition of), interest or expectancy with respect to such Acquisition Opportunity under this Agreement.

(ii)        Without limitation of Section 4.1(h)(i), with respect to any Acquisition Opportunity that has been presented to Oaktree by a member of the DGOC Group pursuant to Section 4.1(a), if (A) such Acquisition Opportunity does not constitute (or ceases to constitute) a First Identified Business Opportunity and (B) to Oaktree’s Knowledge, any member of the Oaktree Group or any Excluded Oaktree Entity has determined to pursue such Acquisition Opportunity for its own account (or otherwise not in coordination with DGOC pursuant to this Agreement) and with respect to which the relevant member of the Oaktree Group would control the Person pursuing such Acquisition Opportunity, then, subject to any applicable confidentiality restrictions, Oaktree shall promptly notify DGOC in writing of such event. In such case, notwithstanding anything herein to the contrary, (I) such Acquisition Opportunity shall be deemed to constitute a “Non-FIBO Opportunity” for all purposes of this Agreement, (II) the Parties and their respective Affiliates shall each be permitted to pursue the relevant Non-FIBO Opportunity jointly or for their respective own accounts and (III) unless otherwise agreed to in writing by the Parties, the other Party and its Affiliates shall not have any right (including any right to acquire, or to participate in the acquisition of), interest or expectancy of any kind with respect to such Non-FIBO Opportunity under this Agreement.

Nothing in this Section 4.1(h) is intended to limit, and nothing in this Section 4.1(h) shall have the effect of limiting, any member of the (x) DGOC Group’s or (y) Oaktree Group’s ability, in each case, to pursue a Non-FIBO Opportunity.

(i)        Specified Rejection Matters. Notwithstanding anything to the contrary herein, but without limitation of Section 4.1(h)(i), if either Party is permitted to pursue an Acquisition Opportunity for its own account pursuant to clause (B) of Sections 4.1(e)(i) or 4.1(e)(ii), as applicable, and, prior to the entry into of Definitive Acquisition Agreements in respect of such Acquisition Opportunity, such Party becomes aware of any materially positive change(s) in, or materially positive development(s) with respect to, any applicable Specified Rejection Matters with respect to such Acquisition Opportunity (as determined in good faith by such Party), then the provisions of Sections 4.1(e)(iii)(A) and 4.1(e)(iii)(B) shall apply thereto mutatis mutandis, as applicable; provided, however, that if, at the time such Party becomes aware of such materially positive change(s) or development(s), such Party has made material progress with a Third Party to jointly pursue such Acquisition Opportunity (as determined by such Party in good faith), the provisions of Sections 4.1(e)(iii)(A) and 4.1(e)(iii)(B) shall not apply unless such Party (A) thereafter ceases its joint pursuit with such Third Party of such Acquisition Opportunity for any reason and (B) desires to continue its pursuit of such Acquisition Opportunity.

4.2         Acquisition Tranches. For purposes of Reversions (as set forth in Section 4.3) and related calculations, DGOC shall in good faith group JV Interests together into tranches, with the first tranche including all JV Interests collectively acquired by the Parties in connection with Acquisition Opportunities that closed on or within approximately eighteen (18) months of the Execution Date and subsequent tranches grouping JV Interests together in a like manner based on Acquisition Opportunities that closed within subsequent approximate eighteen (18) month periods (each, an “Acquisition Tranche”).

4.3	Reversions.

(a)        First BI Reversion. With respect to any Acquisition Tranche, upon the first occurrence of an IRR Hurdle Achievement Point for such Acquisition Tranche (including, for purposes of clarity, as a result of DGOC’s payment to Oaktree of an Acceleration Payment with respect to such Acquisition Tranche in accordance with Section 4.5), the Working Interest of the applicable members of the Oaktree Group in all of the Tranche JV Interests included in such Acquisition Tranche will automatically be deemed to be reduced to the Oaktree Reversionary Interest, and the Working Interest of the applicable members of the DGOC Group in all of such Tranche JV Interests will automatically be deemed to be increased to the DGOC Reversionary Interest (each such change in Working Interests, the “First BI Reversion”), which such First BI Reversion shall be effective as of the date on which (x) the IRR Hurdle Achievement Point first occurred for such Acquisition Tranche or (y) the date on which Oaktree received the applicable Acceleration Payment to Oaktree, as applicable (each such date, a “First BI Reversion Date”).

(b)        Subsequent Record Title Reversion Reversal. With respect to any Acquisition Tranche, if, at any time after the First BI Reversion Date or any Additional BI Reversion Date, as applicable, for such Acquisition Tranche, as a result of (x) subsequent Acquisition Costs with respect to Acquisition Assets or SOZ Assets included as Tranche JV Interests in such Acquisition Tranche and/or (y) subsequent capital expenditures paid or incurred by any member of the Oaktree Group in respect of the Tranche JV Interests included in such Acquisition Tranche, Oaktree’s IRR for such Acquisition Tranche (as finally determined pursuant to Section 4.4) is less than 10.0% for two (2) consecutive Calendar Quarters (calculated as of the last day of each such Calendar Quarter), then the Working Interests of the applicable members of the Oaktree Group in such Tranche JV Interests will automatically be deemed to be increased to the Oaktree Initial Interest and the Working Interests of the applicable members of the DGOC Group in such Tranche JV Interests will automatically be deemed to be decreased to the DGOC Initial Interest (such change in Working Interests, a “Subsequent RT Reversion Reversal”), which such Subsequent RT Reversion Reversal shall be effective as of the last day of the applicable second Calendar Quarter for which the IRR for such Acquisition Tranche was calculated pursuant to this Section 4.3(b) (as applicable, the “Subsequent RT Reversion Reversal Date”).

(c)        Additional BI Reversion. With respect to any Acquisition Tranche, if an IRR Hurdle Achievement Point occurs for such Acquisition Tranche after a Subsequent Reversion Reversal Date, the Working Interests of the applicable members of the Oaktree Group in the Tranche JV Interests included in such Acquisition Tranche will automatically be deemed to be reduced to the Oaktree Reversionary Interest and the Working Interests of the applicable members of the DGOC Group in such Tranche JV Interests will automatically be deemed to be increased to the DGOC Reversionary Interest (such change in Working Interests, an “Additional BI Reversion”), which such Additional BI Reversion shall be effective as of the date on which such IRR Hurdle Achievement Point occurred for such Acquisition Tranche (the “Additional BI Reversion Date”).

(d)        Subsequent Synthetic and Beneficial Reversion Reversal. With respect to any Acquisition Tranche, if, at any time after the First BI Reversion Date or any Additional BI Reversion Date, as applicable, for such Acquisition Tranche, Oaktree’s IRR for such Acquisition Tranche (as finally determined pursuant to Section 4.4) is less than 10.0% for two (2) consecutive Calendar Quarters (calculated as of the last day of each such Calendar Quarter), but would not result in a Subsequent RT Reversion Reversal under Section 4.3(b), then the Working Interests of the applicable members of the Oaktree Group in such Tranche JV Interests will automatically be deemed to be increased to the Oaktree Initial Interest and the Working Interests of the applicable members of the DGOC Group in such Tranche JV Interests will automatically be deemed to be decreased to the DGOC Initial Interest (such change in Working Interests, a “Subsequent SB Reversion Reversal” and, together with the Subsequent RT Reversion Reversals, each, a “Subsequent Reversion Reversal”), which such Subsequent SB Reversion Reversal shall be effective as of the last day of the applicable second Calendar Quarter for which the IRR for such Acquisition Tranche was calculated pursuant to this Section 4.3(d) (as applicable, the “Subsequent SB Reversion Reversal Date” and, together with the Subsequent RT Reversion Reversal Date, each, a “Subsequent Reversion Reversal Date”).

(e)       Synthetic Assignments.

(i)        Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that in connection with the occurrence of a Subsequent SB Reversion Reversal: (A) the Working Interests of the applicable members of the Oaktree Group in such Tranche JV Interests will be deemed to be increased to the Oaktree Initial Interest, (B) the Working Interests of the applicable members of the DGOC Group in such Tranche JV Interests will be deemed to be decreased to the DGOC Initial Interest, in each case solely for accounting and beneficial and contractual title purposes, (C) neither Party (or any of their respective Affiliates) shall have any obligation to execute, acknowledge or deliver an assignment or conveyance evidencing such Subsequent SB Reversion Reversal and (D) the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith with one another and use their respective commercially reasonable efforts to ensure that (1) the applicable members of the Oaktree Group that own an interest in such Tranche JV Interests receive the applicable benefits, and bear the applicable burdens, associated with such Tranche JV Interests in an amount equal to the Oaktree Initial Interest (even though, from a record title standpoint, such members of the Oaktree Group then own an interest in such Tranche JV Interests equal to the Oaktree Reversionary Interest) and (2) the applicable members of the DGOC Group that own an interest in such Tranche JV Interests receive the applicable benefits, and bear the applicable burdens, associated with such Tranche JV Interests in an amount equal to the DGOC Initial Interest (even though, from a record title standpoint, such members of the DGOC Group then own an interest in such Tranche JV Interests equal to the DGOC Reversionary Interests).

(ii)        Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that, if at any time following the occurrence of a Subsequent SB Reversion Reversal with respect to any Tranche JV Interests, but prior to the occurrence of an Additional BI Reversion with respect to such Tranche JV Interests, either Party (or any of their respective applicable Affiliate(s)), Transfers any interest in or to any such Tranche JV Interests pursuant to Article 9, then, immediately prior to giving effect to such Transfer, each Party (or their respective applicable Affiliates) shall execute, acknowledge and deliver to one another an assignment substantially in the form of the Assignment (modified to reflect the applicable Working Interests being assigned), effective as of the applicable Subsequent Reversion Reversal Date and conveying the applicable Working Interest to the applicable Party (and/or its applicable Affiliate(s)) so as to reflect the occurrence of such Subsequent SB Reversion Reversal from a record title standpoint.

(f)       Instruments of Assignment.

(i)        Upon the occurrence of (x) a First BI Reversion, (y) any Additional BI Reversion that occurs immediately following a Subsequent RT Reversion Reversal with respect to the applicable Tranche JV Interests or (z) a Subsequent RT Reversion Reversal, the Parties shall (and shall cause their respective Affiliates to), in each case, execute, acknowledge and deliver (A) an assignment substantially in the form of the Assignment (modified in a manner that is mutually agreed upon by the Parties to reflect, among other things, the applicable Working Interests in and to the applicable JV Interests being assigned), effective as of the applicable Reversion Date and conveying the applicable Working Interest to the applicable Party (and/or its applicable Affiliate(s)), and (B) letters-in-lieu, revised division orders, lien or mortgage releases and any other documents or instruments reasonably necessary to document and give effect to such Reversion.

(ii)       If a Party or its applicable Affiliate fails to execute and deliver any assignments or other documents and instruments described in Section 4.3(f)(i) within 15 Business Days following the occurrence of any applicable Reversion giving rise to such obligation thereunder, then (A) the failing Party shall be liable for all costs and expenses (including reasonable attorneys’ fees) incurred by the other Party in enforcing its rights under Section 4.3(f)(i), and (B) the other Party is hereby authorized to execute, acknowledge and file of record (at the failing Party’s sole cost) an instrument (which will be effective without the need for execution thereof by both Parties), acknowledging that the applicable Reversion has occurred and that the Parties’ Working Interests have changed as required by such Reversion.

(g)        SOZ Assets. For the avoidance of doubt, the provisions of this Section 4.3 shall apply to all SOZ Assets which constitute JV Interests.

4.4       IRR Calculation.

(a)        IRR Statement. If either Party believes in good faith that a Reversion has occurred with respect to an Acquisition Tranche, then such Party (the “IRR Calculator”) shall deliver to the other Party (the “IRR Calculation Recipient”) a written statement (the “IRR Statement”) which shows the date on which the IRR Calculator believes such Reversion occurred and such Party’s calculation thereof, together with all supporting documentation reasonably needed to confirm its calculations.

(b)        IRR Dispute Notice. As soon as reasonably practicable, and in any event within fifteen (15) Business Days after receipt of any IRR Statement (the “IRR Dispute Deadline”), the IRR Calculation Recipient shall deliver to the IRR Calculator a written report setting forth, with reasonable supporting details, an explanation of, and reasons for, the IRR Calculation Recipient’s proposed changes to such IRR Statement (if any) (an “IRR Dispute Notice”); provided, that any changes to such IRR Statement as initially prepared by the IRR Calculator that are not included in such IRR Dispute Notice shall be deemed waived, and in such event the IRR Calculator’s determinations with respect to all such adjustments in such IRR Statement not addressed in such IRR Dispute Notice shall prevail; and provided, further, that if the IRR Calculation Recipient fails to deliver an IRR Dispute Notice to the IRR Calculator prior to the IRR Dispute Deadline containing changes the IRR Calculation Recipient proposes to be made to such IRR Statement, then such IRR Statement, the Reversion, the Reversion Date and the IRR calculation proposed therein by such IRR Calculator shall be final and binding on the Parties. Notwithstanding anything to the contrary herein, the Parties shall, until the IRR Dispute Deadline, use their respective commercially reasonable efforts to cooperate in good faith with one another to resolve any matters set forth in an IRR Dispute Notice in a mutually agreeable manner as promptly as practicable following the IRR Calculation Recipient’s delivery thereof to the IRR Calculator.

(c)       Accounting Arbitration.

(i)        If the Parties are unable to mutually resolve the matters addressed in an IRR Dispute Notice, if any, within thirty (30) Business Days after the delivery of such IRR Dispute Notice, then Parties shall engage the Houston, Texas office of BDO USA LLC, or such other Person as the Parties may mutually select (such Person as selected pursuant to the foregoing, the “Accounting Arbitrator”), to resolve the matters addressed in the IRR Dispute Notice.

(ii)        If BDO USA LLC declines to serve as the Accounting Arbitrator, then the Parties shall meet within two (2) Business Days to agree on a replacement independent national accounting firm to serve as Accounting Arbitrator; provided, that if the Parties are unable to agree on an independent national accounting firm to serve as the Accounting Arbitrator within seven (7) Business Days after BDO USA LLC declines to serve as Accounting Arbitrator, either Party may refer the matter to the Houston, Texas office of the American Arbitration Association, who shall appoint an independent national accounting firm to serve as Accounting Arbitrator within five (5) Business Days after such referral.

(iii)        Within five (5) Business Days of the appointment of the Accounting Arbitrator (and the acceptance of such appointment by such Accounting Arbitrator), each Party shall summarize its positions with regard to such dispute in a written document of 20 pages or less and submit such summaries to the Accounting Arbitrator together with such IRR Dispute Notice, the applicable IRR Statement and any other documentation such Party may desire to submit.

(iv)        Within twenty (20) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either DGOC’s position or Oaktree’s position with respect to each matter addressed in any IRR Dispute Notice, based on the materials submitted to the Accounting Arbitrator as described above.

(v)        Any decision rendered by the Accounting Arbitrator pursuant to this Section 4.4(c) with respect to any disputed matter addressed in an IRR Dispute Notice shall be final, conclusive and binding on each of the Parties and will be enforceable against the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne by equally by the Parties; provided, however, that each Party shall bear its own legal costs and other expenses of presenting its case to the Accounting Arbitrator.

4.5       Acceleration Payment.

(a)        At any time following the closing of the acquisition of the initial Tranche JV Interests acquired with respect to any Acquisition Tranche, DGOC shall have the right, but not the obligation, to make a cash payment to Oaktree with respect to such Acquisition Tranche, in an amount equal to the greater of (i) the amount necessary for the IRR Hurdle Achievement Point to occur for such Acquisition Tranche and (ii) the amount necessary to cause the MOIC of Oaktree to be 1.30x for such Acquisition Tranche (such cash payment, the “Acceleration Payment”). If DGOC has determined that it will make an Acceleration Payment, DGOC will endeavor to provide Oaktree with reasonable advance notice thereof, though DGOC’s failure to provide any such advance notice shall not limit DGOC’s right to make such Acceleration Payment at whatever time it may elect or otherwise obligate DGOC to make such Acceleration Payment on a particular date or otherwise, including if DGOC, in its sole discretion, subsequently determines not to make such Acceleration Payment.

(b)        Subject to, and without limitation of, the other terms and conditions set forth in this Article 4, upon Oaktree’s receipt of an Acceleration Payment with respect to an Acquisition Tranche, the Working Interest of the applicable members of the Oaktree Group in the Tranche JV Interests included in such Acquisition Tranche will automatically be deemed to be reduced to the Oaktree Reversionary Interest and the Working Interest of the applicable members of the DGOC Group in the Tranche JV Interests included in such Acquisition Tranche will automatically be deemed to be increased to the DGOC Reversionary Interest.

(c)        As promptly as reasonably practicable following Oaktree’s receipt of an Acceleration Payment with respect to an Acquisition Tranche (but, in any event, not later than three (3) Business Days thereafter), Oaktree shall (or shall cause its applicable Affiliate(s) to) use commercially reasonable efforts (without any obligation to incur any out-of-pocket expenses or provide any consideration in connection therewith) to enter into offsetting Hedges with respect to all applicable existing Permitted Hedges in an amount equal to fifteen percent (15%) of the aggregate value of all such existing Permitted Hedges (on a pro rata basis across such existing Permitted Hedges) with respect to the Tranche JV Interests of Oaktree and its Affiliates for such Acquisition Tranche (such applicable Permitted Hedges (or applicable pro rata portions thereof), as applicable, “AP Existing Permitted Hedges”; such offsetting Hedges, “Offsetting Hedges”), if, and solely to the extent, that Oaktree determines in good faith that (i) it is practicable to enter into Offsetting Hedges with respect to such AP Existing Permitted Hedges and (ii) if it is practicable, such Offsetting Hedges are reasonably available from Oaktree’s (or its applicable Affiliates’) counterparty(ies) to such AP Existing Permitted Hedges on commercially reasonable terms. Notwithstanding anything to the contrary in this Agreement or otherwise, the Parties acknowledge and agree that the amount(s) of (A) any out-of-pocket costs or expenses that are paid or incurred and/or (B) any proceeds received, as applicable, by Oaktree (or any of its Affiliates) in connection with any applicable Offsetting Hedges (including, for purposes of clarity, entering into any such Offsetting Hedges) pursuant to this Section 4.5(c) shall be deemed to constitute Termination Settlements and/or Termination Proceeds, as applicable, for all purposes under this Agreement (including, for purposes of clarity, Section 4.5(d)) with respect to the applicable Acceleration Payment and Acquisition Tranche.

(d)        If Oaktree (or any of its applicable Affiliates) does not enter into an Offsetting Hedge with respect to any applicable AP Existing Permitted Hedge pursuant to Section 4.5(c), then, as promptly as reasonably practicable following Oaktree’s receipt of an Acceleration Payment with respect to an Acquisition Tranche, Oaktree shall (or shall cause its applicable Affiliate(s) to) settle, terminate, liquidate, and/or unwind any applicable AP Existing Permitted Hedges with respect to the Tranche JV Interests of Oaktree and its Affiliates for such Acquisition Tranche, and, as promptly as practicable thereafter, Oaktree shall deliver written notice to DGOC describing such settled, terminated, liquidated and/or unwound AP Existing Permitted Hedge(s) and the amount of any Termination Settlements and Termination Proceeds, incurred or received, as applicable, by Oaktree or its applicable Affiliate(s) in connection therewith, together with reasonable supporting documentation in respect thereof. If the aggregate amount of Termination Proceeds exceeds the aggregate amount of Termination Settlements, then, as promptly as practicable thereafter, Oaktree shall pay to DGOC or its designee the amount of such excess. If, however, the aggregate amount of Termination Settlements exceeds the aggregate amount of Termination Proceeds, then DGOC shall pay to Oaktree or its designee the amount of such excess. Any such payment shall be made by Oaktree or DGOC, as applicable, within ten (10) Business Days following delivery of Oaktree’s notice. Notwithstanding the foregoing provisions of Section 4.5(c) or this Section 4.5(d), if the Parties and the applicable AP Existing Permitted Hedge counterparty(ies) mutually agree in writing in advance of DGOC’s payment of the applicable Acceleration Payment to Oaktree, DGOC may elect for Oaktree to novate to DGOC the applicable AP Existing Permitted Hedge(s) in respect of the applicable Tranche JV Interests related to the applicable Reversion triggered by such Acceleration Payment in lieu of Oaktree (or its applicable Affiliate(s)) (x) entering into Offsetting Hedges with respect to such AP Existing Permitted Hedges pursuant to Section 4.5(c) or (y) settling, terminating, liquidating and/or unwinding such AP Existing Permitted Hedge(s). Any fees related to such novation shall be borne equally by both DGOC and Oaktree.

(e)        With respect to any Acquisition Tranche for which DGOC has made an Acceleration Payment pursuant to this Section 4.5, if Oaktree’s IRR (taking into account the effect of the Acceleration Payment on the calculation of such IRR) for such Acquisition Tranche (as finally determined pursuant to Section 4.3(a)) is greater than or equal to 10.0% as of the last day of the Calendar Quarter immediately following the Calendar Quarter in which such Acceleration Payment was made, then the First BI Reversion or Additional BI Reversion, as applicable, which occurred as a result of such Acceleration Payment shall be deemed final such that there shall be no further Reversions under this Agreement in respect of the Tranche JV Interests included in such Acquisition Tranche; provided that, notwithstanding the foregoing, if, as a result of (x) subsequent Acquisition Costs with respect to Acquisition Assets or SOZ Assets included as Tranche JV Interests in such Acquisition Tranche and/or (y) subsequent capital expenditures paid or incurred by any member of the Oaktree Group in respect of the Tranche JV Interests included in such Acquisition Tranche, Oaktree’s IRR for such Acquisition Tranche (as finally determined pursuant to Section 4.4) is less than 10.0% for two (2) consecutive Calendar Quarters (calculated as of the last day of each such Calendar Quarter) following such time as such Acceleration Payment was made, then a Subsequent RT Reversion Reversal as provided in Section 4.3(b) shall be deemed to have occurred with respect to such Acquisition Tranche, and, from and after such time, the terms and provisions of Section 4.3 shall govern and control in respect of any subsequent Reversions applicable to such Acquisition Tranche.

4.6        Assignment Payment. With respect to any Acquisition Tranche, if (a) any member of the Oaktree Group Transfers any Tranche JV Interests included in such Acquisition Tranche to a Third Party and DGOC consented to such Transfer (if required pursuant to this Agreement) but declined to exercise its applicable rights under Section 9.3 or Section 9.4 (if available to DGOC), (b) the Oaktree Transfer Net Proceeds to be received by such member of the Oaktree Group on account of such Transfer will cause the IRR Hurdle Achievement Point to occur for such Acquisition Tranche and (c) either (i) the First BI Reversion has not occurred for such Acquisition Tranche or (ii) the First BI Reversion and a Subsequent Reversion Reversal have occurred for such Acquisition Tranche, but an Additional BI Reversion for such Acquisition Tranche has not occurred after such Subsequent Reversion Reversal, then, immediately after the closing of such Transfer, Oaktree shall make a cash payment to DGOC in an amount equal to the product of (x) 0.07125 multiplied by (y) the difference of (i) the Oaktree Transfer Net Proceeds which the applicable member of the Oaktree Group received in connection with the Transfer of such Tranche JV Interests minus (ii) the amount necessary for the IRR Hurdle Achievement Point to occur for such Acquisition Tranche.

ARTICLE 5

OPERATIONS

5.1       Operator.

(a)       DGOC or its Affiliate designee (as applicable, the “DGOC Operator”) will be appointed “operator” of all JV Interests for which a Third Party is not already designated as operator (in such capacity, “Operator”), hereunder and under each DGOC/Oaktree JOA; provided, that (i) the DGOC Operator may Transfer operatorship of any JV Interests to an Affiliate of DGOC (in which case DGOC shall deliver notice thereof to Oaktree prior to effecting such Transfer), (ii) if DGOC does Transfer operatorship of any JV Interests to an Affiliate of DGOC, such Affiliate will assume the obligations of DGOC under this Agreement or any Associated Agreement to the extent related to DGOC’s status as operator of such JV Interests; provided, that (A) no such Transfer shall be effective until such Affiliate agrees in writing to be bound by the terms and conditions of this Agreement and any applicable Associated Agreement to the extent applicable to DGOC’s status as operator of such JV Interests; and (B) unless Oaktree is satisfied (as determined in its reasonable discretion) with the creditworthiness of the transferee Affiliate of DGOC, no such Transfer will relieve DGOC of any of its or its Affiliates’ obligations under this Agreement or any Associated Agreement in respect of DGOC’s status as operator of the relevant JV Interests, and DGOC will remain primarily liable for all such obligations, whether incurred before or after such Transfer, (iii) except as otherwise expressly permitted under sub-clause (i) or (iv) of this Section 5.1(a) (or with Oaktree’s prior written consent (which may be withheld in its sole discretion)), no DGOC Operator shall resign as Operator of any of the JV Interests under this Agreement or any applicable JOA or otherwise hire a Third Party as a contract operator of any of the JV Interests and (iv) the DGOC Operator may Transfer operatorship of any particular JV Interest to a Third Party in connection with a permitted Transfer by DGOC (or the applicable member of the DGOC Group) to such Third Party of all (or substantially all) of its right, title, interest and estate in and to such particular JV Interest pursuant to Article 9. Oaktree shall vote for and otherwise support the nomination and selection of the applicable DGOC Operator or its permitted transferee as Operator or, if requested in writing by DGOC, any permitted transferee of a member of the DGOC Group, under any JOA or pooling order, unless Oaktree then has the right to remove (or has removed) the DGOC Operator as Operator as to a specific JV Well or JV Wells in accordance with Section 5.1(b). Notwithstanding anything to the contrary in this Agreement or otherwise, DGOC shall (and shall cause any other applicable DGOC Operator to) use commercially reasonably efforts to not enter into or otherwise become a party to or subject to any pooling order that (x) would reasonably be expected to frustrate or restrict Oaktree’s right to remove any applicable DGOC Operator as Operator as to any specific JV Well or JV Wells in accordance with Section 5.1(b) or (y) is otherwise inconsistent with the terms of this Agreement.

(b)        Any applicable DGOC Operator may be removed as Operator of a JV Well on a Well- by-Well basis for Good Cause relating to such JV Well if (i) Oaktree delivers notice to DGOC of such alleged breach (which notice shall identify the JV Wells to which such breach applies) and (ii) the applicable DGOC Operator fails to cure such breach within 30 days from receipt of Oaktree’s notice; provided, that with respect to any JV Well drilled pursuant to forced-pooling or unitization Laws, (x) any such removal of any DGOC Operator acting as Operator with respect to any such JV Well shall be in compliance with such applicable Laws and (y) DGOC (and such DGOC Operator) shall cooperate in good faith with Oaktree to ensure that such removal is conducted in compliance with such applicable Laws. Following its removal as Operator hereunder with respect to any JV Well, the applicable DGOC Operator shall, for a period of up to six (6) months following removal, continue acting as Operator of such JV Well in accordance with, and subject to the applicable terms set forth in Section 5.1(c) and in Article V.B. of the applicable DGOC/Oaktree JOA (and shall cooperate in good faith in connection with any transition of operatorship), subject to Oaktree agreeing to continue to pay DGOC the applicable COPAS overhead rates set forth in the applicable JOA with respect thereto.

(c)        If any DGOC Operator is removed as Operator for any JV Well pursuant to Section 5.1(b), Oaktree shall have the right to designate a replacement Operator for such JV Well pursuant to the terms of the DGOC/Oaktree JOA; provided, that (i) such replacement Operator must be a Qualified Operator and (ii) with respect to any JV Well drilled pursuant to forced-pooling or unitization Laws, the designated of the replacement Operator shall be done in compliance with such applicable Laws.

(d)      Subject to the terms of Section 5.1(e), the DGOC Operator may in its sole discretion enter into contracts for services or other agreements in connection with any Operations conducted by or at the direction of DGOC pursuant to, and in accordance with, this Agreement (including, for purposes of clarity, the applicable Operating Budget, or in case of an Emergency and for Excluded Budget Items) or any applicable JOA, which such agreements shall be on customary and competitive terms and conditions.

(e)       In its capacity as Operator, the DGOC Operator may contract with its Affiliates to provide services, materials, sales or purchases in connection with Operations (in accordance with, and subject to, the applicable Operating Budget, and in the event of an Emergency or with respect to Excluded Budget Items); provided, that (i) no such contract or agreement shall restrict disclosure thereof to Oaktree, (ii) DGOC agrees to provide Oaktree with notice as soon as reasonably practicable following entering into any such Affiliate contract or agreement (or materially amending, modifying and/or supplementing any such contract or agreement), which notice shall include a true and complete copy of any such contract or agreement (including, for purposes of clarity, any material amendment, modification or supplementation of any such agreement or contract) and (iii) all services performed, materials supplied and transactions by or with any such Affiliates shall be performed or supplied pursuant to written agreements and in accordance with customs and standards prevailing in the industry and at competitive rates (no less favorable than the customary, prevailing commercial rates charged at that time for comparable services by non-Affiliates of DGOC in the same geographic region as the applicable JV Interests) and terms when each such pertinent agreement was made, it being acknowledged and agreed that the restrictions set forth in this clause (iii) shall apply regardless of whether Oaktree provides (or otherwise has the right to provide) prior written consent to the applicable Affiliate contract. Except in connection with an Emergency or Excluded Budget Items, the DGOC Operator shall not enter into any contract or group of substantially related contracts with any Affiliates pursuant to this Section 5.1(e) that could reasonably require expenditures by Oaktree that are not otherwise contemplated by the applicable Operating Budget without the prior written consent of Oaktree, which consent may be granted or withheld in Oaktree’s sole discretion.

(f)       The DGOC Operator shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to conduct Operations (including entering into contracts for services or other agreements in connection with Operations) in such a manner so as to as to permit and facilitate an Asset Separation with respect to any applicable JV Interests, including, without limitation, receiving consents from applicable Third Parties to transfers of JV Interests and assignments of contracts, permits and other related assets, agreements and instrument from DGOC and other members of the DGOC Group, on the one hand, to Oaktree and other members of the Oaktree Group, on the other hand, and vice versa, including permitting Oaktree (or its applicable Affiliate) to succeed DGOC (or the applicable DGOC Operator) as Operator of any applicable Acquisition Assets under any applicable JOA.

(g)       For purposes of this Agreement, “Good Cause” shall be deemed to exist with respect to an Operator with respect to a given JV Well only if such Operator (i) has, with respect to such JV Well, engaged in gross negligence or willful misconduct in the performance of its obligations under any applicable GC Provision(s) or the JOA applicable to such JV Well in its capacity as Operator with respect to such JV Well or (ii) has, with respect to such JV Well, (A)  materially breached or failed to satisfy the applicable standards of operation set forth in any applicable GC Provision(s) or Article V.A. (or the equivalent provision) of the applicable JOA or (B)  materially breached or failed to perform any of its material obligations under any applicable GC Provision(s) or the applicable JOA, that, in either case of sub-clause (A) or (B) above, has had, or would be reasonably likely to have a material and adverse effect on Oaktree, such JV Well or any of the JV Interests that are subject to this Agreement or the applicable JOA.

5.2        Operational Reports. In addition to any reports prepared under (or that may requested pursuant to) a JOA, the Operator shall provide such other Party with, or cause such other Party to be provided with, the following data and reports:

(a)       within a reasonable period of time after the end of each Calendar Year, an engineering report regarding the JV Interests, which shall be prepared by an independent engineering firm;

(b)       within sixty (60) days after the end of each Calendar Quarter, a description of the business activities that took place during such quarter, an operational plan for the upcoming quarter, a calculation of the IRR for each Acquisition Tranche at the end of such Calendar Quarter and a discussion of any material issues or events in connection with Operations; provided, that the Parties shall cooperate in good faith to provide each other with any and all information which is reasonably necessary in calculating each such IRR (in each case, if, and to the extent, such information is in such Party’s (or any of its Affiliates’) possession or control), and, in furtherance of the foregoing, Oaktree shall provide DGOC with (x) a monthly statement describing all Permitted Hedges in sufficient detail to allow DGOC to calculate the IRR and MOIC for each applicable Acquisition Tranche such month and (y) a quarterly statement of all costs and expenses that (1) were directly paid by any member of the Oaktree Group to any Person other than any member of the DGOC Group (or any of its Representatives) and (2) Oaktree determines in good faith should be accounted for in the calculation of the IRR and MOIC for the applicable Acquisition Tranche for such quarter;

(c)       not later than thirty five (35) days following the end of each Calendar Month, lease operating statements with respect to the JV Interests operated by such Operator for such Calendar Month (which lease operating statements shall include all customary information, such as, for example, (x) gross and net production information, (y) gross and net realized prices and proceeds of production and (z) any amounts netted out of such proceeds of production);

(d)       within a reasonable period of time after receipt, such other monthly financial and operating information as is provided to the Operator by Third Parties relating to the JV Interests; and

(e)       at such other Party’s sole cost and expense, such other data and reports regarding the JV Interests as such other Party may reasonably request and which Operator may provide to such other Party without violating any obligation of confidentiality owed to a Third Party;

provided, that notwithstanding the foregoing, to the extent any data or reports to be provided pursuant to this Section 5.2 are not available on a timely basis in respect of JV Interests which have been recently acquired by the Parties but not yet been incorporated into the applicable Operator’s systems, and such unavailability results from the transition to such Operator’s systems, then such Operator shall provide such data and reports and soon as reasonably practicable. Except for reports prepared pursuant to Section 5.2(e), all Third Party costs incurred by the Operator in preparing the data and reports or other information required pursuant to this Section 5.2 shall be borne by the Parties according to their then-applicable respective Working Interest Shares with respect to the relevant JV Interests.

5.3       Standard of Care; Liability of Operator.

(a)       Each applicable Operator shall conduct all Operations with respect to the applicable JV Interests as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch and in accordance with good oilfield practice, the terms and conditions of this Agreement (including, for purposes of clarity, each applicable Approved Operating Budget, subject to Section 6.2(e)), the applicable JOAs and all applicable Laws; provided, that notwithstanding anything herein to the contrary, but subject to, and without limitation of, the terms of this Section 5.3, in no event will any Operator serving as Operator hereunder or under any JOA have any liability for any Liabilities to the extent sustained or incurred in connection with any Operation or any other similar operation or activity carried out or performed in the capacity as Operator hereunder and prescribed or permitted hereunder or under any applicable JOA (such operations and activities, collectively “OP Activities”) or any breach of any provision regarding the standard of performance of an operator in performing any such OP Activities under this Agreement or any applicable JOA (all such Liabilities, collectively, “OP Liabilities”), EVEN IF ANY SUCH OP LIABILITY AROSE IN WHOLE OR IN PART FROM THE ACTIVE, PASSIVE, SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF OPERATOR, ITS AFFILIATES OR ANY OF THEIR REPRESENTATIVES, OTHER THAN IF SUCH OP LIABILITIES AROSE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF OPERATOR, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES; it being understood by each Party that any such OP Liabilities (other than those caused by the gross negligence or willful misconduct of Operator, its Affiliates or any of their respective Representatives), will be borne severally by the Parties (including the Operator if it owns an interest in any JV Interests) in proportion to their then-applicable respective interests in and to the applicable JV Interests that are subject to the applicable OP Activities giving rise to such OP Liabilities.

(b)       For the avoidance of doubt and notwithstanding anything herein to the contrary, the foregoing provisions of this Section 5.3 shall not be deemed to apply with respect to obligations, covenants, agreements, actions or inactions of any Party or its Affiliates (including, for purposes of clarity, any Operator) under this Agreement or any Associated Agreement (or to limit or restrict any Liability attributable to, or arising from, any breach, violation of failure to comply with any such obligations, covenants or agreements, actions or inactions) that do not constitute OP Activities and/or OP Liabilities, including, for purposes of clarity, compliance with all other terms and conditions set forth in this Agreement, any Associated Agreement or any applicable Approved Operating Budget, including financial and payment obligations under this Agreement or any Associated Agreements (including, for purposes of clarity, obligations (x) to properly and timely disburse and/or remit any revenues and/or proceeds of production to the Parties (or their respective applicable Affiliate(s)) if they are the proper recipient(s) thereof and (y) not to mis-appropriate or use any funds paid or advanced by any Party or any of its Affiliates under this Agreement or any of the Associated Agreements in a manner that is not consistent with their intended purposes), the GC Provisions and the provisions set forth in Sections 2.5 and 2.6.

5.4       Joint Operating Agreements.

(a)       JOAs. Prior to the date that is thirty (30) days following the Execution Date, the Parties shall cooperate in good faith to agree upon a form of joint operating agreement covering the Acquisition Assets to be acquired pursuant to any applicable Acquisition Opportunity (such mutually agreed form, the “DGOC/Oaktree JOA”) and concurrently with, or promptly following, the Parties’ mutual agreement to such form of the DGOC/Oaktree JOA, the Parties shall amend this Agreement to attach such mutually agreed form of the DGOC/Oaktree JOA as an Exhibit to this Agreement. Upon the closing of any Acquisition Opportunity in which each Party (or its respective applicable Affiliate) participates under the terms of this Agreement, the Parties will execute and deliver to each other a DGOC/Oaktree JOA and the memorandum of JOA attached thereto covering the Acquisition Assets acquired pursuant to such Acquisition Opportunity; provided, that DGOC may direct the Parties to enter into more than one (1) DGOC/Oaktree JOA and Memorandum of JOA with respect to such Acquisition Assets if DGOC determines in good faith that doing so is in the best interest of the Parties, whether due to the location of such Acquisition Assets or other relevant factors. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of a DGOC/Oaktree JOA, the terms of this Agreement shall prevail.

(b)       Third Party JOAs.

(i)       With respect to any JV Interests which (A) are subject to an existing operating agreement involving a Third Party as of the date on which DGOC and Oaktree or any of their respective Affiliates acquire an interest in such JV Interests, whether the Third Party is a non-operating Working Interest owner or is operator, or (B) thereafter become subject to an operating agreement executed by the Parties and one or more Third Parties (any such operating agreement described in clause (A) or (B), a “Third Party JOA”), in each case such JV Interests will be subject to and governed by such Third Party JOA in addition to being subject to and governed by the DGOC/Oaktree JOA (solely as between DGOC and Oaktree).

(ii)        In the event any portion of the JV Interests are or become governed by a Third Party JOA, the terms of such Third Party JOA will control as between each applicable Third Party, on the one hand, and DGOC and Oaktree, on the other hand, but to the greatest extent practicable the DGOC/Oaktree JOA applicable to such JV Interests shall govern and control as between DGOC and Oaktree and their respective Affiliates.

(iii)       If all of the Third Party Working Interests covered by a Third Party JOA are subsequently acquired by one or more of the Parties or their respective Affiliates (such that no Third Party thereafter owns or holds any Working Interests in or to any of the assets that are subject to such Third Party JOA), then such Third Party JOA will be superseded, terminated and replaced in its entirety by the DGOC/Oaktree JOA applicable to the JV Interests covered thereby, subject to the other terms of this Agreement.

(c)       Mortgage and Security Interests. The mortgage and security interest under each JOA shall secure each Party’s payment obligations to the other Party under this Agreement and the Associated Agreements with respect to all of such Party’s interests in the applicable JV Interests.

(d)       Tax Partnership Agreement. As between the Parties, each JOA shall be subject to the provisions of the Tax Partnership Agreement unless and until the applicability of such provisions terminates in accordance with the terms of the Tax Partnership Agreement.

(e)       Other Agreements. The DGOC Operator will have the right from time to time to propose that the Parties enter into and amend joint operating agreements, unit agreements, pooling agreements and other similar agreements with Third Parties providing for the operation of all or any portion of the JV Interests on such terms and conditions as such Person, acting as a reasonably prudent operator, determines appropriate. Oaktree shall consider in good faith and promptly respond to such proposals from such Person; provided, however, that Oaktree shall have the right to accept or reject any such proposal in its sole discretion.

5.5       Hedging Matters. Each of Oaktree and DGOC (and/or any other applicable member of the Oaktree Group or the DGOC Group) shall have the right (but not the obligation) to enter into Hedges (for its own account) with respect to its applicable share of Hydrocarbons produced from or attributable to the JV Interests in its sole discretion. DGOC shall use commercially reasonable efforts and cooperate in good faith with Oaktree to provide Oaktree with any information, documentation or other assistance that Oaktree may reasonably request from time to time in connection with Oaktree’s implementation and execution of any such Hedges, which such information, documentation or other assistance will be provided at the sole cost and expense of Oaktree.

5.6	Marketing Matters.

(a)	General Marketing Matters.

(i)         To the extent DGOC or any of its Affiliates markets any portion of DGOC’s (or its applicable Affiliates’) Hydrocarbon production from any of the JV Interests, DGOC or such applicable Affiliate(s) shall, subject to the right of the Oaktree Group to take in kind pursuant to Section 5.6(c), also market (or cause to be marketed) the Oaktree Group’s applicable share of Hydrocarbon production from the JV Interests at no additional fee to DGOC or its Affiliates (other than, for purposes of clarity, any fee that is expressly and mutually agreed upon in writing by the Parties), and DGOC shall conduct such marketing in good faith and on an arms’ length basis to Third Parties for a recurring term of mutually agreed duration that is less than or equal to one (1) year.

(ii)         Without limitation of the foregoing, but subject to Section 5.6(b), DGOC shall cause the weighted average price paid to Oaktree for its share of Hydrocarbons produced from any JV Interests to not be less than the weighted average price paid to DGOC (or its applicable Affiliate) for DGOC’s (or its applicable Affiliates’) share of Hydrocarbons produced from any JV Interests, and, except to the extent approved in writing by Oaktree, Oaktree’s share of Hydrocarbon production from such JV Interests shall be marketed on the same terms and conditions as DGOC’s (or its Affiliates’) share of Hydrocarbon production from such JV Interests.

(iii)         DGOC covenants and agrees that it shall not intentionally or knowingly enter into (or cause or permit any of its Affiliates to enter into) any agreement or arrangement (or otherwise agree to any terms or conditions or modify any existing agreement or arrangement) with any Third Party in respect of the marketing, transportation, gathering, processing or treatment of any Hydrocarbon production in a manner that (x) provides a benefit to any member of the DGOC Group in respect of any assets of any member of the DGOC Group that do not constitute JV Interests and (y) detrimentally affects any member of the DGOC Group or Oaktree Group with respect to any JV Interests.

(b)       Marketing Arrangements.

(i)         DGOC shall not (nor shall of any of its Affiliates), without the prior written consent of Oaktree (such consent not to be unreasonably withheld or delayed), enter into any agreement or contract for the sale, exchange or other disposition, transportation, gathering, treating or processing of substances produced from or attributable to the Hydrocarbon production of any member of the Oaktree Group from the JV Interests that:

(A)       commits to a fixed price for Hydrocarbons (except as required for daily balancing) covering a period of more than one (1) Calendar Month,

(B)         in connection with the transportation, gathering, treating or processing of any such substances, commits to a fixed volume of Hydrocarbons or otherwise includes any minimum volume commitment or similar arrangement,

(C)       commits to any drilling or development obligations,

(D)        contains negative pricing differentials greater than those typically associated with Hydrocarbon production from the same field sold under arm’s-length arrangements,

(E)       commits or dedicates future Hydrocarbon production from any undeveloped JV Interests or

(F)       obligates Oaktree (or any other member of the Oaktree Group) to provide to any counterparty to any marketing or similar agreement any security or credit support, in each case, unless such agreement or contract is terminable without penalty or cost on not more than thirty (30) days’ prior written notice.

(ii)          Notwithstanding anything to the contrary herein, if Oaktree does not provide its consent to DGOC to enter into any such contract, then Oaktree shall have the right to elect to take-in-kind its share of Hydrocarbons produced from the applicable JV Interests in accordance with Section 5.6(c) that would have otherwise been subject to or bound by such contract; provided, that, without limitation of Section 5.3, if Oaktree does not elect to take-in- kind its share of Hydrocarbons that are (or would have been) subject to any such contract, then no action or inaction by DGOC in marketing any portion of DGOC’s (or its applicable Affiliates’) Hydrocarbon production from any of the JV Interests, or any portion of Oaktree’s (or its applicable Affiliates’) Hydrocarbon production from any of the JV Interests, in each case, in accordance with such contract, shall be deemed to be in breach of Section 5.6(b)(i) solely as a result of DGOC (or its applicable Affiliate(s)) (x) entering into any such contract or (y) marketing any such Hydrocarbon production in accordance with any such contract.

(iii)          For purposes of clarity, nothing in this Section 5.6(b) shall be deemed to limit or otherwise affect DGOC’s ability to enter into any agreement or contract for the sale, exchange or other disposition, transportation, gathering, treating or processing of substances produced from or attributable to Hydrocarbon production from the JV Interests so long as it does not bind or otherwise affect Oaktree’s or its Affiliates’ share of Hydrocarbon production therefrom.

(c)        Oaktree Take-in-Kind Rights. The Oaktree Group shall have the right to elect to take-in-kind its share of Hydrocarbons produced from any applicable JV Interests and separately market such Hydrocarbons for its own account by giving DGOC at least thirty (30) days’ advance written notice of such election; provided, that such take-in-kind election shall be effective no earlier than the date on which the marketing arrangements existing as of the date of such election have terminated in accordance with their terms. DGOC and its Affiliates shall cooperate in good faith with the Oaktree Group in connection with facilitating the Oaktree Group’s  taking- in-kind; provided, however, that any incremental out-of- pocket costs and expenses to DGOC and its Affiliates that are attributable to such take-in-kind election and such cooperation will be the sole responsibility of Oaktree.

(d)       Security and Credit Support.

(i)          Without limitation of Section 5.6(b), if DGOC (or any of its Affiliates) markets any Hydrocarbon production of the Oaktree Group from or attributable to the JV Interests, none of Oaktree or any of its Affiliates shall be obligated to provide any security or credit support to any counterparty to any agreement or arrangement in respect of the marketing, transportation, gathering, processing or treatment of such Hydrocarbon production unless otherwise expressly agreed to in writing by Oaktree.

(ii)          Without limitation of the foregoing, but subject to Section 5.6(d)(iii), if (A) DGOC (or any of its applicable Affiliates) will market any Hydrocarbon production of the Oaktree Group from or attributable to any JV Interests that are jointly acquired by the Parties (or their respective applicable Affiliates) in connection with an Acquisition Opportunity hereunder and (B) the Parties have mutually agreed in writing that, as a result of or in connection therewith, DGOC (or its applicable Affiliate) will be obligated to (1) provide any security or credit support to any counterparty to any agreement or arrangement in respect of the marketing, transportation, gathering, processing or treatment of such Hydrocarbon production or (2) pay any additional firm transportation fees to any such counterparty in respect of such Hydrocarbon production, then Oaktree shall reimburse DGOC, on a monthly basis, for Oaktree’s applicable Working Interests Share of (x) any costs or expenses actually paid by DGOC (or any of its applicable Affiliates) in connection with providing such security or credit support and/or (y) such firm transportation fees.

(iii)          Notwithstanding Section 5.6(d)(ii), if any such security, credit support or firm transportation fees cover, or relate to, any Hydrocarbon production from or attributable to any assets, properties or interests other than such applicable JV Interests, then Oaktree shall only be obligated to reimburse DGOC (or its applicable Affiliate(s)), on a monthly basis, for a portion of such applicable costs, expenses and/or fees that is equal to the product of (A) the total amount of such applicable costs, expenses and/or fees that are actually paid by DGOC (or any of its applicable Affiliates) multiplied by (B) the quotient of (1) the aggregate volume of Oaktree’s (or its applicable Affiliates’) Hydrocarbons that are (x) marketed by DGOC (or its applicable Affiliate), (y) subject to the applicable agreement or arrangement and (z) utilizing throughput on the applicable midstream asset(s) or system(s) during the applicable month, divided by (2) the aggregate volume of all Hydrocarbons that are (x) subject to the applicable agreement or arrangement and (y) utilizing throughput on the applicable midstream assets(s) or system(s) during the applicable month (inclusive of, for purposes of clarity, Oaktree’s (or its applicable Affiliates’) applicable volumes of such Hydrocarbons).

(iv)          For purposes of clarity, the Parties acknowledge and agree that if, and to the extent, Oaktree is obligated to reimburse DGOC (or any of its Affiliates) for any costs, expenses or fees under this Section 5.6(d), such costs, expenses and fees shall be deemed to constitute Operating Costs for all purposes under this Agreement.

(v)          The Parties will account to one another in good faith consistent with the terms of this Section 5.6(d).

(vi)          Notwithstanding anything herein to the contrary, if an Asset Separation occurs with respect to any JV Interests which are subject to any firm transportation obligations, the Party who elects or is deemed to have elected to receive the AS Package containing such JV Interests shall assume all obligations and Liabilities in respect of such firm transportation obligations to the extent relating to such JV Interests.

ARTICLE 6

OPERATING COMMITTEE; OPERATING BUDGETS

6.1       Operating Committee.

(a)          The Parties hereby establish an “Operating Committee” to govern the acquisition of Target Assets and establish budgets with respect to Operations upon the JV Interests. The Operating Committee shall be comprised of four (4) committee members (each, a “Committee Member”), two (2) of which shall be appointed by DGOC and two (2) of which shall be appointed by Oaktree; provided, that each Party’s Committee Members shall act as a single body for purposes of any matter requiring a vote and shall be required to jointly vote for or against any such matter. Each Party shall have the right to change its Committee Members at any time by giving notice of such change to the other Party. The size of the Operating Committee cannot be changed without the prior written consent of DGOC and Oaktree.

(b)          Unless otherwise set forth herein or agreed to by the Parties in writing, the Operating Committee will meet (an “Operating Committee Meeting”) at least once every Calendar Quarter during normal business hours at a time and date proposed by the DGOC Operator on not less than five (5) Business Days prior notice, either in person or via teleconference or videoconference, to review and discuss (i) Acquisition Opportunities presented by DGOC under Section 4.1(a), the valuation of the Acquisition Assets related thereto and bid and proposal strategies in connection therewith, including any Initial Acquisition Budget with respect to such Acquisition Assets, (ii) the progress of Operations, (iii) technical issues, (iv) planned Operations, (v) status of each applicable Operating Budget and (vi) such other matters as may be reasonably requested by any Party. Either Party may call a special meeting of the Operating Committee by providing notice to the other Party no less than five (5) Business Days prior to the date on which such Party desires for the special meeting to occur; provided that, with respect to any special Operating Committee Meeting called to evaluate, discuss and vote on an Acquisition Opportunity presented by DGOC pursuant to Section 4.1, such Operating Committee Meeting shall be held at a date and time determined by DGOC in its sole discretion (on at least forty-eight (48) hours prior notice), so long as such date is no sooner than five (5) Business Days after the delivery by DGOC of the applicable Acquisition Notice.

(c)          Any matter that is to be voted on, consented to, determined by or approved by the Operating Committee shall be determined by the unanimous approval of the Committee Members present at an Operating Committee Meeting at which at least one (1) Committee Member from each Party is present (whether in person or by teleconference, videoconference or otherwise); provided, that if a Committee Member is not present at an Operating Committee Meeting but the other Committee Member appointed by the same Party is present, such present Committee Member for such Party shall hold the proxy of such absent Committee Member for such Party for all purposes at such Operating Committee Meeting, including quorum and voting purposes; and provided, further, that if (i) two (2) consecutive Operating Committee Meetings with respect to the same transaction of business are duly called and (ii) neither Committee Member representing a Party attends either such Operating Committee Meeting (whether in person or by teleconference, videoconference or otherwise), then attendance by such Committee Members shall not be required for a quorum to be constituted at such second Operating Committee Meeting, and the other Party’s Committee Members shall have the sole right to approve the matters for which such Operating Committee Meeting was called. Subject to the foregoing, a quorum must exist at all times of an Operating Committee Meeting, including the reconvening of any Operating Committee Meeting that has been adjourned, for any action taken at such Operating Committee Meeting to be valid.

(d)          The meetings and votes of the Operating Committee shall be reported in minutes, which shall state the date, time and place of the Operating Committee Meeting, the Committee Members present at the meeting, the matters put to a vote and the results of such vote. A copy of such minutes shall be provided to the other Party upon request.

(e)          The Operating Committee shall only be entitled to vote upon and approve or reject Acquisition Opportunities and Operating Budgets. With respect to all other matters concerning the JV Interests, the Operating Committee will solely serve in an advisory capacity with respect thereto. For the avoidance of doubt, the Operating Committee will not have the right to direct or control Operations or other operations relating to the JV Interests other than through the approval, rejection or modification of Operating Budgets applicable to or governing such Operations and/or other operations relating the JV Interests.

(f)          The Parties and their Representatives, including the members of the Operating Committee, shall keep confidential all information relating to Acquisition Opportunities in accordance with Article 8.

6.2       Operating Budgets.

(a)          Upon the closing of an Acquisition Opportunity approved by the Operating Committee that each Party (or their respective applicable Affiliates) participate in pursuant to this Agreement, the Initial Acquisition Budget prepared for such Acquisition Opportunity pursuant to Section 4.1(a)(iv) (as such may have been amended, modified, supplemented and/or updated by the mutual written agreement of the Parties at any time following the date on which such Initial Acquisition Budget was initially prepared and delivered to Oaktree by DGOC) shall be deemed approved by the Operating Committee.

(b)          Prior to November 15 of the Calendar Year in which the First Acquisition Date occurs and of each Calendar Year thereafter, DGOC shall prepare in good faith and submit to Oaktree a separate proposed budget for the subsequent Calendar Year for each Acquisition Tranche (each, an “Operating Budget”); provided, that Operating Budgets need not include expenditures related to regulatory requirements and obligations, Fixed Land Costs, environment and health and safety costs or Taxes (other than Asset Taxes) (all such excluded expenditures, the “Excluded Budget Items”) or Emergency Costs.

(c)          No later than December 10 of each Calendar Year in which a proposed Operating Budget is prepared and submitted to Oaktree, the Operating Committee shall meet to discuss each such proposed Operating Budget and any changes or revisions which the Committee Members desire to make to such proposed Operating Budget, and shall in good faith discuss any such changes or revisions. If the Committee Members unanimously agree on a proposed Operating Budget, it shall be an “Approved Operating Budget” (and for the avoidance of doubt, each Initial Acquisition Budget shall also be an Approved Operating Budget (as such Initial Acquisition Budget may have been revised pursuant to Section 6.2(a)) and incorporated into the applicable Approved Operating Budget for the relevant Acquisition Tranche). If the Committee Members are not able to unanimously agree on an Operating Budget for an Acquisition Tranche within 30 Business Days of Oaktree’s receipt of DGOC’s proposed Operating Budget for such Acquisition Tranche, the Operating Committee will be deemed to have rejected such proposed Operating Budget.

(d)          If the Operating Committee does not approve, or is deemed to have rejected, a proposed Operating Budget for an Acquisition Tranche, then the Operating Committee shall be deemed to have approved an Operating Budget for such Acquisition Tranche for the applicable upcoming Calendar Year in an amount equal to 110% of the then-applicable Approved Operating Budget for such Acquisition Tranche, together with any approved Initial Acquisition Budget(s) for any Acquisition Assets added to such Acquisition Tranche during such Calendar Year, in each case for the preceding Calendar Year (each such deemed approved Operating Budget, a “Default Operating Budget”), excluding, in each case, any extraordinary and/or non-recurring items included in the applicable Approved Operating Budget. Any Default Operating Budget deemed approved by the Operating Committee pursuant to this Section 6.2(d) shall, for so long as such Default Operating Budget is in effect, be considered an “Approved Operating Budget” for all purposes of this Agreement.

(e)          With respect to any applicable Approved Operating Budget and any Excluded Budget Items or Emergency Costs:

(i)          the Parties shall not have the right to make any non-consent election under any JOA or to otherwise elect not to participate with respect to any Operation contemplated thereby;

(ii)          each Party shall (and shall cause any Operator appointed by such Party and each other Affiliate of such Party that owns any interest in any of the JV Interests to) use its and their respective commercially reasonable efforts to propose and conduct all Operations in accordance with, and solely to the extent contemplated by, such Approved Operating Budget, except for Excluded Budget Items and Emergency Costs; provided, that notwithstanding anything to the contrary in Section 5.3 or any other provision of this Agreement or any Associated Agreements, so long as (A) any Operator appointed by such Party is using its respective commercially reasonable efforts to propose and conduct all Operations in accordance with, and solely to the extent contemplated by, such Approved Operating Budget (other than with respect to Excluded Budget Items and Emergency Costs) and (B) such Operator does not incur any capital expenditures not contemplated by such Approved Operating Budget (other than with respect to Excluded Budget Items, Emergency Costs and capital expenditures otherwise approved by each of the Parties (or their respective applicable Affiliates)), then, with respect to amounts incurred that exceed the amounts set forth in such Approved Operating Budget: (x) none of the Parties, their Affiliates or the Operator shall be in breach of the standard of care set forth in Section 5.3 to the extent such breach is caused by such amounts being in excess of the amounts set forth in such Approved Operating Budget, (y) Good Cause shall not be deemed to exist in respect of the applicable Operator to extent caused by such amounts being in excess of the amounts set forth in such Approved Operating Budget and (z) without limitation of the foregoing (x) and (y), the Parties and their respective Affiliates shall pay their respective Working Interest Shares of all such amounts incurred by such Operator for the joint account of the Parties and/or their Affiliates, whether or not such amounts are in excess of those contemplated by the Approved Operating Budget; and

(iii)          the Operator shall be exclusively authorized to propose and conduct any Operations covered by such Approved Operating Budget (or in connection with such Excluded Budget Items or Emergency Costs) for the account of DGOC and Oaktree (or their respective Affiliates) under the relevant JOA; provided, that to the extent any such Operation is contemplated under a Third Party JOA, the Operator shall propose such Operation to the Third Parties that are party thereto accordance with the terms of such Third Party JOA, but the Operator need not re-propose such operation to the Parties or their Affiliates.

In addition to the foregoing, notwithstanding anything herein or in any relevant JOA to the contrary, each Party shall cause any Operator appointed by such Party and each Affiliate of such Party that owns any JV Interests not to, without the prior written consent of Oaktree (which may be withheld in its sole discretion) propose or elect to participate in any Operation with respect to any JV Interests that is not contemplated by the applicable Approved Operating Budget (except for Excluded Budget Items or Emergency Costs) with respect to the applicable JV Interests, unless such Operation was proposed by a Third Party Operator who is not an Affiliate of DGOC and was not appointed by Oaktree.

(f)          If the Committee Members are not able to unanimously agree on an Operating Budget for an Acquisition Tranche for two (2) or more consecutive Calendar Years, either Party may elect to terminate this Agreement by providing notice to the other Party.

(g)          For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement or any Associated Agreement, the Operator is expressly authorized to make expenditures and incur liabilities for the joint account of the Parties without prior authorization or approval from the Oaktree Group when necessary or advisable, as determined by such Operator in good faith, (i) with respect to Excluded Budget Items and (ii) in connection with an the occurrence of an Emergency (such Emergency-related costs, “Emergency Costs”), and to take all such actions as it may deem advisable and necessary in connection therewith. Notwithstanding the foregoing, (A) DGOC shall, as soon as practicable following the occurrence of an Emergency, provide notice to Oaktree of the nature of such Emergency, the measures it (or the Operator) has taken or intends to take in respect of such Emergency, and the estimated Emergency Costs related thereto, which shall be borne by the Parties in accordance with their respective Working Interest Shares in the applicable JV Interests, and (B) to the extent that Oaktree has paid its applicable Working Interest Share of the costs of the applicable insurance and to the extent that any applicable insurance proceeds are paid to any member of the DGOC Group, DGOC shall, as promptly as is reasonably practicable following the receipt thereof, pay to Oaktree its applicable Working Interest Share of such insurance proceeds related to any Emergency Costs that are paid or otherwise economically borne by any member of the Oaktree Group and all such insurance proceeds actually received by the Oaktree Group shall be included in the calculation of IRR or, in the case of MOIC, the cumulative net revenues for the applicable Acquisition Tranche.

(h)          For the avoidance of doubt and notwithstanding anything herein to the contrary (including Section 5.3), but without limitation of Section 6.2(g), nothing in this Agreement is intended to limit Operator’s right to conduct Operations with respect to Emergencies or Excluded Budget Items.

ARTICLE 7

PAYMENT OBLIGATIONS

7.1        Acquisition Costs. Unless otherwise agreed by the Parties, Acquisition Costs shall be paid by each Party (or their respective applicable Affiliate(s)) directly to the Acquisition Opportunity Seller in accordance with Section 4.1(c)(iii).

7.2        Operating Costs. Subject to, and without limitation of, Section 6.2(e) and the other applicable terms and conditions set forth in this Agreement and the Associated Agreements, each Party shall, in accordance with Section 7.3, pay its Working Interest Share of all (a) Operating Costs that have been incurred in accordance with the applicable Approved Operating Budget or in connection with Operations conducted pursuant to this Agreement or an applicable JOA, (b) Operating Costs in excess of those contemplated by an Approved Operating Budget to the extent set forth in Section 6.2(e)(ii) and (c) Excluded Budget Items and Emergency Costs.

7.3       Payment Procedures.

(a)         Subject to, and without limitation of, Section 7.2, DGOC may issue statements and invoices to Oaktree for its Working Interest Share of (i) Operating Costs that have been incurred in accordance with the applicable Approved Operating Budget or in connection with Operations conducted pursuant to this Agreement or an applicable JOA, (ii) Operating Costs in excess of those contemplated by an Approved Operating Budget to the extent set forth in Section 6.2(e)(ii) and (iii) Excluded Budget Items and Emergency Costs. Alternatively, DGOC may issue a request to Oaktree to advance its Working Interest Share of Operating Costs that are contemplated by the applicable Approved Operating Budget to be incurred with respect to Operations to be conducted in accordance with the applicable JOA within forty-five (45) day period following the date such advance request is delivered to Oaktree.

(b)          In response to each such statement, invoice or advance request issued by DGOC, Oaktree shall pay or advance its applicable Working Interest Share of such Operating Costs within fifteen (15) days of receiving such statement, invoice or advance request.

(c)          Notwithstanding anything to the contrary herein or otherwise, the Parties acknowledge and agree that if any funds that are advanced by Oaktree to DGOC pursuant to this Section 7.3 are not used or otherwise spent by DGOC for their intended purpose within forty five (45) days following the date that Oaktree advanced such funds to DGOC, then Oaktree shall have the right (in its discretion) to instruct DGOC to (i) promptly refund all such unused advanced funds to Oaktree or (ii) issue a credit to Oaktree in the amount of such unused advanced funds, in which case, such credit shall be applied and credited by DGOC against any Operating Costs then owed by Oaktree pursuant to any invoice delivered by DGOC hereunder with respect to any JV Interests within the same Acquisition Tranche as the JV Interests for which such advance was made or, if no such Operating Costs are then-owed, against all such Operating Costs that Oaktree is obligated to pay, until such credit is extinguished. DGOC shall promptly comply with such instruction and, in any event, within five (5) Business Days following its receipt thereof.

7.4              Audits. Without duplication of any audits conducted for the same period pursuant to the DGOC/Oaktree JOA with respect to any applicable JV Interests, Oaktree shall have the right to audit the accounts of DGOC and any other DGOC Operator with respect to Operating Costs and Acquisition Costs with respect to such JV Interests (and Operations related thereto and any related proceeds, revenues and netting), on the same basis as is provided in Exhibit “C” to such applicable DGOC/Oaktree JOA; provided, that any disputes or audits of Operating Costs with respect to any JV Interests that are also subject to a Third Party JOA shall be conducted in accordance with such applicable Third Party JOA(s) applicable to such Operating Costs.

7.5              Payment Breaches. If any Party (or any of its applicable Affiliates) fails to pay its Acquisition Share of any undisputed Acquisition Costs as and when due under Section 4.1(c) and the terms of the applicable Definitive Acquisition Agreements with respect to the applicable Acquisition Opportunity (such event, a “Payment Breach”), then, (a) the non-breaching Party shall provide written notice of such defaults to the defaulting Party (which notice will include a statement of the amount of money that the defaulting Party has failed to pay) and (b) in addition to any remedies available to the non-defaulting Party under any Associated Agreement, the non-defaulting Party shall have the right to (i) seek all remedies available at Law or in equity, including specific performance, with respect to any such Payment Breach and (ii) recover from the defaulting Party (A) all reasonable attorneys’ fees and other costs sustained in the collection of amounts owed by the defaulting Party (or its applicable Affiliate) and (B) any penalties, losses of deposits or other similar costs incurred as a result of such Payment Breach.

7.6              Memorandum. Concurrently with the closing of the first Acquisition Opportunity by the Parties (or their respective Affiliates) hereunder, each Party shall execute and deliver to the other Party, among other things, the Memorandum of Participation Agreement set forth in Exhibit A (the “Memorandum of Participation Agreement”). Each Party shall execute and deliver such other amendments to the Memorandum of Participation Agreement from time to time to reflect any JV Interests obtained in connection with an Acquisition Opportunity and the filing of such Memorandum of Participation Agreement in such locations as determined by the Parties in good faith in connection with the closing of such Acquisition Opportunity.

ARTICLE 8

CONFIDENTIALITY

8.1       Confidentiality.

(a)          Upon the execution and delivery of this Agreement, the Confidentiality Agreement shall terminate as to all transactions contemplated hereunder. The Parties agree that all Confidential Information shall be considered confidential, shall be kept confidential and shall not be disclosed to any Person that is not a Party without the other Party’s written consent, which may not be unreasonably withheld, delayed or denied; provided, however, that, subject to Section 8.1(b) and Section 8.2(a), consent shall not be required for the following disclosures:

(i)          (A) disclosures by a Party to such Party’s Affiliates or Representatives (in which case such Party shall cause its Affiliates or Representatives to comply with the terms of this Section 8.1) or (B) disclosures by Oaktree to any Oaktree Permitted Recipients for the purposes of (I) evaluating Acquisition Opportunities, SOZ Assets or Midstream Development Projects and negotiating and consummating transactions in respect of the same, in each case, solely in connection with transactions contemplated by this Agreement, (II) evaluating or monitoring the ownership, operation, maintenance, development or performance of the JV Interests, (III) evaluating any potential or proposed Transfer of, or financing involving, any JV Interests or any Asset Separation and/or (IV) evaluating or monitoring any other matters related to any rights, obligations or remedies under, or performance or enforcement of, the terms and provisions of, this Agreement, any Associated Agreement or any Definitive Acquisition Agreement, together, in each case, with matters reasonably incidental thereto;

(ii)          disclosures to the extent required pursuant to applicable Law, by applicable legal Proceedings or by a Governmental Authority with jurisdiction over the disclosing Party;

(iii)          disclosures to prospective or actual attorneys or other advisors engaged by any Party where disclosure of such information is related to such attorney’s or advisor’s work for such Party;

(iv)          disclosures to prospective or actual contractors and consultants engaged by any Party where disclosure of such information is related to such contractor’s or consultant’s work for such Party;

(v)          subject to Article 9, disclosures to a bona fide prospective transferee of assets or a Party’s interest in the JV Interests, to the extent appropriate in order to allow the assessment of such interest (including a Person with whom a Party or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s Equity Interests or other Change of Control transaction);

(vi)          disclosures to a bank, Hedge counterparty or other financial institution or other current or prospective financing source to the extent reasonably necessary for a Party arranging for funding or Hedges;

(vii)          disclosures of field-wide and non-identifying information regarding Operations or JV Interests in investor presentations;

(viii)          disclosures to the extent such information must be disclosed pursuant to any rules or requirements of any stock exchange having jurisdiction over such Party or its Affiliates; provided, that if any Party desires to disclose information in an annual or periodic report to its, or its Affiliates’, shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any stock exchange, then such Party shall disclose such information only in compliance with Section 8.3;

(ix)          disclosures to such Party’s employees for the purpose of conducting Operations; and

(x)          disclosures of any information which, through no fault of a Party or its Affiliates or any of its or their respective directors, officers, employees or agents, becomes a part of the public domain.

(b)          No Party shall make any disclosure permitted under Section 8.1(a) without first taking customary precautions to ensure such information is kept confidential, and disclosure pursuant to Sections 8.1(a)(iv), (v) and (vi) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient to keep the information strictly confidential for the term of this Agreement and to use the information for the sole purpose described the applicable section of this Agreement.

(c)          Each Party shall be liable for any disclosure by its Representatives in violation of this Section 8.1.

8.2       Oaktree Permitted Recipients.

(a)          Oaktree shall cause any Oaktree Permitted Recipient that actually receives any Confidential Information to (i) not use such Confidential Information for the benefit of any Oaktree Permitted Recipient or any other Person that is not a member of the Oaktree Group and in competition with any member of the DGOC Group, and (ii) keep such Confidential Information confidential in accordance with the terms of this Agreement and to not disclose any such Confidential Information to any other Persons in breach of this Agreement.

(b)          Without limitation of Section 8.2(a), the Parties acknowledge and agree that(i)  the respective employees, members, managers, officers and directors of the direct and indirect equity holders of Oaktree and the other members of the Oaktree Group, in each case, may serve as directors, officers, members, employees and/or managers of Oaktree Permitted Recipients, and that such Oaktree Permitted Recipients will not be deemed to have received Confidential Information solely due to the dual role of any such employee, member, manager, officer or director and (ii) the foregoing employees, members, managers, officers and directors may retain mental impressions of the Confidential Information and the retention of any such mental impressions thereby shall not result in any applicable Oaktree Permitted Recipient being deemed to have received any Confidential Information.

(c)          Notwithstanding anything to the contrary contained in Section 8.1(a), nothing in this Section 8.2 shall prevent Oaktree or any other member of the Oaktree Group from making any disclosures to its direct or indirect investors or prospective investors or such investors’ or prospective investors’ respective advisors with respect to operations or operating results related to any applicable Acquisition Assets, SOZ Assets, Midstream Development Projects or JV Interests.

8.3       Publicity.

(a)          Subject to Sections 8.3(b) and 8.3(c), no Party shall make or issue any press release or other similar announcements to the general public concerning this Agreement, the Associated Agreement or the transactions contemplated hereby or thereby without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed. If a Party desires to make a press release or other similar announcement, it shall first give the other Party forty-eight (48) hours’ prior written notification of its desire to make such press release or other similar announcement, which notification shall include (i) a request for consent to make such press release or other similar announcement and (ii) a written draft of the text of such press release or other similar announcement. The Party making such press release or other similar announcement shall in good faith consider any reasonable comments to such press release or other similar announcement proposed by the other Party and, without limitation of the foregoing, except to the extent otherwise required by Law or under the rules and regulations of a recognized stock exchange on which shares of such Party or any of its Affiliates are listed, shall make any modifications or revisions identified in such comments proposed by the other Party that pertain to such proposing Party or any of its Affiliates or Representatives (including, in the case of Oaktree for all purposes of this Section 8.3, any Excluded Oaktree Entity or any Representative thereof), or its or their businesses or the manner in which such proposing Party or such Affiliates are described.

(b)           Nothing in this Section 8.3 shall prohibit any Party from issuing or making a press release or other similar announcement where such press release or other similar announcement is required by Law or under the rules and regulations of a recognized stock exchange on which shares of such Party or any of its Affiliates are listed. If a Party is so required to make a press release or other similar announcement, it shall, except to the extent otherwise required by Law or under the rules and regulations of a recognized stock exchange on which shares of such Party or any of its Affiliates are listed, first give the other Party forty-eight (48) hours’ prior written notification of such requirement, which notification shall include a written draft of the text of such press release or other similar announcement. The Party making such press release or other similar announcement shall in good faith consider any reasonable comments to such press release or other similar announcement proposed by the other Party and, without limitation of the foregoing, except to the extent otherwise required by Law or under the rules and regulations of a recognized stock exchange on which shares of such Party or any of its Affiliates are listed, shall make any modifications or revisions identified in such comments proposed by the other Party that pertain to such proposing Party or any of its Affiliates or Representatives, or its or their businesses or the manner in which such proposing Party or such Affiliates are described.

(c)           Notwithstanding anything to the contrary in this Agreement, in the event of any Emergency, DGOC may issue such press releases or other similar announcements as it deems reasonably necessary in light of the circumstances and shall promptly provide Oaktree with a copy of any such press release or announcement.

ARTICLE 9

TRANSFER RESTRICTIONS

9.1           Transfers of this Agreement. Except in connection with a permitted Transfer of JV Interests pursuant to Section 9.2(b), during the Restricted Period neither DGOC nor Oaktree shall Transfer any interest in this Agreement without the prior written consent of the other Party (which may be granted or withheld in its sole discretion).

9.2	Transfers of JV Interests.

(a)	Consent Required During Restricted Period.

(i)            Subject to the remainder of this Section 9.2 and the other provisions of this Article 9, until the expiration of the Restricted Period, neither DGOC nor Oaktree shall, and neither will permit its Affiliates to, Transfer any portion of the JV Interests owned by such Party or its Affiliates, other than a Transfer of Immaterial Assets initiated by DGOC under Section 9.2(a)(iii), without the prior written consent of the other Party (which may be granted or withheld in its sole discretion). Subject to Section 9.2(a)(ii), after the expiration of the Restricted Period, the Parties shall be entitled to Transfer all or any portion of the their respective interests in the JV Interests; provided, that any such Transfer shall be made subject to the applicable JOAs.

(ii)           For the avoidance of doubt, (A) after the termination of the Restricted Period, either Party and/or its Affiliates may Transfer, directly or indirectly, any interest in the JV Interests without the consent of the other Party and without being subject to Section 9.2(c); provided, that any such Transfer shall be subject to Sections 9.2(d), 9.3, 9.4 and 9.5; (B) the provisions set forth in Section 9.2(a)(iii) and Section 9.3 will burden any subsequent transferee of the interests of any member of the Oaktree Group in any JV Interests so long as any member of the DGOC Group also holds interests in such JV Interests; and (C) the provisions set forth in Section 9.4 will burden any subsequent transferee of the interests of any member of the DGOC Group or the Oaktree Group in any JV Interests so long as any member of the Oaktree Group and any member of the DGOC Group each holds interests in such JV Interests.

(iii)           Notwithstanding anything to the contrary in Article 9, on an annual basis the DGOC Group shall have the right to elect to Transfer one (1) or more JV Wells (and associated leasehold interests, facilities and equipment) with an aggregate PV10 value not to exceed $1,000,000 to a Third Party (such Transfer, a “Transfer of Immaterial Assets”, and such assets, “Immaterial Assets”), and DGOC shall have the right to require the Oaktree Group to Transfer its interests in the same to such Third Party on the same terms under which the DGOC Group is Transferring such Immaterial Assets.

                                (b)   Affiliate Transfers.

(i)           Notwithstanding Section 9.2(a), a Party may Transfer all or any portion of its interests in the JV Interests, together with a corresponding portion of its rights and obligations under this Agreement or any Associated Agreement, to any Affiliate of such Party; provided, that (A) no such Transfer shall be effective until such Affiliate agrees in writing to be bound by the terms and conditions of this Agreement and any applicable Associated Agreement; and (B) unless the other Party is satisfied (as determined in its reasonable discretion) with the creditworthiness of the transferee Affiliate of the Transferring Party, no such Transfer will relieve the Transferring Party of any of its or its Affiliates’ obligations under this Agreement or any Associated Agreement, and the Transferring Party will remain primarily liable for all such obligations, whether incurred before or after such Transfer.

(ii)        If any Party Transfers any JV Interests to an Affiliate pursuant to this Section 9.2(b) and such Affiliate ceases to be an Affiliate of the Transferring Party during the Restricted Period, then the JV Interests (and related rights and interests in and to this Agreement and the applicable Associated Agreements) Transferred to such Affiliate shall be automatically Transferred back to the Transferring Party, effective as of immediately prior to the occurrence of the event that caused such Person to cease to be an Affiliate.

                (c)           Encumbrances.

(i)          Subject to Sections 9.2(c)(ii) and 9.2(c)(iii), each Party and its Affiliates may mortgage, pledge or otherwise Encumber all or any portion of its interests in the JV Interests in connection with a financing or hedging transaction (each, a “Permitted Pledge”); provided, that (A) the encumbering Party shall remain liable for all obligations relating to such JV Interests, (B) such Permitted Pledge shall be subject and subordinate to the rights of the other Party under this Agreement and any Associated Agreement, including any security interest provided for herein or in any Associated Agreement, which subordination shall be expressly for the benefit of the other Party, and, (C) for the avoidance of doubt, such Encumbrance is subject to the encumbering Party’s obligation to pay its Working Interest Share of all Operating Costs that are chargeable to such Party pursuant to this Agreement and any applicable Associated Agreement.

(ii)          Any foreclosure or exercise of other secured party remedies with respect to any Permitted Pledge shall be deemed to be a Transfer subject to the restrictions of this Article 9.

(iii)          During the Restricted Period, if any member of the DGOC Group desires to enter into a securitization or other financing transaction (a “Securitization Transaction”) with respect to its interests in the JV Interests pursuant to which DGOC (or the applicable member of the DGOC Group) would be required to forfeit its ability or right to effect an Asset Separation with respect to Tranche JV Interests in any Acquisition Tranche, (A) such member of the DGOC Group shall deliver notice to Oaktree of its desire to enter into such Securitization Transaction and its request for Oaktree’s consent thereto, which notice shall include a reasonably detailed description and overview of such proposed Securitization Transaction and the affected JV Interests and such other documentation and information as DGOC or any of its Affiliates possess or control and DGOC determines in good faith would assist Oaktree in its analysis and evaluation of such Securitization Transaction and (B) such member of the DGOC Group shall not consummate such Securitization Transaction with respect to any Tranche JV Interests in such Acquisition Tranche without the prior written consent of Oaktree, which may be withheld in its sole discretion; provided, that if Oaktree fails or refuses to consent to such Securitization Transaction within ten (10) Business Days following its receipt of DGOC’s written request therefor (such period, the “Securitization Transaction Review Period”), then such member of the DGOC Group shall have the right to effect an Asset Separation with respect to the applicable Acquisition Tranche prior to effecting such Securitization Transaction (provided that, unless otherwise agreed to in writing by the Parties, any such Asset Separation shall be deemed to be null and void if such member of the DGOC Group fails to consummate the applicable Securitization Transaction reasonably promptly following the occurrence of such Asset Separation); provided, further, that in lieu of denying its consent to such Securitization Transaction, Oaktree may elect to participate in such Securitization Transaction with respect to its interests in and to the applicable Tranche JV Interests in such Acquisition Tranche, in which case the provisions of Section 9.4 shall apply, mutatis mutandis. If, during the Restricted Period, Oaktree consents, or is deemed to have consented, to a member of the DGOC Group entering into a Securitization Transaction that restricts an Asset Separation, Oaktree shall be deemed to have waived its right to seek an Asset Separation as to the Tranche JV Interests that are subject to such Securitization Transaction if, and only if, the applicable member of the DGOC Group actually consummates such Securitization Transaction with respect to such Tranche JV Interests. Notwithstanding anything to the contrary herein, during the Securitization Transaction Review Period applicable to a Securitization Transaction, DGOC shall (and shall cause each other applicable member of the DGOC Group to) use commercially reasonable efforts (without obligation to incur any out-of-pocket expenses or provide any consideration in connection therewith), subject to any applicable confidentiality, privilege or other restrictions with respect to such Securitization Transaction in favor of the DGOC Group or any other Third Parties which prohibit disclosure to the Oaktree Group, to provide to Oaktree, as soon as reasonably practicable, any such additional information as is reasonably requested by Oaktree in connection with its evaluation of the applicable Securitization Transaction, to the extent such information is in the possession or control of any member of the DGOC Group (or to the extent the same could be obtained through the exercise of commercially reasonably efforts of any member of the DGOC Group but in such case at the sole cost and expense of Oaktree); provided that, DGOC shall use its commercially reasonable efforts (without any obligation to incur any out-of-pocket expenses or provide any consideration in connection therewith) to obtain waivers or consents in respect of such confidentiality restrictions to enable DGOC or its applicable Affiliate to disclose any applicable information or materials to the Oaktree Group.

(d)           Additional Consent Requirements. For the avoidance of doubt, any Transfer of a JV Interest shall also be subject to any restrictions on Transfer set forth in the applicable Associated Agreements; provided, that to the extent any such Associated Agreement contains a right to withhold consent to Transfer or a preferential purchase right in favor of the other Party with respect to a JV Interest, as between the Transferring Party and the non-Transferring Party, any such consent right or preferential purchase right in such Associated Agreement shall not apply.

9.3       Right of First Offer.

(a)            Subject to Section 9.2 and Section 9.3(d) (but in addition to Section 9.4), if at any time any member of the Oaktree Group desires to (i) Transfer any portion of its interests in the JV Interests to a Third Party or (ii) effect a Change of Control with respect to it or any Affiliate which owns JV Interests, then Oaktree shall first provide DGOC with notice (a “ROFO Notice”) which sets forth Oaktree’s bona fide intention to Transfer such JV Interests to a Third Party and specifying the portion of such JV Interests to be Transferred (the “ROFO Interest”).

(b)            For a period of 10 Business Days following its receipt of a ROFO Notice (the “ROFO Offer Period”), DGOC will have the right, but not the obligation, to make a first offer (a “ROFO Offer”) to Oaktree, by delivering to Oaktree a written offer (the “ROFO Offer Letter”) for the DGOC Group to acquire all, but not less than all, of the ROFO Interest, which ROFO Offer Letter shall (i) set forth the proposed purchase price for the ROFO Interest (the “ROFO Offered Price”) and any other material terms and conditions of DGOC’s offer and (ii) be irrevocable for 15 Business Days after receipt by Oaktree (the “ROFO Acceptance Period”). Subject to Section 9.3(c)(ii), if DGOC has not delivered a ROFO Offer within the ROFO Offer Period it shall be deemed to have waived all of its rights under this Section 9.3 to purchase the ROFO Interest described in the applicable ROFO Notice.

(c)           Prior to the expiration of the ROFO Acceptance Period, Oaktree shall notify DGOC whether it elects to accept the ROFO Offer; provided, that a failure by Oaktree to so notify DGOC shall be deemed to be a rejection of the ROFO Offer.

(i)          If Oaktree accepts the ROFO Offer, the Parties shall cooperate with each other in good faith to consummate the purchase of the ROFO Interest as promptly as practicable following the acceptance of the ROFO Offer.

(ii)          If Oaktree rejects (or is deemed to have rejected) the ROFO Offer, then, for a period of 180 days following the conclusion of the ROFO Acceptance Period (subject to reasonable extension for any required regulatory approvals), the members of the Oaktree Group may thereafter Transfer the ROFO Interest to a Third Party at a price no less than the ROFO Offered Price; provided, that Oaktree agrees to provide notice to DGOC at least 10 Business Days prior to its execution of any definitive agreement with respect to any such Transfer. If applicable members of the Oaktree Group have not closed the Transfer of the ROFO Interests to a Third Party within such 180-day period (subject to reasonable extension for any required regulatory approvals), then any proposed Transfer of JV Interests shall once again be subject to the terms and conditions of this Section 9.3.

(d)           If DGOC or any other DGOC Operator has been removed as Operator of a majority of the JV Wells pursuant to Section 5.1(c) (or DGOC or any other DGOC Operator is for any other reason no longer the Operator of a majority of such JV Wells) that are included in the JV Interests that Oaktree (or any other member of the Oaktree Group) desires to Transfer to a Third Party hereunder, then DGOC shall not have a right of first offer with respect to such Transfer by the members of the Oaktree Group of any portion of their interests in the such JV Interests to a Third Party pursuant to this Section 9.3.

9.4       Tag-Along Right.

(a)           Subject to Section 9.2 (but in addition to Section 9.3), if a Party (the “Tag Transferor”) intends to Transfer all or any portion of its interests in the JV Interests to a Third Party (a “Tag Transferee”), then the other Party (the “Tag Holder”) shall have the right (but not the obligation) (the “Tag-Along Right”) to participate in the proposed Transfer (the “Tag Transfer”).

(b)           The Tag Transferor shall provide the Tag Holder with a notice regarding the Tag Transfer (a “Tag Notice”) not later than thirty (30) days prior to consummating the Tag Transfer which sets forth (i) the Tag Transferor’s bona fide intention to consummate a Tag Transfer, (ii) the name of the Tag Transferee, (iii) a written description of the JV Interests to be Transferred (the “Tag Interest”), (iv) the anticipated date of the closing for such proposed Tag Transfer and (v) the material terms and conditions of the proposed Tag Transfer, including the purchase price (and any other consideration) to be paid for the Tag Interests and a copy of any and all definitive documents (or current drafts thereof) and term sheets than have been prepared in connection with the proposed Tag Transfer (as and if applicable).

(c)           The Tag Transferor will cause the proposed Tag Transferee to propose a purchase price that includes the collective interests of the Tag Transferor and the Tag Holder in the Tag Interests and, if applicable, a bona fide allocation of value between the Tag Interests and any other assets included in the Tag Transfer.

(d)           Within 30 days following receipt of the Tag Notice (the “Tag Acceptance Period”), the Tag Holder may elect in writing to Transfer to the Tag Transferee its corresponding interest in and to Tag Interests provided, that failure by the Tag Holder to so notify the Tag Transferor shall be deemed an election to not participate in the Tag Transfer. During the Tag Acceptance Period, the Tag Transferor shall use commercially reasonable efforts (without obligation to incur any out-of- pocket expenses or provide any consideration in connection therewith) to provide to the Tag Holder, as soon as reasonably practicable, any such additional information as is reasonably requested by the Tag Holder in connection with its evaluation of the Tag-Along Right to the extent such information is within the possession or control of the Tag Transferor or any of its Affiliates (or to the extent the same could be obtained through the exercise of commercially reasonable efforts of any member of the DGOC Group but in such case at the sole cost and expense of Oaktree). The Tag Transferor’s obligation to provide such additional information shall be subject to, and limited by, any applicable confidentiality, privilege or other restrictions in favor of the Tag Transferor or any of its Affiliates or any Third Parties which prohibit disclosure to the Tag Transferee; provided that, the Tag Transferor shall use its commercially reasonable efforts (without any obligation to incur any out-of-pocket expenses or provide any consideration in connection therewith) to obtain waivers or consents in respect of such confidentiality restrictions to enable the Tag Transferor or its applicable Affiliate to disclose any applicable information or materials to the Tag Transferee.

(e)           Notwithstanding the foregoing provisions of Section 9.4(d), if the Tag Holder notifies the Tag Transferor in accordance with Section 9.4(d) that it elects to participate in the Tag Transfer but (i) the closing of the Tag Transfer does not occur within 180 days (subject to reasonable extension for any required regulatory approvals) following such election by the Tag Holder, or (ii) the consideration to be paid in connection with the Tag Transfer subsequently materially changes (as compared to the consideration to be paid in connection with the Tag Transfer that was presented to the Tag Holder in the applicable Tag Notice and other materials and information provided during the Tag Acceptance Period), the Tag Holder shall thereafter have a renewed election right such that the Tag-Along Rights of such Tag Holder shall apply anew and the Tag Transferor shall again be required to comply with the procedures set forth in this Section 9.4 before consummating any transaction with the Tag Transferee or any other Person that pertains to the JV Interests.

(f)           Subject to Section 9.4(e), if the Tag Holder notifies the Tag Transferor in accordance with Section 9.4(d) that it elects to participate in the Tag Transfer, then the Tag Transferor and the Tag Holder shall enter into separate but substantially similar agreements with the Tag Transferee; provided, that (i) such agreements may vary to take into account customary modifications with respect to each Party’s applicable status as a non-operator or operator and other provisions specific to the status of each Party and its interests in the applicable JV Interests, (ii) any representations and warranties relating specifically to a Party shall be made only by such Party and (iii) the obligations of the Tag Transferor and the Tag Holder shall be several and not joint and limitations on liability and indemnity obligations shall be allocated between the Tag Transferor and the Tag Holder participating in such Tag Transfer in a manner consistent with the terms of this Agreement and any applicable JOA and based upon the respective proportionate amounts of the total consideration received by the Tag Transferor and the Tag Holder in connection with the consummation of such Tag Transfer.

(g)            If the Tag Holder notifies the Tag Transferor in accordance with Section 9.4(d) that it elects to participate in the Tag Transfer but the Tag Transferee does not agree to purchase the entirety of the Tag Interests of both the Tag Transferor and the Tag Holder, then, unless the Tag Holder notifies the Tag Transferor that it no longer desires to participate in the Tag Transfer on account of such Tag Transferee not agreeing to purchase the entirety of the Tag Interests of both the Tag Transferor and the Tag Holder, within two (2) Business Days after being notified of such decision by the Tag Transferee, (i) the interests of the Tag Transferor and the Tag Holder in the Tag Interests will be reduced proportionately to the amount of the Tag Interests which the Tag Transferee is willing to purchase, pro rata based on the relative Working Interests held by the Parties in the applicable JV Interests, and (ii) each Party shall sell its reduced interest in the Tag Interests to such Tag Transferee in accordance with Section 9.4(e).

(h)            If the Tag Holder elects (or is deemed to have elected) to not participate in the Tag Transfer, then, for a period of 180 days (subject to reasonable extension for any required regulatory approvals) following the conclusion of the Tag Acceptance Period, the Tag Transferor may Transfer the Tag Interests as described in the Tag Notice; provided, that the Tag Transfer shall be on terms no more favorable to the Tag Transferor, in the aggregate, than those provided in the Tag Notice. If the Tag Holder has not closed the Tag Transfer within such 180-day period (subject to reasonable extension for any required regulatory approvals), then any proposed Tag Transfer shall once again be subject to the terms and conditions of this Section 9.4.

(i)            If DGOC or any other DGOC Operator has been removed as Operator of a majority of the JV Wells pursuant to Section 5.1(c) (or DGOC or any other DGOC Operator is for any other reason no longer the Operator of a majority of such JV Wells) that are included in the JV Interests that Oaktree (or any other member of the Oaktree Group) desires to Transfer to a Third Party hereunder, then DGOC shall not have a Tag-Along Right with respect to such Transfer by the members of the Oaktree Group of any portion of their interests in such JV Interests to a Third Party pursuant to this Section 9.4.

9.5              Documentation for Transfers. No Transfer that is otherwise permitted under this Article 9 will be effective unless and until the non-Transferring Party has received a copy of the Transfer instruments executed by both the Transferring Party (or its legal representative) and the transferee (or its legal representative) that includes: (a) the identity and notice address of such transferee; (b) such transferee’s express agreement in writing to (i) be bound by and fully and timely perform all of the terms and conditions of this Agreement and any applicable Associated Agreements, and (ii) if applicable, assume an undivided interest, in an amount equal to the JV Interests being Transferred to the permitted transferee, of all of the Liabilities and obligations of the Transferring Party under any applicable Associated Agreements; (c) if applicable, a description of the JV Interests being Transferred; and (d) representations and warranties to the non-Transferring Party from the Transferring Party that the Transfer was made in accordance with applicable Law (including state and federal securities Law) and the terms and conditions of any applicable Associated Agreements.

9.6              Transaction-Related Assistance. In connection with any proposed Transfer by any member of the Oaktree Group of any interest in or to any of the JV Interests or any financing transaction related to any of the JV Interests that any member of the Oaktree Group may pursue, DGOC and any applicable DGOC Operator shall use their respective commercially reasonably efforts to assist Oaktree or any other applicable member of the Oaktree Group in any effort or process related to any such Transfer if, and to the extent, reasonably requested by Oaktree, which assistance shall include, without limitation, the production of records, information and documents related to the applicable JV Interests, making personnel available for meetings and interviews and the preparation of asset-related information and records; provided, however, that (a) neither DGOC nor any other applicable DGOC Operator shall be required to incur any out-of-pocket expense in connection with the provision of such assistance; (b) such assistance shall not unreasonable interfere with the conduct of business by the DGOC Group and Oaktree shall use commercially reasonable efforts to minimize disruptions to such business of the DGOC Group; and (c) the DGOC Group shall not be obligated provide any such assistance more than once in a Calendar Year. This Section 9.6 shall terminate on the seventh (7th) anniversary of the Execution Date; provided that, in the event of an Asset Separation with respect to any Tranche JV Interests, this Section 9.6 shall terminate on the date on which such Asset Separation occurs as to such Tranche JV Interests subject to such Asset Separation.

ARTICLE 10

TAXES

10.1          Tax Partnership. The Parties intend and expect that the transactions contemplated by this Agreement and the Associated Agreements, taken together, will be treated, for purposes of U.S. federal income taxation and for purposes of certain state Income Tax Laws that incorporate or follow U.S. federal income tax principles (“Tax Purposes”), as resulting in the creation of a separate Tax partnership for each Acquisition Tranche (for the avoidance of doubt, excluding any Midstream Development Project), in which DGOC and Oaktree are treated as partners (each, a “Tax Partnership”). The governing terms and conditions of each such Tax Partnership are set forth in the Tax Partnership Agreement attached hereto as Exhibit B (the “Tax Partnership Agreement”). For Tax Purposes, the Parties agree that the specific treatment of the transactions contemplated by this Agreement and the Associated Agreements shall be as set forth in the Tax Partnership Agreement.

10.2         Responsibility for Taxes. Except as otherwise provided in the Tax Partnership Agreement, each Party will be responsible for reporting and discharging its own Income Taxes and the satisfaction of such Party’s share of all contract obligations under this Agreement and the Associated Agreements. Each Party will indemnify, defend and hold harmless the other Party and its Representatives from and against any and all losses, costs and Liabilities arising from the indemnifying Party’s failure or refusal to report and discharge such Income Taxes or satisfy such obligations. The Parties shall equally bear any Transfer Taxes, and shall use commercially reasonable efforts to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes, including by obtaining any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the transactions contemplated hereby.

ARTICLE 11

TERM; TERMINATION

11.1      Term. The term of this Agreement shall begin on the Execution Date and shall continue until terminated pursuant to Section 11.2.

11.2      Termination. This Agreement shall be terminated on the occurrence of any of the following:

(a)        the mutual agreement of DGOC and Oaktree;

(b)        the election of either Party pursuant to Section 4.1(g);

(c)        the election of either Party pursuant to Section 6.2(f);

(d)        the Transfer by either Party of all or substantially all of its interests in the JV Interests to a Third Party in accordance with Section 9.2(a);

(e)        in the event that all of the JV Interests are subject to an Asset Separation on account of the election by DGOC to effect an Asset Separation pursuant to Section 9.2(c)(iii) prior to effecting an applicable Securitization Transaction thereunder; or

(f)         the election of either Party following the expiration of the Restricted Period.

provided, that if in connection with any such termination a party elects to effect an Asset Separation pursuant to Section 11.4, then the effective date of the termination of this Agreement shall be the date on which the Asset Separation is effected. The date on which this Agreement terminates shall be the “Termination Date”.

11.3       Effect of Termination.

(a)       On the Termination Date, this Agreement will forthwith become void and the Parties will have no liability or obligation hereunder; provided, that (i) the termination of this Agreement or any provision hereof will not relieve any Party from any expense, Liability or other obligation or remedy therefor which has accrued or attached prior to the date of such termination, (ii) the provisions of the Tax Partnership Agreement will survive such termination and remain in full force and effect with respect to each JV Interest until such Tax Partnership Agreement ceases to apply to such JV Interest in accordance with its terms, (iii) the provisions of each DGOC/Oaktree JOA will survive such termination and remain in full force and effect with respect to each JV Interest until each such DGOC/Oaktree JOA ceases to apply to such JV Interest in accordance with its terms, (iv) the provisions of Article 1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.6, Section 5.1, Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 7.2, Section 7.3, Section 7.4, Section 9.2(a), Section 9.3, Section 9.4, Section 9.5, Section 9.6, Article 10, this Section 11.3, Section 11.4 and Article 13 (together with such other provisions of this Agreement to the extent necessary to give effect to these provisions) shall, subject to Section 11.3(b), survive such termination and remain in full force and effect indefinitely, and (v) the provisions of Article 8 and the confidentiality obligations set forth in Section 6.1(f) will survive such termination and remain in full force and effect until the one-year anniversary of such termination.

(b)       Notwithstanding anything herein to the contrary, if at any time a JV Interest is owned solely by one Party and/or its Affiliates and, for purposes of clarity, not by the other Party or any of its applicable Affiliates (including, for purposes of clarity, following the occurrence of an Asset Separation with respect to such JV Interests), the provisions of this Agreement shall terminate with respect to such JV Interests (including, for purposes of clarity, any Transfer-related restrictions hereunder), except that the provisions of Article 8 and the confidentiality obligations set forth in Section 6.1(f) will survive such termination and remain in full force and effect until the one-year anniversary of such termination.

        11.4       Asset Separation.

(a)        On or before the date that is 30 days following the termination of this Agreement pursuant to Section 11.2(a), Section 11.2(b), Section 11.2(c) or Section 11.2(f), either Party may elect to effect an Asset Separation with respect to the Tranche JV Interests in any Acquisition Tranche.

(b)       If a Party elects to effect an Asset Separation pursuant to Section 11.4(a) or DGOC elects to effect an Asset Separation with respect to all of the Tranche JV Interests in an Acquisition Tranche pursuant to Section 9.2(c)(iii), then in either case the Parties shall undertake the following transactions with respect to the applicable Tranche JV Interests (such transactions, collectively, an “Asset Separation”):

(i)       DGOC shall in good faith, and as promptly as is reasonably practicable after the applicable election is made, (A) identify the manner in which it proposes to divide the assets constituting the applicable Tranche JV Interests into two (2) separate asset packages (each such asset package, an “AS Package”) (taking into account, without limitation, the geographic location and fair market value of such assets (which shall calculated and determined, for purposes of clarity, after giving effect to any asset retirement obligations, imbalances and other similar obligations or Liabilities that are applicable or related to the applicable Tranche JV Interests), the difference of the Working Interests of the Parties and their respective Affiliates in such Tranche JV Interests, the then-applicable calculation of the IRR for the applicable Acquisition Tranches involved in such Asset Separation and any cash that would need to be paid by a Party (or its Affiliates) to the other Party to equalize the value between the Parties (and their Affiliates) as to their respective interests in the applicable Tranche JV Interests) and (B) provide to Oaktree with a written description and overview of each such AS Packages and such other documents and information related thereto as are in the possession or control of DGOC and its Affiliates (such written description and overview with respect to the applicable AS Package, an “AS Package Memorandum”). DGOC shall use commercially reasonably efforts to include in each AS Package Memorandum a comprehensive overview and analysis of the applicable AS Packages so that Oaktree may (x) conduct a reasonable analysis and evaluation with respect to such AS Packages and (y) make a reasonably informed decision regarding which AS Package to select, including, without limitation, all applicable Asset Separation Information with respect to each applicable AS Package to the extent such Asset Separation Information is in the possession or control of DGOC or its Affiliates and not subject to any confidentiality, privilege or other restrictions which prohibit disclosure to the Oaktree Group; provided that, DGOC shall use its commercially reasonable efforts (without any obligation to incur any out-of-pocket expenses or provide any consideration in connection therewith) to obtain waivers or consents in respect of such confidentiality restrictions to enable DGOC to disclose any applicable information or materials to Oaktree.

(ii)       During the period beginning on the date on which Oaktree receives an AS Package Memorandum and ending on the date that is 60 days thereafter (or such earlier date as the Parties may mutually agree upon in writing) (the “AS Package Review Period”), the Parties shall use commercially reasonable efforts and cooperate in good faith to identify, discuss and agree upon any modifications to the applicable AS Packages that either Party reasonably determines in good faith is necessary or desirable, if any; provided, however, that if the Parties are unable to mutually agree upon any such modifications to such AS Packages prior to the end of such AS Package Review Period, then DGOC’s initial proposal with respect to such AS Packages as set forth in the applicable AS Package Memorandum shall remain in effect.

(iii)       Not later than the end of the AS Package Review Period, Oaktree shall deliver notice to DGOC (such notice, the “AS Package Election Notice”) identifying the applicable AS Package (as the same may have been modified pursuant to Section 11.4(b)(ii)) that Oaktree has elected to receive (the “Oaktree Package”) and DGOC will be deemed to have elected to receive the other AS Package (the “DGOC Package”) for all purposes hereunder; provided, that if Oaktree does not deliver an AS Package Election Notice to DGOC prior to the end of the AS Package Review Period, then DGOC may select the Oaktree Package and the DGOC Package in its sole discretion by notifying Oaktree of its selection.

(iv)       As soon as reasonably practicable following Oaktree’s delivery to DGOC of an AS Package Election Notice (but in any event within 10 Business Days thereafter) or if Oaktree fails to deliver an AS Package Election Notice prior to the end of the AS Package Review Period, then, within ten (10) Business Days following DGOC’s selection of the applicable packages pursuant to Section 11.4(b)(iii), (such date, with respect to the applicable Asset Separation, the “AS Closing Date”), (A) the Parties shall execute, acknowledge and deliver, as applicable, (1) conveyances, effective as of the applicable AS Effective Date, whereby (x) the DGOC Group shall convey to Oaktree and/or other members of the Oaktree Group all of its right, title, interest and estate in and to all of the Tranche JV Interests (including all other related assets, properties, agreements, interests and other rights) included in the Oaktree Package and (y) the Oaktree Group shall convey to DGOC and/or other members of the DGOC Group all of its right, title, interest and estate in and to all of the Tranche JV Interests (including all other related assets, properties, agreements, interests and other rights) included in the DGOC Package, which conveyances shall be in substantially the form of the Assignment, shall include a special warranty of title and shall be made subject to any existing Third Party JOA and existing marketing arrangements, and (2) any other document(s) or instrument(s) that either Party reasonably requests in order to give full force and effect to the applicable Asset Separation, to more fully assign, convey and transfer each AS Package to the applicable Party (or its applicable Affiliate(s)) and/or to more effectively accomplish and consummate the Asset Separation and to otherwise accomplish the transactions contemplated by such Asset Separation; (B) Oaktree shall take any and all action reasonably required of it by any Governmental Authority in order to obtain such approval, including the posting of any and all bonds, letters of credit or other security that may be required for the Tranche JV Interests included in the Oaktree Package, including the replacement of any such bonds, letters of credit or other security which were posted by DGOC; and (C) the owing Party, if any, shall pay to the other Party the amount of cash set forth in its applicable AS Package (which amount may be decreased or increased, as applicable, based upon the value of any Tranche JV Interests contemplated to be included in any such AS Package that are unable to be assigned, transferred or conveyed to the applicable Party as part of such AS Package as a result of an unobtained (or unwaived) AS Consent), by wire transfer of immediately available funds to an account specified in writing by the other Party in advance of such payment.

(c)       Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that, in connection with an Asset Separation, the Parties shall cooperate in good faith and use their respective commercially reasonable efforts to ensure that Oaktree and its Affiliates receive the full benefit of the Oaktree Package and DGOC and its Affiliates receive the full benefit of the DGOC Package; provided, that neither Party nor any of their Affiliates shall be obligated to incur any out-of-pocket expenses or provide any consideration in connection with such efforts or the efforts and cooperation described below in this Section 11.4(c). In furtherance thereof (i)  DGOC (and its Affiliates) shall use their respective commercially reasonable efforts and cooperate in good faith with Oaktree (and its Affiliates) to take all steps as are reasonably necessary to support Oaktree (or its applicable Affiliate(s)) as successor operator of all of the Tranche JV Interests included in the Oaktree Package, effective as of the applicable AS Closing Date and (ii)   Oaktree (and its Affiliates) shall use their respective commercially reasonable efforts and cooperate in good faith with DGOC (and its Affiliates) to take all steps as are reasonably necessary to support DGOC (or its applicable Affiliate(s)) as successor operator of all of the Tranche JV Interests included in the DGOC Package, effective as of the applicable AS Closing Date.

(d)      On the date on which an Asset Separation occurs, (i) all DGOC/Oaktree JOAs shall terminate as between the Parties and their respective Affiliates as to the Tranche JV Interests subject to such Asset Separation and (ii) for the avoidance of doubt, (A) no Reversion shall thereafter be applicable to the applicable assets or interests included in the Oaktree Package or the DGOC Package and (B) this Agreement shall thereafter no longer be binding upon or applicable to any of the applicable assets or interests included in the Oaktree Package or the DGOC Package (or either Party (or any of their respective Affiliates) with respect to such assets and interests), except for, for purposes of clarity, the provisions of Article 8 and the confidentiality obligations set forth in Section 6.1(f), which will remain in full force and effect with respect to such assets and interests until the one-year anniversary of the date such Asset Separation occurs.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1         DGOC Representations and Warranties. DGOC represents and warrants to Oaktree as of the Execution Date the following:

(a)      Organization, Existence and Qualification. DGOC (i) is a limited liability company duly formed and validly existing under the Laws of the State of Pennsylvania, (ii) has all requisite power and authority to own and operate its property and to carry on its business as now conducted and (iii) is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a material adverse effect upon the ability of DGOC to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

(b)     Authority, Approval and Enforceability. DGOC has full power and authority to enter into and perform this Agreement, the Associated Agreements to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by DGOC of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of DGOC. Assuming the due authorization, execution and delivery by Oaktree, this Agreement is, and, when executed and delivered by DGOC (or any of its applicable Affiliates), the Associated Agreements to which DGOC (or any of its applicable Affiliates) is a party will be, the valid and binding obligations of DGOC (and/or, if applicable, its applicable Affiliates) and enforceable against DGOC (and/or, if applicable, its applicable Affiliates) in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(c)     No Conflicts. Assuming the receipt of all applicable consents and approvals in connection with the transactions contemplated by this Agreement, the execution, delivery and performance by DGOC of this Agreement and the Associated Agreements to which it is a party and the consummation of the transactions contemplated herein and therein will not (i) conflict with or result in a breach of any provisions of the organizational documents of DGOC, (ii) result in a default or give rise to any right of termination, cancellation or acceleration, in each case in any material respect, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other material agreement to which DGOC is a party or by which DGOC or any of its assets may be bound or (iii) violate any Law applicable to DGOC in any material respect.

(d)    Consents. There are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment, (in each case) that DGOC is required to obtain upon execution of this Agreement.

(e)    Bankruptcy. There are no bankruptcy, reorganization or receivership Proceedings pending, being contemplated by or, to DGOC’s Knowledge, threatened in writing against any member of the DGOC Group.

(f)    Litigation. There is no Proceeding by any Person or before any Governmental Authority pending (which has been served on DGOC, an Affiliate of DGOC or an agent of DGOC, or of which any member of the DGOC Group has received written notice) or, to DGOC’s Knowledge, threatened in writing, in each case, that would have a material adverse effect upon the ability of DGOC to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

(g)    Brokers’ Fees. No member of the DGOC has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which any member of the Oaktree Group will have any responsibility.

(h)    Financing. DGOC has access to sufficient financial wherewithal to consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Associated Agreements.

12.2          Oaktree Representations and Warranties. Oaktree represents and warrants to DGOC as of the Execution Date the following:

(a)    Organization, Existence and Qualification. Oaktree (i) is a limited liability company duly formed and validly existing under the Laws of the State of Delaware, (ii) has all requisite power and authority to own and operate its property and to carry on its business as now conducted and (iii) is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a material adverse effect upon the ability of Oaktree to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

(b)    Authority, Approval and Enforceability. Oaktree has full power and authority to enter into and perform this Agreement, the Associated Agreements to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Oaktree of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Oaktree. Assuming the due authorization, execution and delivery by DGOC, this Agreement is, and, when executed and delivered by Oaktree (or any of its applicable Affiliates), the Associated Agreements to which Oaktree (or its applicable Affiliates) is a party will be, the valid and binding obligations of Oaktree (and/or, if applicable, its applicable Affiliates) and enforceable against Oaktree (and/or, if applicable, its applicable Affiliates) in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(c)   No Conflicts. Assuming the receipt of all applicable consents and approvals in connection with the transactions contemplated by this Agreement, the execution, delivery and performance by Oaktree of this Agreement and the Associated Agreements to which it is a party and the consummation of the transactions contemplated herein and therein will not (i) conflict with or result in a breach of any provisions of the organizational documents of Oaktree, (ii) result in a default or give rise to any right of termination, cancellation or acceleration, in each case in any material respect, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other material agreement to which Oaktree is a party or by which Oaktree or any of its assets may be bound or (iii) violate any Law applicable to DGOC in any material respect.

(d)    Consents. There are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment, (in each case) that Oaktree is required to obtain upon execution of this Agreement.

(e)    Bankruptcy. There are no bankruptcy, reorganization or receivership Proceedings pending, being contemplated by or, to Oaktree’s Knowledge, threatened in writing against any member of the Oaktree Group.

(f)     Litigation. There is no Proceeding by any Person or before any Governmental Authority pending (which has been served on Oaktree, an Affiliate of Oaktree or an agent of Oaktree, or of which any member of the Oaktree Group has received written notice) or, to Oaktree’s Knowledge, threatened in writing, in each case, that would have a material adverse effect upon the ability of Oaktree to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

(g)    Brokers’ Fees. No member of the Oaktree Group has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which any member of the DGOC Group will have any responsibility.

(h)     Financing. Oaktree has access to sufficient financial wherewithal to consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Associated Agreements.

12.3       Disclaimer.

(a)         EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER ASSOCIATED AGREEMENT (INCLUDING, FOR PURPOSES OF CLARITY, THE SPECIAL WARRANTY OF TITLE IN EACH ASSIGNMENT), (i) NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED CONCERNING THE TRANSACTIONS CONTEMPLATED HEREBY, AND (ii) EACH PARTY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE OTHER PARTY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE OTHER PARTY BY ANY REPRESENTATIVE OF SUCH PARTY) CONCERNING THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)      OAKTREE ACKNOWLEDGES THAT NEITHER DGOC NOR ANY OF ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR WILL MAKE ANY REPRESENTATION, WARRANTY OR ASSURANCE AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION WHICH DGOC IS OBLIGATED TO PROVIDE TO OAKTREE HEREUNDER, INCLUDING ANY ASSET SEPARATION INFORMATION, OR ANY INFORMATION CONTAINED IN ANY ACQUISITION NOTICES.

(c)       DGOC AND OAKTREE AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 12.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE 13

MISCELLANEOUS

13.1          Relationship of the Parties. The rights, duties, obligations and Liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor will this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or a trust, other than the Tax Partnership recognized as having been created pursuant to Section 10.1. This Agreement will not be deemed or construed to authorize any Party to act as an agent, servant or employee for the other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties will not be considered fiduciaries.

13.2          Appendices and Exhibits. All of the Appendices and Exhibits referred to in this Agreement constitute a part of this Agreement. DGOC and Oaktree and their respective counsel have received a complete set of Appendices and Exhibits prior to and as of the execution of this Agreement.

13.3          Expenses. Except pursuant to Section 4.1(c)(v), Section 4.1(d) or as otherwise specifically provided in this Agreement, each Party will bear its own expenses (including fees, charges and disbursements of counsel for such Party) in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the Associated Agreements, including in connection with any amendments to such documents and the assessment and negotiations of any Acquisition Opportunity.

13.4          Preparation of Agreement. DGOC and Oaktree and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

13.5         Notices.

(a)       All notices and communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail, by certified or registered U.S. Mail with all postage fully prepaid, or sent by e-mail transmission (provided that the acknowledgment of the receipt of such e-mail is requested and received, excluding automatic responses, with the receiving Person being affirmatively obligated to promptly acknowledge receipt when received) addressed to DGOC or Oaktree, as applicable, at the address for such Person shown below or at such other address as a Party shall have theretofore designated by written notice delivered to the other Party:

If to DGOC:

Diversified Production LLC

1800 Corporate Drive

Birmingham, AL 35242

Attention: Eric Williams, Chief Financial Officer

Email: ewilliams@dgoc.com

with a copy to:

Diversified Gas and Oil Corporation

414 Summers Street

Charleston, WV 25301

Attention: Benjamin M. Sullivan, General Counsel

Email: bsullivan@dgoc.com

If to Oaktree:

Oaktree Capital Management

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attention: Robert LaRoche

Email: rlaroche@oaktreecapital.com

and

Oaktree Capital Management

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attention: Jordan Mikes

Email: jmikes@oaktreecapital.com

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

600 Travis Street, Suite 2100

Houston, Texas 77002

Attention: Michael De Voe Piazza

Email: mpiazza@willkie.com

(b)      Any notice given in accordance with this Section 13.5 shall be deemed to have been given only when delivered to the addressee in person, or by courier, during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the U.S. Mail or sent by e-mail transmission (provided that delivery of such e-mail is confirmed by written confirmation), as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Any Party may change the address to which such communications are to be addressed to such Party by giving notice to the other Parties in the manner provided in this Section 13.5.

13.6         Entire Agreement; Conflicts.

(a)      THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO AND THE ASSOCIATED AGREEMENTS (INCLUDING APPENDICES, EXHIBITS AND SCHEDULES THERETO) COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND THEREOF.

(b)      IN THE EVENT OF A CONFLICT BETWEEN (i) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO OR (ii) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY ASSOCIATED AGREEMENTS, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL. THE INCLUSION IN ANY OF THE EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 13.6.

13.7          Parties in Interest. Subject to Article 9, the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, except for (and without limitation of) Section 13.18, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than DGOC and Oaktree and their respective successors and permitted assigns, any rights, remedies, obligations or Liabilities under or by reason of this Agreement. While not obligated to do so, only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its Affiliates or other Representatives.

13.8          Amendment. This Agreement may be amended only by an instrument in writing executed by both of the Parties and expressly identified as an amendment or modification.

13.9          Waivers; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions contained in this Agreement may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of the Parties or their respective Representatives or any failure by the Parties to exercise any of their respective rights under this Agreement shall operate as a waiver of such rights or affect in any way the right of such Person at a later time to enforce the performance of such provision. No waiver by a Party of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

                13.10       Governing Law; Disputes.

(a)      THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW. EACH OF DGOC AND OAKTREE (ON THEIR OWN BEHALF AND ON BEHALF OF THEIR RESPECTIVE APPLICABLE AFFILIATES) HEREBY CONSENTS TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS LOCATED IN THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE ASSOCIATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR THE ASSOCIATED AGREEMENTS SHALL BE EXCLUSIVELY LITIGATED IN FEDERAL COURTS HAVING SITES IN HARRIS COUNTY, TEXAS. EACH OF DGOC AND OAKTREE WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(b)      NO PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY, OR SUCH OTHER PARTY’S RESPECTIVE AFFILIATES, ANY INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND (EXCEPT TO THE EXTENT ANY LOST PROFITS CONSTITUTE DIRECT DAMAGES UNDER APPLICABLE LAW (IT BEING AGREED AND UNDERSTOOD THAT NONE OF SUCH LOST PROFITS ARE WAIVED)) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE ASSOCIATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, EACH PARTY, ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES, HEREBY WAIVES ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND (EXCEPT TO THE EXTENT ANY LOST PROFITS CONSTITUTE DIRECT DAMAGES UNDER APPLICABLE LAW (IT BEING AGREED AND UNDERSTOOD THAT NONE OF SUCH LOST PROFITS ARE WAIVED)) ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT, THE ASSOCIATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

13.11       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13.12      Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by e-mail transmission via PDF attachment or by facsimile transmission shall be deemed an original signature hereto.

13.13      Further Assurances. From time to time after the Execution Date, the Parties shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to more effectively assure the other of the benefits and enjoyment intended to be conveyed under this Agreement.

13.14       Other Investments. Subject to and without limitation of the express terms and provisions of Article 2, Article 4 and Article 8, including the respective rights and obligations of the Parties thereunder (including with respect to Acquisition Opportunities, SOZ Assets and Midstream Development Projects), each Party acknowledges and agrees that (a) the other Party and such other Party’s Non-Recourse Persons may (i) pursue Excluded Acquisition Assets and acquire an interest in Acquisition Assets in respect thereof, (ii) pursue and acquire SOZ Assets and (iii)   pursue and develop Midstream Development Projects, in each case, for their respective own accounts, (b) the other Party’s Non-Recourse Persons have participated in and will continue to participate in (directly or indirectly) investments in the oil and gas and exploration and production industry that may, are or will be competitive with Acquisition Opportunities, the JV Interests and such Party’s business, including DGOC Existing Assets and Excluded Acquisition Assets (“Other Investments”), and (c) neither Party shall have any right, interest or expectancy to or with respect to any Excluded Acquisition Assets or Other Investments under this Agreement or any other Associated Agreement.

13.15       Bankruptcy Provisions. Each Party agrees that if it or any of its Affiliates were to become a debtor party (each, a “Debtor-Party”) in a case filed under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Case”) at any time prior to the termination of this Agreement, such Debtor-Party acknowledges and agrees (a) that for the purposes of assumption or rejection as an executory contract pursuant to the provisions of 11 U.S.C. §365 or other applicable Law, this Agreement and the Associated Agreements must be assumed or rejected in their entirety as a single, integrated contract; (b) that it will make its decision to assume, to assume and assign, or to reject this Agreement and the Associated Agreements and will file the appropriate request with the bankruptcy court presiding over the Bankruptcy Case for approval of such decision not later than one hundred twenty (120) days after the filing of the Bankruptcy Case or such earlier time as may be ordered by the bankruptcy court in the Bankruptcy Case; (c) that any failure by it to perform its obligations under this Agreement and the Associated Agreements will seriously prejudice the rights and interests of the other Party due to, among other factors, the risk of loss of the oil, gas and other mineral interests and leases underlying the JV Interests that would have a material adverse effect on the value of such JV Interests; (d) that, if or when the other Party files a motion in the Bankruptcy Case to compel such Debtor- Party to decide whether to assume or reject this Agreement and the Associated Agreements, such Debtor-Party will not oppose such motion; (e) as adequate assurances of future performance for any assumption and assignment of the Associated Agreements, such assumption and assignment shall be made only to a Person (i) with a long-term unsecured non-credit enhanced debt credit rating of at least “B” by Standard & Poors or “B2” by Moody’s or (ii) otherwise acceptable to the other Party in its sole discretion, in each case, as of the commencement of any hearing in the Bankruptcy Case regarding approval of such assumption and assignment (the “Qualified Assignee”); and (f) any sale of such Debtor-Party’s interest in or to any of the JV Interests in the Bankruptcy Case shall be only to a Qualified Assignee as of the commencement of any hearing in the bankruptcy court regarding approval of such sale.

13.16       DGOC Operator Liability. Notwithstanding anything to the contrary in this Agreement or otherwise, the Parties acknowledge and agree that DGOC and any of its Affiliates that constitutes a DGOC Operator hereunder shall be jointly and severally responsible for any and all of such Affiliate DGOC Operator’s obligations, duties and Liabilities arising under this Agreement or any Associated Agreement.

13.17       No Fiduciary Duty. Except as otherwise expressly set forth in Article V.D.4. of the applicable JOA, no Party nor any of its Affiliates will have any duty, including any fiduciary duty, to the other Party or its Affiliates.

13.18       Non-Recourse. Subject to and without limitation of the express terms and provisions of Article 2, Article 4, Article 8, Section 5.3 and Section 13.16, and except to the extent a named party to this Agreement, each Party acknowledges and agrees that (a) no Non-Recourse Person of a Party shall have any liability or responsibility (in contract, tort or otherwise) for any Liabilities of any Party hereto, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby and (b) this Agreement may only be enforced against, and any action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and the only with respect to the specific obligations and Liabilities set forth herein with respect to such Party. Each Non-Recourse Person is expressly intended as a third party beneficiary of this Section 13.18.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

DIVERSIFIED PRODUCTION LLC

By:	/s/ Rusty Hutson, Jr.
Name:	Rusty Hutson, Jr.
Title:	CEO

[Signature Page to Participation Agreement]

OCM Denali Holdings, LLC

By:	Oaktree Fund AIF Series (Cayman), L.P. – Series O
Its:	Manager

By:	Oaktree AIF (Cayman) GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Brook Hinchman
Name:	Brook Hinchman
Title:	Managing Director & Co-Head of North America

By:	/s/ Robert LaRoche
Name:	Robert LaRoche
Title:	Vice President

By:	Oaktree Fund AIF Series, L.P. – Series N and Series S
Its:	Managers

By:	Oaktree Fund GP AIF, LLC
Its:	General Partner

By:	Oaktree Fund GP III, L.P.
Its:	Managing Member

By:	/s/ Brook Hinchman
Name:	Brook Hinchman
Title:	Authorized Person

By:	/s/ Robert LaRoche
Name:	Robert LaRoche
Title:	Authorized Person

[Signature Page to Participation Agreement]

APPENDIX I

DEFINITIONS

“Acceleration Payment” has the meaning set forth in Section 4.5(a).

“Accounting Arbitrator” has the meaning set forth in Section 4.4(c)(i).

“Acquisition Assets” has the meaning set forth in Section 4.1(a)(i).

“Acquisition Costs” means all amounts paid by the Parties or their respective Affiliates to an Acquisition Opportunity Seller in connection with the closing of an acquisition of Acquisition Assets included in an Acquisition Opportunity approved by the Operating Committee pursuant to which both Parties (or their respective applicable Affiliate(s)) respectively acquired an interest in such Acquisition Assets, including the purchase price (subject to any applicable adjustments thereto) and any deposits, holdbacks, contingent consideration and applicable Asset Taxes or Transfer Taxes (if any).

“Acquisition Notice” has the meaning set forth in Section 4.1(a)(i).

“Acquisition Opportunity” has the meaning set forth in Section 4.1(a)(i).

“Acquisition Opportunity Seller” has the meaning set forth in Section 4.1(a)(i).

“Acquisition Share” means, with respect to each Party, 50% of the aggregate Acquisition Costs to be paid by the Parties collectively pursuant to this Agreement.

“Acquisition Tranche” has the meaning set forth in Section 4.2.

“Additional BI Reversion” has the meaning set forth in Section 4.3(c).

“Additional BI Reversion Date” has the meaning set forth in Section 4.3(c).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person; provided, that notwithstanding the foregoing: (a) no member of the DGOC Group shall be considered an Affiliate of any member of the Oaktree Group, and vice versa; and (b) with respect to Oaktree, only the Oaktree Fund and Persons that are directly or indirectly Controlled by the Oaktree Fund shall be considered Affiliates of Oaktree.

“Agreement” has the meaning set forth in the Preamble.

“AP Existing Permitted Hedges” has the meaning set forth in Section 4.5(c).

“Appalachia” means the areas and lands within the states of New York, Pennsylvania, Ohio, West Virginia, Maryland, Kentucky, Virginia and Tennessee.

“Appalachia Shared Opportunity Zone” has the meaning set forth in Section 2.5(a).

Appendix I-1

“Appalachia SOZ Assets” has the meaning set forth in Section 2.5(a)

“Approved Operating Budget” has the meaning set forth in Section 6.2(c).

“AS Closing Date” has the meaning set forth in Section 11.4(b)(iv).

“AS Consents” has the meaning set forth in the definition of “Asset Separation Information”.

“AS Effective Date” has the meaning set forth in the definition of “Asset Separation Information”.

“AS Package” has the meaning set forth in Section 11.4(b)(i).

“AS Package Election Notice” has the meaning set forth in Section 11.4(b)(iii).

“AS Package Memorandum” has the meaning set forth in Section 11.4(b)(i).

“AS Package Review Period” has the meaning set forth in Section 11.4(b)(ii).

“Asset Separation” has the meaning set forth in Section 11.4(b).

“Asset Separation Information” means, with respect to an AS Package (and the Tranche JV Interests included therein), the following documents, materials and information:

(a)     the identification, description, location and general characteristics of the applicable Tranche JV Interests included within such AS Package, including DGOC’s reasonable and good faith estimate or projection of the fair market value thereof (which shall, for purposes of clarity, identify and take into account any applicable asset retirement obligations, imbalances and other similar obligations or Liabilities with respect to such AS Package) and a description of any material midstream assets included in such AS Package, in each case, in reasonable detail (as determined in good faith by DGOC);

(b)      a good faith estimate of the oil and gas reserves attributable to or included in such AS Package (including any applicable existing reserve report(s)), including a breakdown of DGOC’s good faith estimate of the respective fair market values associated with PDP reserves, proved reserves and PUD reserves attributable to such AS Package;

(c)     copies of any confidential information memoranda, management presentations or other documents or information prepared by any investment bank or similar Person engaged by DGOC or any of its Affiliates in connection with the division of the relevant Tranche JV Interests into such AS Package;

(d)     true and complete copies of all material contracts (including all Affiliate contracts) and permits applicable to the relevant Tranche JV Interests and any material due diligence reports or summaries prepared for, by or on behalf of any member of the DGOC Group in respect of the division of the relevant Tranche JV Interests into such AS Package;

Appendix I-2

(e)     a reasonably detailed description and analysis of any (i) any pending or threatened Proceedings (or the settlement or results of any Proceedings) that are applicable or related to any of the applicable Tranche JV Interests included in such AS Package (including, for purposes of clarity, with respect to the ownership, operation, development or use thereof) and (ii) any material environmental conditions or environmental Liabilities existing with respect to or that are otherwise related to any of the applicable Tranche JV Interests including in such AS Package (including with respect to the ownership, operation, use or development thereof), all of which shall, for purposes of clarity, be taken into account in good faith by DGOC in its estimate or projection of the fair market value of the applicable Tranche JV Interests included in such AS Package;

(f)      the identification and description of any and all consents, preferential purchase rights, rights of first refusal, rights of first offer and other similar rights of any Person known to DGOC that DGOC determines in good faith are reasonably likely to be applicable to the applicable Asset Separation and the transactions contemplated to be consummated in connection therewith (collectively, with respect to the applicable Asset Separation, the “AS Consents”), including, for purposes of clarity, whether any such AS Consents have been obtained (or waived) by the applicable holder(s) thereof;

(g)      a description of any reasonably foreseeable relationships (whether contractual or otherwise) with Affiliates of DGOC that would be reasonably likely to exist or otherwise be necessary following the consummation of the applicable Assets Separation with respect to such AS Package;

(h)      the proposed effective date for the consummation of the applicable Asset Separation (the “AS Effective Date”);

(i)      a proposed budget with respect to Operations for such AS Packages for the period of time from the applicable AS Effective Date with respect to such Asset Separation through the end of the Calendar Year following the Calendar Year in which such AS Effective Date occurs;

(j)     any other information or materials with respect to such AS Package that DGOC in good faith believes or determines would be material for purposes of Oaktree’s analysis and evaluation of such AS Package (and the applicable Asset Separation); and

(k)     any other information or materials in the possession or control of DGOC or its Affiliates that Oaktree may reasonably request in writing with respect to such AS Package or any matters related thereto or to the applicable Asset Separation.

“Asset Tax” means ad valorem, property, excise, severance, production, sales, use, and similar Taxes (including, for purposes of clarity, impact fees and other similar fees) based upon or measured by the ownership or operation of the JV Interests or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

Appendix I-3

“Assignment” means an assignment and bill of sale in substantially the form attached hereto as Exhibit C.

“Associated Agreements” means, collectively, the JOAs, the Assignments, any Tax Partnership Agreement and any other agreements entered into by both Parties (or their respective applicable Affiliate(s)) and/or any other agreements entered into by both Parties (or their respective applicable Affiliate(s)) and Third Parties in furtherance of the conduct of Operations or any other matters set forth in this Agreement.

“Availability Period” has the meaning set forth in Section 3.2.

“Bankruptcy Case” as the meaning set forth in Section 13.15.

“Burden” means any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes other than Assets Taxes).

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in New York, New York are generally open for business.

“Calendar Month” means any of the months of the Gregorian calendar.

“Calendar Quarter” means a period of three (3) consecutive Calendar Months, commencing on the first day of January, the first day of April, the first day of July and the first day of October in any Calendar Year.

“Calendar Year” means a period of twelve (12) consecutive Calendar Months, commencing on the first day of January.

“Capital Commitments” has the meaning set forth in Section 3.1.

“Change of Control” means, with respect to any Party, (a) any direct or indirect change in Control of such Party, whether through merger, sale of Equity Interests, operation of law or any other transaction or series of transactions, or (b) any direct or indirect transfer by such Party of any or all of its rights, interests, title or obligations under this Agreement or to the JV Interests through merger, sale of Equity Interests, operation of law or any other transaction or series of transactions; provided, that the following shall not constitute a “Change of Control” for purposes of this Agreement: (i) a change in Control of an ultimate parent entity of a Party (including, (x) with respect to DGOC, a change in Control of Diversified Gas & Oil PLC, Diversified Gas & Oil Corporation, Diversified Midstream, LLC and/or Diversified Energy Marketing, LLC or (y) with respect to Oaktree, a change in Control of Oaktree Capital Group, LLC); (ii) a change in Control of DGOC which occurs prior to the date on which the Operating Committee unanimously approves an Acquisition Opportunity in accordance with Section 6.1 for the first time under this Agreement; provided, that if such Acquisition Opportunity is not ultimately consummated by the Parties, then such unanimous approval of such Acquisition Opportunity by the Operating Committee shall not thereafter count for purposes of this clause (ii); (iii) a change in Control of any Affiliate of a Party which is a public company whose stock or equity is traded on a national stock exchange; or (iv) any other transaction in which one or more Affiliates of a Party has ongoing Control, directly or indirectly, of such Party.

Appendix I-4

“Committee Member” has the meaning set forth in Section 6.1(a).

“Confidential Information” means any and all confidential or proprietary information related to Acquisition Opportunities, JV Interests and Operations (including the terms of this Agreement and any other Associated Agreement), regardless of the format of such information or the manner in which such information is provided, together with all notes, summaries, analyses, compilations, studies, interpretations, memoranda and other documents based thereon or extracts, copies and other reproductions thereof, but shall exclude any information which (a) is or becomes generally available to the public (other than from wrongful disclosure in violation of this Agreement), (b) is created without use of information that constitutes Confidential Information pursuant to this definition and was received from the other Party or (c) is acquired independently from a source other than the applicable disclosing Party, any of its Affiliates or any of its or their respective Representatives; provided, that such source is not actually known to the applicable receiving Party to be subject to any contractual, legal, fiduciary or other obligation of confidentiality with respect to such information.

“Confidentiality Agreement” means that certain Confidentiality Agreement between the Parties or their Affiliates dated June 15, 2020 (erroneously referred to as June 15, 2019).

“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) with respect to any Person means the possession, directly or indirectly, of the power to exercise or determining the voting of more than 50% of the voting rights in a corporation, and, in the case of any other type of entity, the right to exercise or determine the voting of more than 50% of the Equity Interests of such Person having voting rights, or otherwise to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. For the avoidance of doubt, if a Person does not directly or indirectly direct or cause the direction of the investment decisions of another Person, then such Person shall not be deemed to “Control” such other Person for purposes hereof (e.g., the ownership by such Person of Equity Interests in a portfolio company with respect to which such Person (x) does not direct or cause the direction of the board of directors or other managing body of such portfolio company, if applicable, (y) is part of a consortium or other group of owners that collectively direct or cause the direction of the management and policies of such portfolio company but such Person does not individually direct or cause the direction of the management and policies of such portfolio company, or (z) has only negative consent rights or similar negative control rights and/or only limited affirmative rights without the ability to direct or cause the direction of the management and policies of such portfolio company generally).

Appendix I-5

“Dead Deal Costs” means any JV Acquisition Opportunity Expenses paid by any member of the Oaktree Group in respect of an Acquisition Opportunity that was (a) approved by the Operating Committee pursuant to Section 6.1 but (b) not consummated by any member of the Oaktree Group under this Agreement.

“Debtor-Party” has the meaning set forth in Section 13.15.

“Default Operating Budget” has the meaning set forth in Section 6.2(d).

“Definitive Acquisition Agreement” means, with respect to an Acquisition Opportunity, any definitive purchase and sale agreement (or other similar acquisition agreement) entered into by any between (or among, if applicable) (x) a Party or the Parties (and/or any of its or their respective Affiliates), as applicable, on the one hand, and (y) the applicable Acquisition Opportunity Seller, on the other hand.

“DGOC” has the meaning set forth in the Preamble.

“DGOC Acquisition Event” means, with respect to any Acquisition Opportunity, an event which shall be deemed to have occurred if, following the time at which DGOC has elected to participate in such Acquisition Opportunity pursuant to Section 6.1, any member of the DGOC Group becomes aware (including, for purposes of clarity, as a result of any documents or information that are at any time (x) provided or otherwise made available by any member of the Oaktree Group or any of their respective Representatives to any member of the DGOC Group or any of their respective Representatives, (y) provided or otherwise made available by or on behalf of the applicable Acquisition Opportunity Seller(s) or any of its or their respective Representatives to any member of the DGOC Group, any member of the Oaktree Group or any of their respective Representatives and/or (z) prepared or obtained by or on behalf of any member of the DGOC Group) of any event, fact, circumstance or change that, individually or in the aggregate with any other events, facts, circumstances or changes, in the good faith determination of DGOC, (a) has had, or would reasonably be expected to have, an adverse effect (other than in any de minimis respect) on the Acquisition Assets applicable to such Acquisition Opportunity, the applicable counterparty(ies) to the contemplated transaction or the ownership and/or operation of the Acquisition Assets on a pro forma basis following the closing of the applicable acquisition, including based upon or otherwise taking into account matters related to due diligence and deal terms that present or otherwise involve risks, liabilities or obligations that are not customarily assumed or accepted by similarly situated publicly traded E&P companies who directly or indirectly purchase interests in oil and gas properties similar to the applicable Acquisition Assets or (b) has changed, or would be reasonably be expected to change, in any respect (other than in any de minimis respect), any assumptions DGOC made as part of its decision to elect to participate in such Acquisition Opportunity or otherwise prior to the Operating Committee Meeting in respect of such Acquisition Opportunity, including assumptions derived from the applicable Acquisition Notice provided to Oaktree (or from any other documents or materials provided or made available by or on behalf of any member of the DGOC Group or any of its Representatives to any member of the Oaktree Group with respect to such Acquisition Opportunity) or any assumptions reflected in DGOC’s financial model at any time for such Acquisition Opportunity (including pricing matters, valuation matters, reserve matters, and production and financial projections).

Appendix I-6

“DGOC Capital Commitment” has the meaning set forth in Section 3.1.

“DGOC Execution Date Assets” has the meaning set forth in Section 2.3(a).

“DGOC Existing Assets” has the meaning set forth in Section 2.3(a).

“DGOC Group” means, collectively, DGOC and its Affiliates, but excluding any member of the Oaktree Group.

“DGOC Initial Interest” means, with respect to any Acquisition Assets and/or JV Interests, an undivided 52.5% of the aggregate interests of the DGOC Group and the Oaktree Group in and to such Acquisition Assets and/or JV Interests.

“DGOC Non-Recourse Persons” means any of DGOC’s Affiliates (other than, for purposes of clarity, any DGOC Operator) and any current or former Representative of DGOC or any of its Affiliates.

“DGOC Operator” has the meaning set forth in Section 5.1(a).

“DGOC Package” has the meaning set forth in Section 11.4(b)(iii).

“DGOC Reversionary Interest” means, with respect to any JV Interests, an undivided 59.625% of the aggregate interests of the DGOC Group and the Oaktree Group in and to such JV Interests.

“DGOC/Oaktree JOA” has the meaning set forth in Section 5.4(a).

“Emergency” means a sudden or unexpected event which causes, or would reasonably be expected to risk causing, (a) damage in any material respect to any of the JV Interests or the property of a Third Party, (b) death of or injury to any Person, (c) damage to natural resources (including wildlife) or the environment or (d) safety concerns associated with continued operations. For the avoidance of doubt, an Emergency shall include any release or threatened release of hazardous substances into the environment that requires notification to any Governmental Authority under applicable Law.

“Emergency Costs” has the meaning set forth in Section 6.2(g).

“Encumbrance” means a mortgage, lien, security interest, pledge, charge, or other encumbrance. “Encumber” shall have the meanings correlative thereto.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents, however designated, and whether voting or nonvoting, or certificated or non-certificated, including membership interests and partnership interests (whether general or limited) and any other interest or participation that confers on any such Person the right to receive a share of the profits and losses of, or distributions of property of, such Person, but excluding debt securities convertible or exchangeable into any of the foregoing.

Appendix I-7

“Excluded Acquisition Assets” has the meaning set forth in Section 2.3(f).

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Budget Items” has the meaning set forth in Section 6.2(b).

“Excluded Oaktree Entities” means, collectively, (a) Oaktree Capital Group, LLC and its Affiliates, (b) Brookfield Asset Management Inc. and its Affiliates, and (c) any fund, investment account or other investment vehicle or portfolio company directly or indirectly managed, advised or sponsored by any of the Persons described in clauses (a) and (b), in each case, other than Oaktree and the other members of the Oaktree Group.

“Execution Date” has the meaning set forth in the Preamble.

“First Acquisition Date” means the date on which the Parties close the first Acquisition Opportunity in accordance with Section 4.1.

“First BI Reversion” has the meaning set forth in Section 4.3(a).

“First BI Reversion Date” has the meaning set forth in Section 4.3(a).

“First Identified Business Opportunity” means any Acquisition Opportunity of which Oaktree first becomes aware as a result of its receipt of an Acquisition Notice from DGOC hereunder; provided that (a) a First Identified Business Opportunity shall not include any Acquisition Opportunity of which any member of the Oaktree Group (i) previously became aware or (ii) subsequently and independently becomes aware following such initial disclosure other than as a result of a disclosure by Oaktree or any of its Representatives and (b) for purposes of clarity, Section 4.1(e)(i)(A) shall not be applicable to any Acquisition Opportunity that does not constitute a First Identified Business Opportunity.

“Fixed Land Costs” means any delay rentals, minimum rentals, Asset Taxes, land rentals (including surface rentals), permit fees and other similar fees that the Operator is entitled to charge to the joint account of the Parties under the applicable JOA.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“GC Provisions” means the terms and provisions of Sections 5.1(a), 5.1(c), 5.1(d), 5.1(e), 5.1(f), 5.6(a), 5.6(b), 5.6(c), 5.6(d), 6.2(c), 6.2(e) and 6.2(g).

“Good Cause” has the meaning set forth in Section 5.1(g).

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, quasi-governmental, regulatory or administrative agency, commission, arbitral body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

Appendix I-8

“Hedges” means any contracts with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to Hydrocarbon pricing with respect to production associated with a Party’s interest in the JV Interests.

“Hydrocarbons” means oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith; provided, that for clarity, “Hydrocarbons” shall not include hard rock minerals such as coal.

“Immaterial Assets” has the meaning set forth in Section 9.2(a)(iii).

“Income Taxes” means any income, franchise, capital gain and similar Taxes.

“Initial Acquisition Budget” has the meaning set forth in Section 4.1(a)(iv).

“IRR” means, with respect to any Acquisition Tranche as of any time of determination, the annual pre-Income Tax, unlevered internal rate of return on the sum of all Acquisition Costs and Operating Costs paid by the Oaktree Group as of such time in respect of the applicable Tranche JV Interests as of such time, calculated on a cumulative basis; provided, that, in calculating the IRR for an applicable Acquisition Tranche:

(a)        all Acquisition Costs and Operating Costs actually paid by any member of the Oaktree Group will be considered to have been paid on the date actually paid;

(b)       Oaktree’s return on its investment shall be the total revenues actually received by the Oaktree Group as of such date with respect to its interests in applicable Tranche JV Interests, including (i) any revenues actually received by the Oaktree Group attributable to the applicable Tranche JV Interests, (ii) the Acceleration Payment actually received by any member of the Oaktree Group from DGOC for such Acquisition Tranche (if applicable) and (iii) all Oaktree Transfer Net Proceeds actually received by the Oaktree Group for the sale or other Transfer of applicable Tranche JV Interests to a Third Party in accordance with Article 9;

(c)       revenues will be considered to have been received by the Oaktree Group on the date on which the applicable member of the Oaktree Group actually receives such payment;

(d)       all documented, out-of-pocket Third Party expenses paid by any member of the Oaktree Group in connection with the negotiation and execution of this Agreement and the Associated Agreements shall be included in the calculation of the IRR for the first Acquisition Tranche;

Appendix I-9

(e)       with respect to any transaction expenses paid by any member of the Oaktree Group in respect of any Tranche JV Interests included in such Acquisition Tranche, (x) fifty percent (50%) of the applicable JV Acquisition Opportunity Expenses (including, for purposes of clarity, any such JV Acquisition Opportunity Expenses that constitute Dead Deal Costs) shall be included in the calculation of the IRR for such Acquisition Tranche, (y) the applicable SOZ Acquisition Share of all SOZ Acquisition Costs for SOZ Assets which are part of such Acquisition Tranche shall be included in the calculation of the IRR for such Acquisition Tranche and (z) no other transaction expenses paid or incurred by any member of the Oaktree Group in respect of an Acquisition Opportunity shall be included in the calculation of the IRR for such Acquisition Tranche;

(f)        subject to Sections 4.5(c) and 4.5(d), all realized, settled gains or losses (or other amounts described in this subsection (f)) pursuant to or in connection with Permitted Hedges relating to the interests of the Oaktree Group in the applicable Tranche JV Interests shall be included in the calculation of the IRR, including, for purposes of clarity, (x) the amount of any applicable Termination Proceeds and/or Termination Settlements paid or received, as applicable, by any member of the Oaktree Group under Sections 4.5(c) or 4.5(d) as of the date such amounts are paid or received, (y) the amount of any costs or expenses paid by the Oaktree Group in connection with entering into any Permitted Hedges that do not constitute “cost free” Hedges as of the date such amounts are paid by the Oaktree Group and (z) the amount of any fees paid by the Oaktree Group in connection with the novation of any AP Existing Permitted Hedges in accordance with Section 4.5(d) will be considered to have been paid as of the date such amounts are actually paid by the Oaktree Group;

(g)      all costs and expenses actually paid by any member of the Oaktree Group with respect to any security or credit support provided pursuant to Sections 5.6(d) with respect to any applicable Tranche JV Interests will be considered to have been paid on the date actually paid;

(h)       all costs and expenses that are netted out of Oaktree’s applicable proceeds of production of Hydrocarbons from the applicable Acquisition Tranche by the applicable Operator in accordance with this Agreement and/or the applicable JOA (as opposed to being actually paid by any member of the Oaktree Group) will be considered to have been paid on the date actually netted;

(h)       the following costs shall not be included in the calculation of IRR:

(i)  any costs paid by a member of the Oaktree Group to an Accounting Arbitrator pursuant to Section 4.4(c)(v), (ii) any realized, settled gain or loss pursuant to Hedges that do not constitute Permitted Hedges relating to the interests of the Oaktree Group in the JV Interests; and (iii) any costs associated with a Midstream Development Project; and

(i)       the IRR will be calculated using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating the IRR proposed by DGOC and reasonably acceptable to Oaktree).

Appendix I-10

Attached as Exhibit D is an example calculation of the IRR.

“IRR Calculation Recipient” has the meaning set forth in Section 4.4(a).

“IRR Calculator” has the meaning set forth in Section 4.4(a).

“IRR Dispute Deadline” has the meaning set forth in Section 4.4(b).

“IRR Dispute Notice” has the meaning set forth in Section 4.4(b).

“IRR Hurdle Achievement Point” means, with respect to a given Acquisition Tranche, the point in time at which Oaktree achieves a 10.0% IRR with respect to its interests in the Tranche JV Interests included in such Acquisition Tranche as finally determined pursuant to Section 4.3(a).

“IRR Statement” has the meaning set forth in Section 4.4(a).

“JOA” means any applicable DGOC/Oaktree JOA or Third Party JOA.

“JV Acquisition Opportunity Expenses” means, with respect to an Acquisition Opportunity that the Operating Committee has approved pursuant to Section 6.1, (a) all documented, out-of-pocket Third Party expenses initially paid or incurred by the DGOC Group in negotiating and documenting such Acquisition Opportunity and conducting due diligence in connection therewith and (b) all Oaktree Permitted Legal Costs paid or incurred by any member of the Oaktree Group with respect to such Acquisition Opportunity; provided, that if a Party delivers a Rejection Notice in respect of an Acquisition Opportunity, then “JV Acquisition Opportunity Expenses” with respect to such Acquisition Opportunity shall include only those expenses and costs of the DGOC Group and Oaktree Group in respect of such Acquisition Opportunity that were paid or incurred (and relate to work performed with respect to periods of time occurring) prior to the date on which such Rejection Notice is received by the other Party.

“JV Interests” means interests in Acquisition Assets in which both Parties and/or their respective Affiliates own an undivided interest as a result of an Acquisition Opportunity.

“JV Wells” means interests in Wells in which both Parties and/or their Affiliates own an undivided interest as a result of an Acquisition Opportunity and/or Operations on any Acquisition Assets.

“Knowledge” means, (a) with respect to DGOC, the actual knowledge (without investigation) of the following Persons: Rusty Hutson, Eric Williams, Brad Gray, Randall Barron and James Rode; and (b) with respect to Oaktree, the actual knowledge (without investigation) of the following Persons: Robert LaRoche, Brook Hinchman and Jared Parker.

Appendix I-11

“Laws” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Lease Operating Expenses” means, with respect to any Oil and Gas Interests, any costs customarily classified as operating expenses in accordance with GAAP and consistent with past practices incurred with respect to such Oil and Gas Interests after such Oil and Gas Interests have commenced production of Hydrocarbons.

“Leases” has the meaning set forth in Section 2.1(a).

“Liabilities” means any and all claims, obligations, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any reasonable attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or remediation.

“MDP ROFO Offeree” has the meaning set forth in Section 2.6(a).

“MDP ROFO Offeror” has the meaning set forth in Section 2.6(a).

“Memorandum of Participation Agreement” has the meaning set forth in Section 7.6.

“Midstream Assets” means the following assets: (a) gas gathering systems, (including gathering pipelines), pipelines and equipment and facilities and personal property located downstream of any wellhead, compressor stations, handling facilities, separation facilities, treatment facilities, processing facilities and plants, and other facilities related thereto; (b) oil tanks, fittings and other related facilities; (c) water pipelines and other related facilities; and (d) any other assets related thereto.

“Midstream Development Project” has the meaning set forth in Section 2.6(a).

“Midstream Development Project Notice” has the meaning set forth in Section 2.6(a).

“Midstream Development Project Review Period” has the meaning set forth in Section 2.6(d).

“Midstream Participation Offer” has the meaning set forth in Section 2.6(d).

“Midstream Participation Offer Acceptance Period” has the meaning set forth in Section 2.6(d).

“Mineral Interests” has the meaning set forth in Section 2.1(c).

Appendix I-12

“MOIC” means, with respect to any Acquisition Tranche as of any time of determination, the quotient of (x) the cumulative net revenues actually received by the Oaktree Group in respect of their interests in the applicable Tranche JV Interests as of such time divided by (y) the aggregate amount of (I) all Acquisition Costs and (II) to the extent not netted out of Oaktree’s share of applicable proceeds of Hydrocarbon production in accordance with the calculation of cumulative net revenues set forth in clause (a) below, Operating Costs, in each case that that are paid by the Oaktree Group prior to such time in respect of their interests in the applicable Tranche JV Interests as of such time; provided, that, in calculating the MOIC:

(a)       the cumulative net revenues actually received by the Oaktree Group as of such time shall be the difference of (i) the cumulative revenues actually received by the Oaktree Group in respect of their interests in the applicable Tranche JV Interests as of such time minus (ii) the sum of all Operating Costs that are netted out of Oaktree’s share of applicable proceeds of production of Hydrocarbons from the applicable Acquisition Tranche by the Operator as of such time in respect of the applicable Tranche JV Interests as of such time, calculated on a cumulative basis;

(b)       for purposes of determining the cumulative net revenues actually received by the Oaktree Group pursuant to clause (a)(i), such cumulative net revenues shall include the total revenues actually received by the Oaktree Group as of such date with respect to its interests in applicable Tranche JV Interests, including (i) any revenues actually received by the Oaktree Group attributable to the applicable Tranche JV Interests, (ii) the Acceleration Payment actually received by any member of the Oaktree Group from DGOC for such Acquisition Tranche (if applicable) and (iii) all Oaktree Transfer Net Proceeds actually received by the Oaktree Group for the sale or other Transfer of applicable Tranche JV Interests to a Third Party in accordance with Article 9;

(c)       revenues will be considered to have been received by the Oaktree Group on the date on which the applicable member of the Oaktree Group actually receives such payment;

(d)        all Acquisition Costs actually paid by any member of the Oaktree Group will be considered to have been paid on the date actually paid;

(e)        all documented, out-of-pocket Third Party expenses paid by any member of the Oaktree Group in connection with the negotiation and execution of this Agreement and the Associated Agreements shall be included in the calculation of the cumulative net revenues for the first Acquisition Tranche;

(f)        with respect to any transaction expenses paid by any member of the Oaktree Group in respect of any Tranche JV Interests included in such Acquisition Tranche, (x) fifty percent (50%) of the applicable JV Acquisition Opportunity Expenses (including, for purposes of clarity, any such JV Acquisition Opportunity Expenses that constitute Dead Deal Costs) shall be included in the calculation of the cumulative net revenues for such Acquisition Tranche, (y) the applicable SOZ Acquisition Share of all SOZ Acquisition Costs for SOZ Assets which are part of such Acquisition Tranche shall be included in the calculation of the MOIC for such Acquisition Tranche and (z) no other transaction expenses paid or incurred by any member of the Oaktree Group in respect of an Acquisition Opportunity shall be included in the calculation of the cumulative net revenues for such Acquisition Tranche;

Appendix I-13

(g)       subject to Sections 4.5(c) and 4.5(d), all realized, settled gains or losses (or other amounts described in this subsection (g)) pursuant to or in connection with Permitted Hedges relating to the interests of the Oaktree Group in the applicable Tranche JV Interests shall be included in the calculation of the MOIC, including, for purposes of clarity, (x) the amount of any applicable Termination Proceeds and/or Termination Settlements paid or received, as applicable, by any member of the Oaktree Group under Sections 4.5(c) or 4.5(d) as of the date such amounts are paid or received, (y) the amount of any costs or expenses paid by the Oaktree Group in connection with entering into any Permitted Hedges that do not constitute “cost free” Hedges as of the date such amounts are paid by the Oaktree Group and (z) the amount of any fees paid by the Oaktree Group in connection with the novation of any AP Existing Permitted Hedges in accordance with Section 4.5(d) will be considered to have been paid as of the date such amounts are actually paid by the Oaktree Group;

(h)       any Operating Costs that are actually paid by any member of the Oaktree Group (as opposed to such Operating Costs being netted out of Oaktree’s applicable proceeds of production of Hydrocarbons from the applicable Acquisition Tranche by the applicable Operator in accordance with this Agreement and/or the applicable JOA) will be considered to have been paid on the date actually paid;

(i)        all costs and expenses actually paid by any member of the Oaktree Group with respect to any security or credit support provided pursuant to Sections 5.6(d) with respect to any applicable Tranche JV Interests will be considered to have been paid on the date actually paid; and

(j)         the following costs shall not be included in the calculation of MOIC:

(i)  any costs paid by a member of the Oaktree Group to an Accounting Arbitrator pursuant to Section 4.4(c)(v); (ii) any realized, settled gain or loss pursuant to Hedges that do not constitute Permitted Hedges relating to the interests of the Oaktree Group in the JV Interests; and (iii) any costs associated with a Midstream Development Project.

Attached as Exhibit D is an example calculation of the MOIC.

Appendix I-14

“Non-Ap Shared Opportunity Zone” has the meaning set forth in Section 2.5(d)(ii).

“Non-Ap SOZ Assets” has the meaning set forth in Section 2.5(d)(iii).

“Non-Breaching Party” has the meaning set forth in Section 4.1(d)(ii)(B).

“Non-Closing Party” has the meaning set forth in Section 4.1(d)(i)(B).

“Non-FIBO Opportunity” has the meaning set forth in Section 4.1(h).

“Non-Recourse Persons” means, (a) with respect to DGOC, the DGOC Non-Recourse Persons and (b) with respect to Oaktree, the Oaktree Non-Recourse Persons.

“Oaktree” has the meaning set forth in the Preamble.

“Oaktree Acquisition Event” means, with respect to any Acquisition Opportunity, an event which shall be deemed to have occurred if, following the time at which Oaktree has elected to participate in such Acquisition Opportunity pursuant to Section 4.1(b), any member of the Oaktree Group becomes aware (including, for purposes of clarity, as a result of any documents or information that are at any time (x) provided or otherwise made available by any member of the DGOC Group or any of their respective Representatives to any member of the Oaktree Group or any of their respective Representatives, (y) provided or otherwise made available by or on behalf of the applicable Acquisition Opportunity Seller(s) or any of its or their respective Representatives to any member of the DGOC Group, any member of the Oaktree Group or any of their respective Representatives and/or (z) prepared or obtained by or on behalf of any member of the Oaktree Group) of any event, fact, circumstance or change that, individually or in the aggregate with any other events, facts, circumstances or changes, in the good faith determination of Oaktree, (a) has had, or would reasonably be expected to have, an adverse effect (other than in any de minimis respect) on the Acquisition Assets applicable to such Acquisition Opportunity, the applicable counterparty(ies) to the contemplated transaction or the ownership and/or operation of the applicable Acquisition Assets on a pro forma basis following the closing of the applicable acquisition, including based upon or otherwise taking into account matters related to due diligence and deal terms that present or otherwise involve risks, liabilities or obligations that are not customarily assumed or accepted by similarly situated private equity funds who directly or indirectly purchase interests in oil and gas properties similar to the Acquisition Assets or (b) has changed, or would be reasonably be expected to change, in any respect (other than in any de minimis respect), any assumptions Oaktree made as part of its decision to elect to participate in such Acquisition Opportunity or otherwise prior to the Operating Committee Meeting in respect of such Acquisition Opportunity, including assumptions derived from the applicable Acquisition Notice provided to Oaktree (or from any other documents or materials provided or made available by or on behalf of any member of the DGOC Group or any of its Representatives to any member of the Oaktree Group with respect to such Acquisition Opportunity) or any assumptions reflected in Oaktree’s financial model at any time for such Acquisition Opportunity (including pricing matters, valuation matters, reserve matters, and production and financial projections).

“Oaktree Capital Commitment” has the meaning set forth in Section 3.1.

“Oaktree Elected Opportunity” has the meaning set forth in Section 4.1(g)(ii)(B).

“Oaktree Fund” means Oaktree Opportunities Fund XI, L.P., a Delaware limited partnership, collectively with its parallel investment vehicles, feeder vehicles, co-investment vehicles and any alternative investment vehicles formed in connection therewith.

Appendix I-15

“Oaktree Group” means, collectively, Oaktree and its Affiliates, but excluding any member of the DGOC Group.

“Oaktree Initial Interest” means, with respect to any Acquisition Assets and/or JV Interests, an undivided 47.5% of the aggregate interests of the DGOC Group and the Oaktree Group in and to such Acquisition Assets and/or JV Interests.

“Oaktree Non-Recourse Persons” means (a) any member of the Oaktree Group (other than Oaktree), (b) any Excluded Oaktree Entity and (c) any current or former Representative of Oaktree, any other member of the Oaktree Group or any Excluded Oaktree Entity.

“Oaktree Package” has the meaning set forth in Section 11.4(b)(iii).

“Oaktree Permitted Legal Costs” means, with respect to an Acquisition Opportunity that has been approved by the Operating Committee pursuant to Section 6.1, all documented out-of-pocket costs and expenses paid or incurred by Oaktree or any other member of the Oaktree Group to its or their respective outside legal counsel in connection with the analysis, evaluation, negotiation, pursuit and/or documentation of such Acquisition Opportunity.

“Oaktree Permitted Recipients” means Oaktree Capital Group, LLC, its Affiliates and all of its and their respective members, partners, shareholders, equity holders, managers, directors, officers, employees, advisors, consultants, agents and other representatives (including, without limitation, financial advisors, attorneys, and accountants), including any current and potential debt or equity financing sources.

“Oaktree Reversionary Interest” means, with respect to any JV Interests, an undivided 40.375% of the aggregate interests of the DGOC Group and the Oaktree Group in and to such JV Interests.

“Oaktree Transfer Net Proceeds” means, with respect to any Transfer by any member of the Oaktree Group of any interest in or to any JV Interests to a Third Party, the net proceeds to be received by such member of the Oaktree Group in connection with such Transfer (after, for purposes of clarity, taking into account all applicable transaction costs paid or incurred by any member of the Oaktree Group in connection with such Transfer).

“Offsetting Hedges” has the meaning set forth in Section 4.5(c).

“Oil and Gas Interests” has the meaning set forth in Section 2.1(d).

“OP Activities” has the meaning set forth in Section 5.3(a).

“OP Liabilities” has the meaning set forth in Section 5.3(a).

“Operating Budget” has the meaning set forth in Section 6.2(b).

“Operating Committee” has the meaning set forth in Section 6.1(a).

Appendix I-16

“Operating Committee Meeting” has the meaning set forth in Section 6.1(b).

“Operating Costs” means, without duplication, all costs and expenses that are (a)  paid by or on behalf of any applicable Party (or any of their respective applicable Affiliates) under the terms of this Agreement, any applicable Associated Agreement or any applicable Definitive Acquisition Agreement with respect to any of the JV Interests, (b)  paid by or on behalf of any member of the Oaktree Group that arise from or are attributable to the ownership, Operation, use or development of the JV Interests and/or (c)  otherwise charged to any member of the Oaktree Group (or that any member of the Oaktree Group is otherwise obligated to pay) under this Agreement or the terms of any applicable Associated Agreement or any applicable Definitive Acquisition Agreement with respect to any of the JV Interests, including, in each case, any costs and expenses for or relating to (i) the permitting, drilling, logging, deepening, sidetracking, plugging back, completion, evaluating and testing of a Well, (ii) site reclamation and related costs, (iii)   costs of mobilizing and demobilizing drilling and workover rigs to and from a well site, (iv) sales and similar Taxes associated with other Operating Costs, (v) title review and examination costs, (vi) geotechnical, geophysical and seismic costs, (vii) land and lease acquisition costs associated with drilling and production operations as to the JV Interests, (viii) costs and expenses of equipping Wells for production through the tanks, including costs and expenses to install gathering, dehydrating, treating, field processing, and compression facilities upstream of and at the central delivery points for all commercial products produced from such Well and costs and expenses relating to the abandonment of wells, dismantling or decommissioning of facilities, closing pits and restoring the surface around such wells, facilities and pits, (ix) Lease Operating Expenses, (x) capital expenditures contemplated by any applicable Approved Operating Budget (or that are otherwise approved by each of the Parties), (xi) Asset Taxes, (xii) Hydrocarbon transportation, gathering, processing, treatment and other midstream and marketing costs (including, for purposes of clarity, any applicable costs and expenses paid by any member of the Oaktree Group associated with or related to the provision of any security or credit support), (xiii) Fixed Land Costs and Emergency Costs, (xiv) Liabilities actually paid in accordance with any Definitive Acquisition Agreements in respect of any JV Interests, including in respect of any claims for indemnification thereunder, (xv) fines, penalties and other payments to Governmental Authorities in respect of the JV Interests, and (xvi) Liabilities associated with any of the foregoing activities or matters, including costs of Proceedings, investigation, litigation, arbitration, administrative proceedings, legal judgments, awards and settlements (including court and arbitration costs and attorneys’ fees), to the extent attributable to actual or claimed personal injury, illness or death, property damage, environmental damage or contamination, other torts, breach of contract, violation of Law (or private rights of action under any Law), casualty and/or condemnation; provided that “Operating Costs” shall not, for purposes of clarity, be deemed or construed to include any state or federal Income Taxes or overhead or general and administrative costs or expenses of Oaktree or any of its Affiliates or any other costs or expenses paid or incurred by Oaktree or any of its Affiliates with respect to any Third Party consultants or advisors (other than any documented out-of-pocket costs and expenses paid or incurred by Oaktree or any other member of the Oaktree Group to its or their respective outside legal counsel in connection with any matters described in clauses (xiv) and (xvi) above).

Appendix I-17

“Operation” means any operation, action or activity conducted in respect of any of the JV Interests pursuant to this Agreement or any applicable JOA.

“Operator” has the meaning set forth in Section 5.1(a).

“Optional Target Assets” has the meaning set forth in Section 2.2.

“Other Investments” has the meaning set forth in Section 13.14.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Payment Breach” has the meaning set forth in Section 7.5.

“Permitted Hedge” has the meaning set forth in Appendix II.

“Permitted Pledge” has the meaning set forth in Section 9.2(c)(i).

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Proceeding” means any proceeding, arbitration, suit, action, written claim, investigation, written demand, written charge, audit, hearing or other legal or quasi-legal proceeding of any kind or nature by any Person or otherwise before any Governmental Authority or any arbitrator or arbitration panel or tribunal.

“Qualified Assignee” as the meaning set forth in Section 13.15.

“Qualified Operator” means, with respect to any JV Interests, a Person who is qualified under all applicable Laws to operate such JV Interests and able to provide all credit support and evidence thereof as may be required under applicable Laws for the operation of such JV Interests.

“Rejection Notice” has the meaning set forth in Section 4.1(c)(i)(A).

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective partners, shareholders, equity holders, managers, directors, officers, employees, advisors, consultants, agents and other representatives (including, without limitation, financial advisors, attorneys, and accountants); provided, that term “Representatives” shall not include a Party’s potential debt or equity financing sources unless the same have executed a confidentiality agreement with such Person (or its applicable Affiliate) covering matters that would include the subject matter of this Agreement and Operations hereunder.

“Restricted Period” means the period beginning on the Execution Date and ending on the fifth anniversary thereof.

Appendix I-18

“Reversion” means a First BI Reversion, a Subsequent RT Reversion Reversal, a Subsequent SB Reversion Reversal or an Additional BI Reversion, as applicable.

“Reversion Date” means the First BI Reversion Date, Subsequent RT Reversion Reversal Date, Subsequent SB Reversion Reversal Date or Additional BI Reversion Date, as applicable.

“ROFO Acceptance Period” has the meaning set forth in Section 9.3(b).

“ROFO Interest” has the meaning set forth in Section 9.3(a).

“ROFO Notice” has the meaning set forth in Section 9.3(a).

“ROFO Offer” has the meaning set forth in Section 9.3(b).

“ROFO Offer Letter” has the meaning set forth in Section 9.3(b).

“ROFO Offer Period” has the meaning set forth in Section 9.3(b).

“ROFO Offered Price” has the meaning set forth in Section 9.3(b).

“Royalty Interests” has the meaning set forth in Section 2.1(b).

“Securitization Transaction” has the meaning set forth in Section 9.2(c)(iii).

“Securitization Transaction Review Period” has the meaning set forth in Section 9.2(c)(iii).

“Shared Opportunity Zone” has the meaning set forth in Section 2.5.

“SOZ Acquisition Costs” means, with respect to any applicable SOZ Assets, (a) all consideration paid (or agreed to be paid) by any member(s) of the DGOC Group to or for the benefit of a Third Party for the acquisition of such SOZ Assets from such Third Party, including the purchase price, lease bonuses, lease option payments, lease rental payments and other similar payments and (b) all reasonable and documented out-of-pocket transaction expenses paid or incurred by or on behalf of the applicable member(s) of the DGOC Group in connection with the acquisition of such SOZ Assets from such Third Party, including recording fees, sales, transfer and similar Taxes, reasonable attorney’s fees, brokerage fees, title examination fees and other similar due diligence costs.

“SOZ Acquisition Interest” means, as applicable, (a) the SOZ Initial Acquisition Interest, if DGOC determines in good faith that after giving pro forma effect to Oaktree’s (or its applicable Affiliate’s) acquisition of its applicable proportionate share of the applicable SOZ Assets either (i) no First BI Reversion will have occurred or (ii) if a Subsequent Reversion Reversal was the most recent Reversion to have occurred, an Additional BI Reversion will not occur as a result of Oaktree’s (or its applicable Affiliate’s) acquisition of such SOZ Assets, in each case, with respect to the applicable Acquisition Tranche that such SOZ Assets would be included in (and constitute a part of) hereunder or (b) the SOZ Reversionary Acquisition Interest if DGOC determines in good faith that after giving pro forma effect to Oaktree’s (or its applicable Affiliate’s) acquisition of its proportionate share of the applicable SOZ Assets (i) a First BI Reversion or Additional BI Reversion was the most recent Reversion to have occurred and (ii) a Subsequent Reversion Reversal would not occur as a result of Oaktree’s (or its applicable Affiliate’s) acquisition of such SOZ Assets, in each case, with respect to the Acquisition Tranche that such SOZ Assets would be included in (and constitute a part of) hereunder.

Appendix I-19

“SOZ Acquisition Share” means, with respect to any SOZ Assets and Oaktree or any of its applicable Affiliates, (a) 50%, if, in connection with the applicable SOZ Asset Offer, Oaktree (or its applicable Affiliate) is entitled to elect to acquire its applicable SOZ Initial Acquisition Interest in and to such SOZ Assets, or (b) 42.875%, if, in connection with the applicable SOZ Asset Offer, Oaktree (or its applicable Affiliate) is entitled to elect to acquire its applicable SOZ Reversionary Acquisition Interest in and to such SOZ Assets.

“SOZ Asset Acquisition Notice” has the meaning set forth in Section 2.5(f)(i).

“SOZ Asset Offer” has the meaning set forth in Section 2.5(f)(i).

“SOZ Asset Offer Acceptance Notice” has the meaning set forth in Section 2.5(f)(iv).

“SOZ Asset Offer Review Period” has the meaning set forth in Section 2.5(f)(ii).

“SOZ Assets” means, as applicable, any Appalachia SOZ Assets and/or Non-Ap SOZ Assets.

“SOZ Initial Acquisition Interest” means, with respect to any SOZ Assets and Oaktree or any of its applicable Affiliates, the Oaktree Initial Interest.

“SOZ Offeree” has the meaning set forth in Section 2.5(f)(i).

“SOZ Offeror” has the meaning set forth in Section 2.5(f)(i).

“SOZ Reversionary Acquisition Interest” means, with respect to any SOZ Assets and Oaktree or any of its applicable Affiliates, the Oaktree Reversionary Interest.

“Specified Rejection Matters” means, with respect to any Acquisition Opportunity in which a Party has elected to not participate by (x) its Committee Members not unanimously voting to approve such Acquisition Opportunity at an Operating Committee Meeting called for the purpose of voting on such Acquisition Opportunity or (y) delivering to the other Party a Rejection Notice in accordance with Section 4.1(c)(i), each matter (or series of related matters) related to such Acquisition Opportunity which (a) such Party has determined in good faith materially impacted its election to not participate in such Acquisition Opportunity based on (i) its potentially material economic impact on such Acquisition Opportunity or the relevant Acquisition Assets (including the ownership and operation thereof) or (ii) its potentially material adverse impact on the risk profile of such Acquisition Opportunity or the relevant Acquisition Assets (including the ownership and operation thereof) from a regulatory, environmental, litigation, transaction structure, marketing and/or midstream perspective and (b) was specified by such Party in a written notice delivered to the other Party in connection with such election; provided that, (A) with respect to any election not to participate described in clause (x) above, such written notice is delivered within five (5) Business Days following the applicable Operating Committee Meeting, and (B) with respect to any election not to participate described in clause (y) above, such written notice is delivered as part of or substantially concurrently with the applicable Rejection Notice.

Appendix I-20

“Subsequent Reversion Reversal” has the meaning set forth in Section 4.3(d).

“Subsequent Reversion Reversal Date” has the meaning set forth in Section 4.3(d).

“Subsequent RT Reversion Reversal” has the meaning set forth in Section 4.3(b).

“Subsequent RT Reversion Reversal Date” has the meaning set forth in Section 4.3(b).

“Subsequent SB Reversion Reversal” has the meaning set forth in Section 4.3(d).

“Subsequent SB Reversion Reversal Date” has the meaning set forth in Section 4.3(d).

“Tag Acceptance Period” has the meaning set forth in Section 9.4(d).

“Tag Holder” has the meaning set forth in Section 9.4(a).

“Tag Interest” has the meaning set forth in Section 9.4(b).

“Tag Notice” has the meaning set forth in Section 9.4(b).

“Tag Transfer” has the meaning set forth in Section 9.4(a).

“Tag Transferee” has the meaning set forth in Section 9.4(a).

“Tag Transferor” has the meaning set forth in Section 9.4(a).

“Tag-Along Right” has the meaning set forth in Section 9.4(a).

“Target Acquisition Opportunity” means any Acquisition Opportunity with respect to which a majority of the relevant Acquisition Assets constitute Target Assets (as determined in good faith by DGOC based upon the relative fair market value of the Target Assets and Optional Target Assets included in such Acquisition Assets).

“Target Assets” has the meaning set forth in Section 2.1.

“Tax Partnership” has the meaning set forth in Section 10.1.

Appendix I-21

“Tax Partnership Account” means any deposit account identified or otherwise treated as being an asset of the Tax Partnership, with all interest accruing thereto reportable under the Tax Partnership’s taxpayer identification number.

“Tax Partnership Agreement” has the meaning set forth in Section 10.1.

“Tax Purposes” has the meaning set forth in Section 10.1.

“Taxes” means any taxes, assessments and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto.

“Termination Date” has the meaning set forth in Section 11.2.

“Termination Proceeds” means any revenues, proceeds, gains, payments, settlements and termination amounts received by Oaktree or any of its Affiliates in connection with the settlement, termination, liquidation and/or unwinding of any AP Existing Permitted Hedges as described in Section 4.5(d).

“Termination Settlements” means any costs, expenses, payments, settlements and termination amounts paid by Oaktree or any of its Affiliates in connection with the settlement, termination, liquidation and/or unwinding of any AP Existing Permitted Hedges as described in Section 4.5(d).

“Third Party” shall mean any Person other than (a) a Party to this Agreement or an Affiliate of a Party to this Agreement, (b) any other member of the DGOC Group or the Oaktree Group or (c) an Excluded Oaktree Entity.

“Third Party JOA” has the meaning set forth in Section 5.4(b)(i).

“Tranche JV Interests” means, with respect to a given Acquisition Tranche, all of the JV Interests included in such Acquisition Tranche.

“Transfer” means (a) any direct transfer, assignment, farmout, pledge, Encumbrance or other disposition and (b) any Change of Control, but will not include any Permitted Pledge, any pledge or Encumbrance created solely by a Party’s execution of a JOA or the effect of any non-consent provision contained in a JOA. For purposes of clarity, any direct or indirect transfer of Equity Interests in a Party (whether through merger, sale of Equity Interests, operation of law or any other transaction or series of transactions) that does not constitute a Change of Control shall not be considered a “Transfer” for purposes hereof.

“Transfer of Immaterial Assets” has the meaning set forth in Section 9.2(a)(iii).

Appendix I-22

“Transfer Taxes” means, with respect to an Acquisition Opportunity or any applicable SOZ Assets, any applicable sales use, transfer, stamp, documentary transfer or other similar Taxes, recording fees or similar charges relating to any assignment or conveyance of any interest in or to any applicable Acquisition Assets or SOZ Assets to the Parties (or their respective applicable Affiliate(s)) pursuant to this Agreement.

“Water Assets” has the meaning set forth in Section 2.1(e).

“Wells” has the meaning set forth in Section 2.1(d).

“Working Interest” means, with respect to any Oil and Gas Interest, the percentage interest in and to such Oil and Gas Interest that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Oil and Gas Interest, but without regard to the effect of any Burdens.

“Working Interest Share” means a Party’s share of the costs and expenses of Operations based on its Working Interest in the applicable JV Interests, as such Working Interest is adjusted pursuant to Section 4.3.

Appendix I-23

Final Form

Appendix II

Hedging Parameters

1. General Hedging Parameters. Notwithstanding anything to the contrary in the Agreement:

(a)        with respect to the first three (3) consecutive twelve (12) month periods following the date on which Oaktree (or its applicable Affiliate) consummates an Acquisition Opportunity, Oaktree shall, as promptly as reasonably practicable following the consummation of such Acquisition Opportunity, use commercially reasonable efforts to enter into one or more Permitted Hedges covering the applicable Oaktree Interest in and to the JV Interests acquired in connection with such Acquisition Opportunity; which such Permitted Hedge(s) shall, taken together, cover (x) with respect to the applicable first twelve (12) month period, at least sixty-five percent (65%) of Oaktree’s forecasted production volumes attributable to the Oaktree Interest in and to the PDP Reserves included in such JV Interests based upon the applicable Production Forecast, (y) with respect to the applicable second twelve (12) month period, at least thirty-five percent (35%) of Oaktree’s forecasted production volumes attributable to the Oaktree Interest in and to the PDP Reserves included in such JV Interests based upon the applicable Production Forecast; and (z) with respect to the applicable third twelve (12) month period, a percentage determined by Oaktree in its discretion of Oaktree’s forecasted production volumes attributable to the Oaktree Interest in and to the PDP Reserves included in such JV Interests based upon the applicable Production Forecast;

(b)       subject to Section 1(a) of this Appendix II, Permitted Hedges may cover all or a portion of the Oaktree Interest in and to the applicable JV Interests during any period of time within any of the first three (3) consecutive twelve (12) month periods following the date on which Oaktree (or its applicable Affiliate) first enters into a Permitted Hedge covering the applicable Oaktree Interest in and to the applicable JV Interests;

(c)       subject to the other provisions of this Appendix II, Oaktree may re-calculate, adjust, modify, supplement and/or replace any such Permitted Hedges on a quarterly or semi-annual basis to account for any necessary adjustments in the applicable Production Forecast or any other relevant matters (as determined by Oaktree in good faith) for any applicable period of time covered by any such Permitted Hedges and such re-calculated, adjusted, modified, supplemented and/or replaced Permitted Hedges shall, for purposes of clarity, continue to constitute (and be deemed to constitute) Permitted Hedges for all purposes of the Agreement so long as such Permitted Hedges satisfy the conditions set forth in this Appendix II;

(d)       subject to Section 2(c) of this Appendix II, Permitted Hedges may include Hedges that are based upon, or utilize, the applicable index pricing (as Oaktree may determine in good faith);

(e)      DGOC shall (and shall cause its applicable Affiliates to) use commercially reasonable efforts (without obligation to incur any out-of-pocket expenses or provide any consideration in connection therewith), subject to any applicable confidentiality, privilege or other restrictions in favor of the DGOC Group or any other Third Parties which prohibit disclosure to the Oaktree Group, to provide Oaktree with any documents or information that Oaktree may reasonably request from DGOC from time to time (solely if, and to the extent, any such documents or information are in DGOC’s or any of its Affiliates’ possession or control) in connection with Oaktree’s calculation of any applicable Production Forecast (including, for purposes of clarity, any sales and/or pricing information with respect to any marketing or sales contract entered into by or on behalf of any member of the DGOC Group that covers or affects any of the Oaktree Interest in or to any applicable JV Interests); and

(f)        notwithstanding anything herein to the contrary, any Hedge included, identified and/or referenced in good faith by Oaktree in a monthly statement delivered by Oaktree to DGOC under Section 5.2(b)(x) of the Agreement shall thereafter be deemed to constitute a Permitted Hedge for all purposes of the Agreement unless, with respect to a particular Hedge (and without limitation of Oaktree’s right to dispute any applicable determination by DGOC), (i) DGOC delivers notice to Oaktree as promptly as reasonably practicable (but, in any event, within 30 days) following DGOC’s receipt of the first such statement that includes, identifies and/or references such Hedge and (ii) in such notice, DGOC specifically identifies the Hedge that DGOC has determined in good faith does not constitute a Permitted Hedge hereunder at the time that Oaktree (or its applicable Affiliate) entered into such Hedge (together with reasonable supporting documentation therefor).

2.       Limitations on Permitted Hedges.

(a)       Oaktree shall not enter into Permitted Hedges in respect of JV Interests for the purpose of speculation, trading or investing in the market.

(b)       Oaktree shall enter into Permitted Hedges in respect of JV Interests for the purpose of protecting against existing or anticipated commodity price and basis risk (as determined by Oaktree in good faith).

(c)       A Hedge entered into by Oaktree shall be a Permitted Hedge only if entered into in accordance with then-prevailing market prices (as determined by Oaktree in good faith).

3.      Definitions. For purposes of this Appendix II and the other provisions of the Agreement, the following terms shall have the following meanings:

“Permitted Hedge” means any Hedge entered into by or on behalf of Oaktree (or any other member of the Oaktree Group) with respect to any particular period of time and any particular JV Interests that (a) covers production of Hydrocarbons attributable to such period of time attributable to not more than eighty- five percent (85%) of Oaktree’s forecasted production volumes attributable to the Oaktree Initial Interest or Oaktree Reversionary Interest, as applicable (as applicable, the “Oaktree Interest”), in and to the PDP Reserves included in such JV Interests based upon Oaktree’s then most-recent good faith forecast of such production volumes from or attributable to such JV Interests and attributable to such period of time (as applicable, the “Production Forecast”) and (b) otherwise complies in all material respects with the applicable provisions of this Appendix II.

“PDP Reserves” means oil and gas reserves that, in accordance with the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor thereto) as published in the most recent edition of the Petroleum Resources Management System (PRMS) as of the relevant time of determination, are classified as both “proved reserves” and “developed producing reserves”.

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Final Form

EXHIBIT A

MEMORANDUM OF PARTICIPATION AGREEMENT

STATE OF [●]	§ §
[COUNTY][PARISH] OF [●]	§ §

This Memorandum of Participation Agreement (this “Memorandum”), dated as of [●] (the “Execution Date”), is by and between Diversified Production LLC, a Pennsylvania limited liability company (“DGOC”), and OCM Denali Holdings, LLC, a Delaware limited liability company (“Oaktree”). DGOC and Oaktree are each a “Party”, and collectively the “Parties”.

WITNESSETH:

WHEREAS, the Parties entered into that certain Participation Agreement, dated as of October 2, 2020 (as the same may be amended, modified and/or supplemented from time to time, the “Participation Agreement”), with respect to the joint acquisition, development and operation of certain oil and gas leases and wells and other related assets (collectively, the “JV Interests”), including those JV Interests set forth on Exhibit A;

WHEREAS, DGOC and Oaktree (or their respective applicable Affiliates (as defined in the Participation Agreement)) now hold an interest in, or hereafter may acquire an interest in, JV Interests pursuant to the terms of the Participation Agreement;

WHEREAS, among other things, the Participation Agreement provides for certain (a) rights, remedies, covenants, obligations and agreements with respect to the acquisition, ownership, operation, development, maintenance and use of the JV Interests and related assets, properties and interests, (b) restrictions on certain future direct and indirect Transfers (as defined in the Participation Agreement) (including certain Change of Control transactions (as defined in the Participation Agreement)) with respect to the JV Interests, and the Parties’ and their respective applicable Affiliates’ respective rights and obligations under the Participation Agreement, (c) liens and security interests to be granted pursuant to the applicable JOA (as defined in the Participation Agreement) to secure certain obligations of DGOC and Oaktree under the applicable JOA, (d) DGOC’s obligation to provide Oaktree with the right to acquire certain interests in and to certain assets, properties and interests as more particularly set forth in the Participation Agreement (including, for purposes of clarity, certain assets, properties and interests located within any applicable shared opportunity zone(s) more particularly identified and described in the Participation Agreement), (e) obligations to pay certain costs and expenses with respect to the JV Interests in a manner other than based on each of DGOC’s and Oaktree’s (or their respective applicable Affiliates’) respective working interests in and to the applicable JV Interests and (f) agreements, obligations, rights and restrictions with respect to the gathering, transportation, processing and marketing of Hydrocarbons (as defined in the Participation Agreement) from or attributable to the JV Interests (collectively, the “PA Rights and Obligations”), in each case, all as is more particularly described in, and subject to the terms of, the Participation Agreement; and

WHEREAS, pursuant to the Participation Agreement, the Parties have agreed to execute this Memorandum for the primary purpose of imparting actual, record and constructive notice to all Persons (as defined in the Participation Agreement) of the existence of the Participation Agreement as a burden on the Parties and the JV Interests and of the rights and obligations of the Parties thereunder.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby confirm and accept the above recitals and agree as follows:

1.                  The Participation Agreement (including, for purposes of clarity, all terms and conditions set forth therein) is incorporated in its entirety herein by reference and all capitalized terms used but not defined herein shall have the respective meaning set forth in the Participation Agreement.

2.                  The (a) Parties (and their respective applicable Affiliates) and (b) JV Interests shall each be subject to and burdened by the terms, conditions and provisions of the Participation Agreement (including, for purposes of clarity, the PA Rights and Obligations). Any Transfer of any interest in or to the Participation Agreement or of any interest in or to any JV Interests is subject to restrictions and obligations more particularly set forth in the Participation Agreement (including, for purposes of clarity, specified procedures for compliance with any such Transfer, consent requirements, certain rights of first offer and certain tag-along rights). Each of DGOC’s and Oaktree’s respective interests in and to the applicable JV Interests will be subject to adjustment pursuant to the terms of the Participation Agreement upon the occurrence of the applicable Reversion (as defined in the Participation Agreement). The Parties acknowledge and agree that the Participation Agreement also provides that certain of the PA Rights and Obligations of one or more of the Parties shall or may also apply to certain Affiliates of the Parties as, and to the extent, provided in the Participation Agreement. The Parties acknowledge and agree that certain provisions of the Participation Agreement provide that, in the event of the conflict between the terms of the Participation Agreement and provisions of certain operating agreements that are now (or in the future may be) applicable to certain of the JV Interests and those set forth in the Participation Agreement, then the terms and provisions of the Participation Agreement shall govern and control as among the Parties, their respective applicable Affiliates and their respective successors and assigns.

3.                  The Participation Agreement is effective as of October 2, 2020 and shall continue in full force and effect until terminated in accordance with the terms and provisions thereof (except for certain terms and provisions that the Participation Agreement expressly provides will survive the termination of the Participation Agreement). Upon termination of the Participation Agreement, each Party is authorized to file of record in all necessary recording offices a notice of termination, and each Party agrees to execute such a notice of termination as to such Party’s interest, upon the request of any Party. It is not the intent of the Parties that any provisions in the Participation Agreement violate any Law regarding the rule against perpetuities, the suspension of the absolute power of alienation or other Laws (as defined in the Participation Agreement) regarding the vesting or duration of estates, and the Participation Agreement shall be construed as not violating any such Law to the extent the same can be so construed consistent with the intent of the Parties. In the event, however, that any provision of the Participation Agreement is determined to violate any such Law, then such provision shall nevertheless be effective for the maximum period (but not longer than the maximum period) permitted by such Law that will result in no violation. To the extent the maximum period is permitted to be determined by reference to “lives in being,” the Parties agree that “lives in being” shall refer to the lifetime of the last to die of the living lineal descendants of George W. Bush (the 43rd President of the United States of America).

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4.                  The Participation Agreement extends to, inures to the benefit of, and is binding upon the Parties and each of their respective permitted successors and assigns.

5.                  Nothing contained in this Memorandum shall be deemed to modify, amend, alter, limit or otherwise change any of the provisions of the Participation Agreement or the rights and/or obligations of the Parties thereunder. In the event of a conflict or inconsistency between the terms and provisions of this Memorandum and the terms and provisions of the Participation Agreement, then, as between the Parties, the terms and provisions of the Participation Agreement shall control.

6.                  This Memorandum may be executed in any number of counterparts, each of which shall be considered an original for all purposes, but all of such counterparts shall constitute for all purposes one agreement and shall be binding upon the heirs, successors and assigns of the Parties.

[Signature and Acknowledgment Pages Follow]

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IN WITNESS WHEREOF, the undersigned have executed this Memorandum as of the respective dates set forth in the acknowledgements below, but effective for all purposes as of the Execution Date.

DGOC:

DIVERSIFIED PRODUCTION LLC

By:
Name:
Title:

Oaktree:

OCM DENALI HOLDINGS, LLC

By:
Name:
Title:

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ACKNOWLEDGMENTS

THE STATE OF ____________     §

§

COUNTY OF ______________      §

The foregoing instrument was acknowledged before me this ___ day of __________, _______ by ________________, the __________________ of DIVERSIFIED PRODUCTION LLC, an Pennsylvania limited liability company, on behalf of said limited liability company.

Notary Public in and for the State of _________

Commission Expires: _______________________________

THE STATE OF ____________     §

§

COUNTY OF ______________      §

The foregoing instrument was acknowledged before me this ___ day of __________, _______, by ________________, the ___________________ of OCM DENALI HOLDINGS, LLC, a Delaware limited liability company, on behalf of said limited liability company.

Notary Public in and for the State of _________

Commission Expires: _______________________________

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 EXHIBIT A

JV Interests

[**Omitted**]

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EXHIBIT B

FORM OF TAX PARTNERSHIP AGREEMENT

[**Omitted**]

EXHIBIT C

Form of Assignment and Bill of Sale1

[**Omitted**]

Exhibit D

[**Omitted**]